Exhibit 2

CSA Global (UK) Ltd. – NI 43-101 Technical Report Mutanga Project, Zambia – 19 March 2009
NI43-101 Technical Report
The Mutanga Project
Located in Southern Province, Republic of Zambia
Prepared For
Denison Mines Corp.
Atrium on Bay 595 Bay
Street, Suite 402
Toronto, Ontario
M5G 2C2
Prepared By
Mr Malcolm Titley of CSA Global (UK) Ltd
BSc (Geology & Chemistry), MAusIMM, MAIG
2 Peel House, Barttelot Road, Horsham, West
Sussex England, United Kingdom, RH12 1DE
19 March 2009

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
TABLE OF CONTENTS

GLOSSARY OF TERMS	13

1.0 SUMMARY	18

2.0 INTRODUCTION AND TERMS OF REFERENCE	21

3.0 RELIANCE ON OTHER EXPERTS	22

4.0 PROPERTY DESCRIPTION AND LOCATION	23

4.1 Property Location	23

4.2 Land Area	23

4.3 Prospecting Claim Description	24

4.4 Nature of the Prospecting Licence	24

4.5 Renewal of the Prospecting Licence	24

4.6 Royalties on Production of Minerals	24

4.7 Agreements and Encumbrances	24

5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	25

5.1 Physiography	25

5.2 Vegetation and Fauna	25

5.3 Climate	26

5.4 Local Resources and Infrastructure	27

6.0 HISTORY	29

6.1 Prior Ownership History	29

6.2 Exploration History	29
6.2.1 Mutanga Prospect Historical Exploration	30
6.2.2 Dibwe Historical Exploration	33
6.2.3 Mutanga-Dibwe Area Historical Exploration	34
6.2.4 Bungua Historical Exploration	37
6.2.5 Other Activities	38

6.3 Resource and Reserve History	38

6.4 Production History	40

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

7.0 GEOLOGICAL SETTING	41

7.1 Regional Geology	41

7.2 Local Geology	42
7.2.1 Mutanga Deposit Geology	45
7.2.2 Dibwe Geology	50

8.0 DEPOSIT TYPES	51

9.0 MINERALISATION	52

9.1 Mineralisation and Alteration	52
9.1.1 Mutanga deposit	55

9.2 Mineralisation Styles	56
9.2.1 Disseminated U3O8	56
9.2.2 Fracture Hosted	58

10.0 EXPLORATION	60

10.1 Geophysical Surveys	60
10.1.1 Helicopter-borne Geophysical Survey	60
10.1.1.1 Digital Products	63
10.1.1.2 Re-flight Specifications	64
10.1.1.3 Results Of Airborne Radiometric Surveys	65

10.2 Mapping	66

11.0 DRILLING	68

11.1 Development Drilling	68

11.2 Drill Collar and Down Hole Survey Data	72

11.3 Specific Gravity	73

11.4 Down Hole Geophysical Probing	73

11.5 Drilling Quality and Geotechnical Logging	74

12.0 SAMPLING METHOD AND ANALYSIS	75

12.1 Sampling	75

12.2 Scintillometer Logging	75

12.3 Down Hole Logging	75

12.4 Diamond Core Sampling	75

12.5 RC Drill Hole Sampling	75

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

13.0 SAMPLE PREPARATION, ANALYSES AND SECURITY	76

13.1 Geological Logging	76

13.2 Sampling – Diamond Drilling	76

13.3 Sampling – RC Percussion Drilling	76

13.4 Sample Security	76

13.5 Analytical Laboratories	76

13.6 Sample Procedure and Analytical Analysis	77

13.7 Assay Standards	77

13.8 Duplicate and Repeat Sample Analysis	77

13.9 Quality Control Procedures	78
13.9.1 Field Duplicates	78
13.9.2 Field Standards	80
13.9.3 QAQC Conclusions	86

14.0 DATA VERIFICATION	87

14.1 Quality Control Procedures	87
14.1.1 Processes for Determining Uranium Content by Gamma Logging	87
14.1.2 Core Sampling, Processing and Assaying	88
14.1.3 Quality Assurance and Quality Control Measures	89

14.2 Survey Control	90

14.3 Drill Hole Location	90

14.4 Down Hole Surveys	93

14.5 Surface Topography Validation 2007	93
14.5.1 Mutanga Digital Topography Model 2007	94
14.5.2 Dibwe Digital Topography Model 2007	95

14.6 Drill hole Recovery	98

15.0 ADJACENT PROPERTIES	99

16.0 MINERAL PROCESSING AND METALLURGICAL TESTING	100

17.0 MINERAL RESOURCE ESTIMATES	101

17.1 Mineral Resource Overview and Summary	101

17.2 Input Data	103
17.2.1 Drilling Data	103
17.2.2 Topographic Data and Validation	105

17.3 Data Validation	110
17.3.1 Drill Hole Data Validations.	110
17.3.2 Gamma Data Review	112
17.3.2.1 Mutanga	113
17.3.2.2 Dibwe	119
17.3.3 Gamma Data Review – Conclusions	122

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

17.4 Geological Modelling	122
17.4.1 Geological Interpretation — Mutanga Deposit	123
17.4.2 Geological Interpretation — Dibwe Deposit	126

17.5 Statistical Analysis	129
17.5.1 Historic Data Analysis	129
17.5.2 Statistical Analysis – Mutanga	131
17.5.2.1 Statistical Analysis – Drill Type	131
17.5.2.2 Mutanga Domain Statistics	133
17.5.2.3 Compositing	135
17.5.2.4 Top-Cuts	136
17.5.2.5 Mutanga Top-cut Domain Statistics	137
17.5.3 Statistical Analysis – Dibwe	141
17.5.3.1 Statistical Analysis – Drill Type	141
17.5.3.2 Compositing	144
17.5.3.3 Top-Cuts	144
17.5.3.4 Dibwe Top-cut Domain Statistics	145

17.6 In Situ Dry Bulk Density Statistics	148

17.7 Variography	150
17.7.1 Mutanga — Variography	150
17.7.2 Dibwe Mineralisation U3O8 Variography	156

17.8 Grade Estimation	157
17.8.1 Mutanga Grade Estimation	157
17.8.1.1 Mutanga Block Model Construction	157
17.8.1.2 Mutanga Grade Estimation Parameters	158
17.8.1.3 Mutanga Model Validation	160
17.8.2 Dibwe Grade Estimation	172
17.8.2.1 Dibwe Block Model Construction	172
17.8.2.2 Dibwe Grade Estimation Parameters	173
17.8.2.3 Dibwe Model Validation	175

17.9 Mineral Resource Reporting	179
17.9.1 Classification of the Mutanga and Dibwe Mineral Resource Estimates	180
17.9.2 Mineral Resource Tabulations	182
17.9.3 Comparison to previous estimates	184

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

18.0 OTHER RELEVANT DATA AND INFORMATION	186

18.1 De-mining and UXO Program	186

19.0 INTERPRETATION AND CONCLUSIONS	187

20.0 RECOMMENDATIONS	193

21.0 REFERENCES	195

22.0 DATE AND SIGNATURE PAGE	196

23.0 ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORTS ON DEVELOPMENT PROPERTIES AND PRODUCTION PROPERTIES	197

24.0 ILLUSTRATIONS	198

25.0 CERTIFICATES AND CONSENTS	199

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
LIST OF FIGURES

Figure 4.1: Mutanga Project Location Plan and Geology	23
Figure 5.1: Zambia Electrical Infrastructure	28
Figure 6.1: AGIP Diamond and Wagon Drill Hole Location Map	32
Figure 6.2: Dibwe Mineralised Domains and Drill Hole Coverage	34
Figure 6.3: Dibwe – Mutanga Geological Map	35
Figure 6.4: Drill Hole Location Plan RDM Series Holes Over 2006 Helicopter-borne Geophysics	36
Figure 6.5: Bungua Area Geology and Prospect Locations	37
Figure 7.1: Mutanga Project Location and Regional Geological Setting	41
Figure 7.2: Stratigraphic Sequence of Mutanga Project (Geological Survey Lusaka Office)	42
Figure 7.4: Dibwe – Mutanga Geological Map	44
Figure 7.5: Surface Geology and Drilling Plan of Mutanga Deposit	46
Figure 7.6: Dibwe, Dibwe West and Dibwe North Surface Geology and Drill hole Plan	50
Figure 10.1: Plan Showing Area of 2008 Airborne Geophysical Survey	62
Figure 10.2: Radiometric Anomalies Identified by the OmegaCorp 2005 and Denison 2008 Airborne Radiometric Surveys	65
Figure 11.1: Mutanga Drill Hole Collar Plan – December 2008	71
Figure 11.2: Dibwe Drill Hole Collar Plan – December 2008	72
Figure 13.1: Field Duplicate Scatter Plot	79
Figure 13.2: Control Plot for Denison Field Standard UREM3/SARM23	81
Figure 13.3: Control Plot for Denison Field Standard UREM 4/SARM 24	81
Figure 13.4: Control Plot for Denison Field Standard UREM 5/SARM25	82
Figure 13.5: Control Plot for Denison Field Standard UREM 6/SARM26	82
Figure 13.6: Control Plot for all Internal Laboratory Standards	83
Figure 13.7: Control Plot for All Internal Laboratory Standard UREM3	84
Figure 13.8: Control Plot for All Internal Laboratory Standard UREM4	84
Figure 13.9: Control Plot for All Internal Laboratory Standard UREM5	85
Figure 13.10: Control Plot for All Internal Laboratory Standard UREM6	85
Figure 14.1: Distribution of Differences For Mutanga Topography DTM And Drill Holes	94
Figure 14.2: Three Dimensional View of Mutanga Drill Holes Showing Inconsistency between Topography DTM and Drill Hole Collars	95
Figure 14.3: Distribution of Differences for Dibwe Topography DTM and Drill Holes	96

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Figure 14.4: Three Dimensional View of Dibwe Drill Holes Showing Inconsistency between Topography DTM and Drill Hole Collars	97
Figure 17.1: Mutanga Topographic DTM (Oct 2008)	106
Figure 17.2: Recent Drill Hole Collars, Coloured by RL difference	108
Figure 17.3: Mutanga Collars, Coloured by RL Difference	110
Figure 17.4: Raw Data Histogram Trace of Mutanga Assay Data (orange) and Gamma Data (blue) Populations	115
Figure 17.5: Raw Data Probability Plot of Mutanga Assay Data (orange) and Gamma Data (blue) Populations	115
Figure 17.6: Probability Plot of Mutanga Raw Assay and Gamma Data (>100ppm<500ppm)	116
Figure 17.7: Histogram Trace of Mutanga Raw Assay Data (orange) and Modified Gamma Data (blue)	118
Figure 17.8: Probability Plot of Mutanga Raw Assay Data (orange) and Modified Gamma Data (blue)	118
Figure 17.9: Histogram Trace of Dibwe Raw Assay Data (orange) and Modified Gamma Data (blue)	121
Figure 17.10: Probability Plot of Dibwe Raw Assay Data (orange) and Gamma Data (blue)	121
Figure 17.11: Mutanga Mineralised Domains and Drill Hole Coverage	124
Figure 17.12: Representative Mutanga Cross Section (NW-SE)	125
Figure 17.13: Representative Mutanga 3-D View	126
Figure 17.14: Dibwe Mineralised Domains and Drill Hole Coverage	127
Figure 17.15: Representative Mutanga Cross Section (NW-SE)	128
Figure 17.16: Dibwe 3D View of Mineralisation Surfaces	129
Figure 17.17: Mutanga Sample Interval Histogram	135
Figure 17.18: Mutanga MIN1 Domain Histogram (Composite Data)	138
Figure 17.19: Mutanga MIN2 Domain Histogram (Composite Data)	138
Figure 17.20: Mutanga MIN2HG Domain Histogram (Composite Data)	139
Figure 17.21: Mutanga MIN3 Domain Histogram (Composite Data)	139
Figure 17.22: Mutanga MIN4 Domain Histogram (Composite Data)	140
Figure 17.23: Mutanga MIN5 Domain Histogram (Composite Data)	140
Figure 17.24: Dibwe SE Domain Histogram (Composite Data)	147
Figure 17.25: Dibwe Central Domain Histogram (Composite Data)	147
Figure 17.26: Dibwe NW Domain Histogram (Composite Data)	148
Figure 17.27: Bulk Density Data Distribution	150
Figure 17.28: Close Spaced Drilling used for Geostatistical Analysis	152

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Figure 17.29: Close Spaced Drilling, Down Hole Variogram	153
Figure 17.30: Close Spaced Drilling, Direction 1 Variogram	154
Figure 17.31: Close Spaced Drilling, Direction 2 Variogram	154
Figure 17.32: Close Spaced Drilling, Direction 3 Variogram	155
Figure 17.33: Swath Plots MIN1	162
Figure 17.34: Swath Plots MIN2	163
Figure 17.35: Swath Plots MIN2HG	164
Figure 17.36: Swath Plots MIN3	165
Figure 17.37: Swath Plots MIN4	166
Figure 17.38: Swath Plots MIN5	167
Figure 17.39: NW-SE Cross Section Through MIN1	168
Figure 17.40: NW-SE Cross Section Through MIN2	169
Figure 17.41: NW-SE Cross Section Through MIN2HG,	169
Figure 17.42: NW-SE Cross Section Through MIN3	170
Figure 17.43: NW-SE Cross Section Through MIN4 (top) and MIN5 (bottom)	170
Figure 17.44: Swath Plots, All Domains	176
Figure 17.45: NW-SE Cross Section Through the CENTRAL and SE Domains,	177
Figure 17.46: NW-SE Cross Section Through the CENTRAL and SE Domains,	178
Figure 17.47: NW-SE Cross Section Through the SE, CENTRAL and NW Domains	178
Figure 17.48: Mutanga Resource Model Coloured by Resource Class	181
Figure 17.49: Mutanga Block Model, Coloured by U3O8 ppm	183
Figure 17.50: Dibwe Block Model, Coloured by U3O8 ppm	183

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
LIST OF TABLES

Table 1.1: Mutanga Resource Estimate (December 2008)	20
Table 6.1: Previous Mutanga Mineral Resource Estimates	39
Table 10.1: 2008 Airborne Geophysical Survey Boundary Coordinates	61
Table 10.2: 2008 Airborne Geophysical Survey Specifications	63
Table 10.3: Re-Flight Specifications	64
Table 10.4: Anomalies Identified by 2005 OmegaCorp Airborne Radiometric Program	66
Table 11.1: Denison Development Drilling Statistics	69
Table 11.2: Denison Exploration Drilling Statistics	69
Table 11.3: Summary of 2008 Exploration Drilling Program	70
Table 13.1: QAQC Sample Breakdown	78
Table 13.2: List of Field Standards with Expected Values and Action Limits	80
Table 13.3: List of laboratory Standards with Expected Values and Action Limits	83
Table 14.1: Drilling Campaigns at Mutanga and Dibwe (2005)	91
Table 14.2: Proportion of Holes Located on the Ground	92
Table 17.1: Mutanga and Dibwe Summary of August 2006 Mineral Resource Estimate	101
Table 17.2: Mutanga Project – Summary of Current Resources as at December 2008	103
Table 17.3: Drilling Data Used in 2008 Modelling and Resource Estimations	104
Table 17.4: Recent Sample Data Used in Resource Estimation	105
Table 17.5: Average Elevation Difference of New Holes at Mutanga and Dibwe	109
Table 17.6: GPS Surveyed Holes Re-surveyed by DGPS	112
Table 17.7: Comparative Sample Statistics – Mutanga	114
Table 17.8: Mutanga Summary Statistics (Modified Data)	117
Table 17.9: Comparative Sample Statistics – Dibwe	120
Table 17.10: Summary Statistics of Each Drill Type	132
Table 17.11: Summary of Raw Data Contained Within Each Domain	133
Table 17.12: Descriptive Statistics by Drill Type – Mutanga	134
Table 17.13: Top-cut Analysis Performed for Each Domain	136
Table 17.14: Mutanga Domain Statistics (Composite Data)	137
Table 17.15: Dibwe Raw Data by Domain and Drill Type	141
Table 17.16: Descriptive Statistics by Drill Type (Raw Data) — Dibwe	143
Table 17.17: Top-Cut Analysis	144
Table 17.18: Dibwe Domain Statistics (Composite Data)	146

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Table 17.19: Bulk Density Data	149
Table 17.20: Variography from the MIN2 and MIN3 Domains	151
Table 17.21: Details of Variography from Close Spaced Drilling	153
Table 17.22: The Results of the Cross Validation Exercise	156
Table 17.23: Mutanga Block Construction Parameters	158
Table 17.24: Grade Estimation Search Ellipse and Sample Parameters	160
Table 17.25: Comparison of Average Composite Grades with Block Model Grades	161
Table 17.26: Wireframe Volumes Compared to Domain Block Volumes	171
Table 17.27: Comparison of Mutanga OK Model and IDW2 Model	172
Table 17.28: Dibwe Block Construction Parameters	172
Table 17.29: Grade Estimation Search Ellipse and Sample Parameters	174
Table 17.30: Comparison of Average Composite Grades with Block Model Grades	175
Table 17.31: Wireframe Volume, Compared to the Block Volume	179
Table 17.32: Comparison of Mutanga OK Model and IDW2 Model	179
Table 17.33: Updated Mineral Resource Estimates for Mutanga and Dibwe (2008)	182
Table 17.34: Mutanga Project – Summary of Current Resources as at December 2008	184

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

LIST OF PLATES

Plate 7.1: Typical EGF Sequence from Bungua Prospect	45
Plate 7.2: Package A, MR09, Coarse Pyrite Nodule	47
Plate 7.3: ‘Package A’, MR09, Slump Structure in Sandstones	47
Plate 7.4: ‘Package B’, MR09, Box 7. Cross Bedding and Lamination	48
Plate 7.5: Package C, Coarse Sandstones of the EGF	49
Plate 9.1: Examples of Fault and Fracture Zones Located within the Mutanga Deposit	53
Plate 9.2: Coarse Grained for Sets Joints and Fracture	54
Plate 9.3: Localised Redox Boundaries Associated with Mud Balls and Organic Matter	54
Plate 9.4: Fractures, Iron Oxides and Clays	55
Plate 9.5: U3O8 as Agglomeration in Cavity (right) and Dissemination (left)	56
Plate 9.6: MR07 Mud Ball Replacement, Thin Near Horizontal Infill, Disseminations in Close Proximity	57
Plate 9.7: MR06 Un-replaced Mud Material (possibly large mud ball)	58
Plate 9.8: MR09 Coarse U3O8 Mineralisation within Fracture	59

LIST OF APPENDICES

Appendix 1: Examples of Core Logging Schemes and Field Sheets	201
Appendix 2: Drill Core Handling Procedure	211
Appendix 3: Down Hole Geophysics Procedure	215
Appendix 4: Gamma Probe Calibration Data (2007-2008)	218
Appendix 5: Reduced Area Boundary PL LS 237	224

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
GLOSSARY OF TERMS

$	United States Dollars.

%	Percentage.

3D	Three Dimensional.

Autunite	A uranium phosphate mineral

°C	Temperature measurement in degrees Celsius (also called Centigrade).

Ca	Calcium

AGIP	Italian Oil Company AGIP SPA.

cm	Centimetre.

Brannerite	A uranium oxide mineral.

Conglomerate	A sedimentary rock made up of various sized particles from small pebbles to large boulders cemented together.

Coffinite	A uranium silicate mineral.

Cut-off	The minimum concentration (grade) of the valuable component in a mass of rock that will produce sufficient revenue to pay for the cost of mining, processing and selling it.

CRM	Continental Resource Management Pty Ltd.

CSA	CSA Global Consulting group, CSA Global (UK) Ltd.

DD	Diamond Drilling.

Denison	Denison Mines Corp.

Dilution	Waste or non economic materials included when mining ore.

Disseminated	Minerals scattered as small particles throughout a rock.

Domain	A term used mainly in ore resource estimation or geotechnical calculations to describe regions of a geological model with similar physical or chemical characteristics.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

DTM	Digital Terrain Model.

E	Easting Coordinate.

eU3O8	Equivalent U3O8.

EGF	Escarpment Grit Formation

Fe	The chemical symbol for the element iron.

Fluvial	A geological process in, or pertaining to, rivers.

Fugro/OmniSTAR	A satellite service to give sub-metre survey accuracy.

Geostatistics	A term used meaning a mathematical statistical method based on geological spatial knowledge of grade distributions to estimate grades in a systematic way.

GSZ	Geological Survey Zambia, Department of the Ministry of Mines and Minerals Development, Zambia.

hPa	Hectopascal, measure of atmospheric pressure.

HQ	Diamond Core Diameter 63.5mm.

HQ3	Diamond Core Diameter 61mm.

IDW	Inverse Distance Weighting geostatistical estimation technique.

Karoo Supergroup	Host rocks to the Mutanga uranium mineralisation. Late Carboniferous to Jurassic rocks made up of the Upper Karoo and Lower Karoo sedimentary rocks.

K	The chemical symbol for the element potassium.

kg	Kilogram.

Kt	Thousand(s) of tonnes.

kV	Kilovolt.

lkm	Lineal Kilometre.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Log	Natural logarithm to the base 10.

LQS	Lower Quartile Solutions.

m	Metre.

m3	Cubic metre.

Massive	A term used to describe a large occurrence of a pure mineral species, often with no structure.

Meta-autunite	A uranium phosphate mineral

Micromine	Micromine is a software tool for processing of exploration and mining data.

Mineralization	The presence of minerals of possible economic value or the description of the process by which the concentration of valuable minerals occurs.

mm	Millimetre.

MMF	Madumabisa Mudstone Formation

MN	Magnetic North.

MoMMD	Ministry of Mines and Minerals Development, Zambia.

Mt	Million tonnes.

MTI	MineTech International

N	Northing Coordinate.

NCSIR	National Council for Scientific and Industrial Research a part of the USA Ministry of Science and Technology.

Neoproterozoic	The term used in the geological time scale for the period from 545 million years ago to 1000 million years ago.

NQ	Diamond Drill Bit Size 47.6mm.

OK	Ordinary Kriging

OmegaCorp	OmegaCorp Minerals Limited is a subsidiary of OmegaCorp Limited, which was an Australian Stock Exchange listed mining company that was purchased in its entirety by Denison Mines Corp. in 2007.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Ore	A natural aggregate of one or more minerals which, at a specified time and place, may be mined and sold at a profit or from which some part may be profitably separated.

P	The chemical symbol for the element phosphorus.

PC	Personal Computer.

PL	Prospecting license.

ppm	Parts per million (same as grams per tonne).

PQ3	Diamond Drill Bit Size 83.1mm.

QAQC	Quality Assurance Quality Control.

RC	Reverse Circulation Drilling.

Redox	Lithological or stratigraphic boundaries at which reduction and oxidation reactions have occurred.

Recovery
A measure in percentage terms in the efficiency of a process, usually metallurgical, in gathering the valuable minerals. The measure is made against the total amount of valuable mineral present in the ore.

RL	Reduced Level (same as elevation coordinate).

S	South.

Sandstone	A sedimentary rock consisting of sand size grains, generally the mineral quartz, which is in a consolidated mass.

Sb	The chemical symbol for the element antimony.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

SGS	SGS Ore Test Lakefield in Perth Australia. Inspection, verification, testing and certification company.

Silica	A compound of silicon and oxygen, generally occurring in the form of the mineral quartz.

Th	The chemical symbol for the element thorium.

TN	True North.

U	The chemical symbol for the element uranium.

U3O8	Uranium Oxide.

UXO	Unexploded Ordinance

V	Logarithmic Variance.

W	West.

XRF	X-Ray Fluorescence.

ZIPRA	Zimbabwe People’s Revolutionary Army.

ZESCO	ZESCO Limited, an electricity supply company in Zambia

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
1.0 SUMMARY
Prospecting Licence PL LS 237, ‘The Mutanga Project’, formerly called the Kariba Uranium Project, is located in the Siavonga District of Southern Province, Republic of Zambia, approximately 200km south of the Zambian capital city of Lusaka. The Prospecting Licence was granted by the Ministry of Mines and Minerals Development (MoMMD) to Okorusu Fluorspar Pty Ltd on 21st October 2004. Transferral of the PL LS 237 licence to OmegaCorp Minerals Limited (OmegaCorp) was completed on 20th December 2005. The licence was renewed on 20th October 2006 and again on the 6th December 2009 for a further two years. It now covers 946.3 km2 (Figure 4.1)
An application to renew the licence without any reduction for an additional 12 months until October 2009 was submitted to the MoMMD on 20 July 2008. A revised renewal application offering to relinquish 50% of the lease (i.e. to retain 946.3 km2) was lodged with the MoMMD on September 17, 2008.
The Prospecting Licence authorises OmegaCorp Minerals Limited to carry out prospecting activities in respect of copper, cobalt, zinc, gold nickel and uranium for a period of two years from 6 January 2009.
OmegaCorp is a wholly owned Zambian subsidiary of an Australian registered company, OmegaCorp Limited. In turn, OmegaCorp Limited is a wholly owned subsidiary of Denison, which is listed on the TSX (Toronto Stock Exchange) and the AMEX (American Stock Exchange). Denison acquired OmegaCorp Limited in August 2007.
This report outlines work completed by OmegaCorp on behalf of Denison from 2005 to August of 2008 on the Mutanga Project.
The regional geology is dominated by the Zambezi Valley which represents a rift trough and is largely comprised of the Karoo Supergroup (Late Carboniferous to Jurassic) rocks. The uranium mineralisation identified to date appears to be restricted to the Upper Karoo Escarpment Grit Formation (EGF) of the Karoo Supergroup. The EGF sequence overlays the Madumabisa Mudstone Formation (MMF), which is interpreted to have prevented uranium mineralisation from moving further down through the Lower Karoo stratigraphy.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The largest prospects of the Mutanga project are the Mutanga, Mutanga East, Mutanga West and Dibwe deposits. These lie completely within the Prospecting Licence PL LS 237. The Bungua prospect also lies within the PL and is in an early exploration phase with continued geological mapping, sampling and further drilling to be conducted.
The Mutanga prospects have been investigated through extensive geophysical methods, mapping, exploration and resource estimation drilling. Further work is planned in 2009 to test additional radiometric anomalies identified from two airborne radiometric surveys conducted in 2006 and 2008.
The uranium mineralisation trends parallel to bedding and has a shallow dip of 10-15° towards the southeast. Bedding and mineralisation are displaced by a series of normal faults trending northeast-southwest, parallel to the axis of the valley. In some instances, for example the eastern section of the Mutanga prospect, mineralisation is associated with normal faulting to form subvertical, planar mineralised bodies.
Major controls on mineralisation in the high grade U3O8 areas are interpreted to be structure and large scale fracturing. As a rule, mineralisation forms as planar bodies dipping 15-20 degrees to the south east, locally overprinted by mineralisation in oxidised steep dipping fractures. Within these zones uranium mineralisation may be disseminated through the sediments, as crystalline masses in open spaces or a selvages and cores to mud balls and flakes.
The resources defined in the exploration program, geological modelling and geostatistical processing completed to date are summarised in Table 1.1 below. The resource estimate was completed by CSA Global (UK) and the report complies with the Canadian National Instrument 43-101.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	U3 O8
	Lower	Measured			Indicated			Inferred
	Cut-off	Tonnes	U3O8	U3O8	Tonnes	U3O8	U3O8	Tonnes	U3O8	U3O8
Deposit	(ppm)	(Mt)	(ppm)	(Mlbs)	(Mt)	(ppm)	(Mlbs)	(Mt)	(ppm)	(Mlbs)
Mutanga	100	1.88	481	1.99	8.4	314	5.82	7.2	206	3.3
Mutanga Ext*	200							0.5	340	0.4
Mutanga East*	200							0.2	320	0.1
Mutanga West*	200							0.5	340	0.4
Dibwe	100				—	—	—	17.0	234	9.0
Total		1.88	481	1.99	8.4	344	5.82	25.4	231	13.2

*	Estimates for the Mutanga Extensions, Mutanga East and Mutanga West areas have not been updated since completion by CSA in 2006 and remain current.
Table 1.1: Mutanga Resource Estimate (December 2008)
The resource estimate is unchanged from the June, 2006 estimates for Mutanga East and West using a 200ppm U3O8 lower cut-off. Based on the results of recent mining and processing studies, the updated resource estimates for Mutanga and Dibwe are reported at a 100ppm U3O8 cut-off. Recent drilling at Mutanga has validated the previous historical drilling data and provided increased confidence in the U3O8 grade, geological interpretation and tonnage factors resulting in a significant portion of Mutanga being classified as Indicated, and a minor component of Measured Resources. The remainder of the Mineral Resource has been assigned to the Inferred category, due to the limited understanding of geological continuity, low drilling density and the uncertainty surrounding the historical radiometric methods used to determine the historical U3O8 grades.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
2.0 INTRODUCTION AND TERMS OF REFERENCE
The report is written to comply with the requirements of the National Instrument 43-101, “Standards of Disclosure for Mineral Properties”. It has been prepared under the supervision of and by Mr. Malcolm Titley of CSA Global on the instruction of William Kerr of Denison.
Mr Titley is the Qualified Person (QP) (as defined by the CIM Definition Standards November 22, 2005 and Section 5.1 of National Instrument 43-101 – Standards of Disclosure for Mineral Projects, Form 43-101F1 and Companion Policy 43-101CP) for the purposes of Section 19 of this Technical Report.
All historical (pre-2005) geological and sampling data provided to CSA was supplied by OmegaCorp via Continental Resource Management (CRM) in 2006. Drilling and geological data generated during the period May 2006 to December 2007 was obtained during a number of site visits to the project area by CSA. Zambia based GeoQuest Limited (GeoQuest), were responsible for the Mutanga (previously named Kariba) Uranium Project geological field activities up until the completion of recent drilling in January 2007. Denison now manages all field activities.
The resource modelling was completed under the supervision of Mr Malcolm Titley of CSA Global (UK). Specific activities completed were:
•	Site visit and validation of data available for the resource estimates.

•	Determination of correlation between assays and radiometrics used for U3O8 grade estimation.

•	Compilation of updated Mutanga and Dibwe resource models. Classification of the resource models.

•	Development of infill diamond and reverse circulation drill plans.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
3.0 RELIANCE ON OTHER EXPERTS
There are no disclaimers in relation to the preparation of this report.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
4.0 PROPERTY DESCRIPTION AND LOCATION
4.1 Property Location
The Mutanga Project is located in the Siavonga District of the Southern Province, Republic of Zambia, approximately 200km south of the Zambian capital city of Lusaka.
4.2 Land Area
Prospecting Licence PL LS 237 covers approximately 946.3 km2. See Figure 4.1. The original corner beacons of PL LS 237 were surveyed during November 2005. The physical boundaries of the Prospecting License were checked on the ground by Mr Amon Chisela, MoMMD Surveyor, during the period 14 to 19 September 2007. Cement beacons were erected, at the discretion of the Surveyor, as near as possible to each of the lease corner points “A” to “F” (Figure 4.1). An additional beacon survey was completed in 2007 subsequent to relinquishment by OmegaCorp when the license was renewed in October 2006.
Figure 4.1: Mutanga Project Location Plan and Geology

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
4.3 Prospecting Claim Description
Denison holds the Large Scale Prospecting License – PL LS 237 in the Siavonga District of Southern Province in the Republic of Zambia. This authorises Denison to carry out exploration activities for copper, cobalt, zinc, gold nickel and uranium for a period of two years from January 6 2009. The co-ordinates of the boundaries for PL LS 237 are presented in Table 4.1(a): Appendix 5.
4.4 Nature of the Prospecting Licence
The Prospecting Licence confers on its holder exclusive rights to carry on prospecting operations in the prospecting area for the mineral specified in the licence and to do all such other acts and things that are necessary and reasonably incidental to the carrying on of such operations.
4.5 Renewal of the Prospecting Licence
The current Prospecting Licence PL LS 237 expired on October 20 2008. An extension has been granted and is valid for a period of 24 months expiring January 6 2011.
4.6 Royalties on Production of Minerals
A holder of a prospecting licence is required to pay to the Republic, a royalty on the gross value of the minerals produced under the licence at the rate of three (3) per cent.
4.7 Agreements and Encumbrances
In respect of the PL LS 237 there are no current charges, liens or other encumbrances against the Company, nor are there current threatened or pending litigious claims. The above prospecting licence is further free of any other third party claims. The project area has no known environmental liabilities as it has not been subject to any mechanised mining activities.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

5.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY
The Mutanga Project area is situated in the Southern Province of Zambia about 200 km south of Lusaka immediately north of Lake Kariba with the Mutanga Prospect located 31 kilometres northwest of Siavonga. The region lies approximately between 500m to 960m above sea level with Lake Kariba situated at 485m above mean sea level.
5.1 Physiography
The project area lies within the Zambezi Rift System in the southern extremities of Zambia. The Zambezi River flows to the east of the area and follows the border between Zambia, Zimbabwe and Mozambique. The topography is defined by the geology and consists of low escarpment type hills with steep and or craggy scarp slopes and gently sloping dip slopes. In general, surface runoff flows off the ridges in a parallel pattern sometimes being fault controlled but mostly contour controlled.
The Mutanga outcrop is located approximately 39km by road from Siavonga and has an elevation of 580m above mean sea level. Dibwe elevation is between 580m to 640m above mean sea level.
5.2 Vegetation and Fauna
The vegetation of the area can be classified based on topographic and climatic factors. The dominant vegetation in the area is as follows:
•	Commiphora – Kirkia thicket on lower Karoo sands

•	Colophospermum mopane woodland on heavy clay soils

•	Southern Isoberlinia – Brachystegia woodland on escarpment soils

•	Acacia woodland on clay soils
The vegetation in the area is described as stable and has had minor effects of mainly human induced disturbances. These may include frequent dry season fires, cutting of trees for poles and fuel wood, clearing for small scale agriculture, grazing and browsing and clearing woodland for settlements.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The area where development will occur is not currently being used for other industrial activities and only small scale subsistence farming occurs in the immediate area. There are many small villages throughout the permit area, a few located around Mutanga and Dibwe. The majority of land is wild bush land and approximately 10% of the area is under agricultural use. Subsistence arable crops are grown such as maize, sorghum and bananas.
There are no permanent large mammals in the area, though it has been noted that there are potential migration routes in the area around Lake Kariba.
There are a range of small animals in the permit such as snakes (puff adders and black mambas), lizards, ants and butterflies. There is also a large occurrence of arachnids and grasshoppers. Birds are found in the permit area including guinea fowl. There have also been sightings of banded mongoose by local people.
5.3 Climate
Climatic data was sourced from the Chipepo Meteorological Station, approximately 40km NE of Mutanga and operational between 1988 and 1997. A review of information indicated that there are gaps in the data collected, as a result the average values may not be representative of the climate for each month over the combined dataset. There are no long term data available for the potential mine site.
The climate of the area is described as tropical wet and dry with distinct wet and dry seasons. The wet-hot season is from November to March, with the highest rainfall occurring in February. The mean annual rainfall is recorded as 529mm. The dry-cool season is from April until October. There is a large variation in the temporal and regional distribution of rainfall.
During the dry-cool season maximum temperatures range from 23°C to 40°C and minimum temperatures range from 6°C to 28°C. During the wet season the maximum temperatures range from 22°C to 46°C and the minimum temperatures range from 20°C to 38°C. The highest maximum temperature that has been recorded at the site was 46°C and the lowest minimum temperature that has been recorded is 6°C.
Data collected on the wind speed indicates that winds are highest in the build up to the wet-hot season where mean wind speed ranges from approximately 5 knots up to a maximum of 7 knots. There are also marked periods of very calm days during the cold dry months (April to August). The maximum wind gusts in the wet season are from storm squalls and range from 30 knots to approximately 55 knots.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The maximum wind and barometric pressure data is from the Lusaka Airport. The mean station level barometric pressure for Mutanga is 951hPa (this pressure is based on the mean annual barometric pressure at Lusaka and is adjusted for altitude).
No interruptions to mining activities are predicted by Denison during the wet season.
5.4 Local Resources and Infrastructure
The population is sparse and limited to small family settlements. The Kariba area is populated by the so-called “Valley Tongas” of Zambia and their main language is ChiTonga, ‘the language of the Tonga’. It is spoken by approximately 1.38 million people in Zambia and is part of the Bantu family of languages.
Approximately 600 families will have to be relocated to prior to the commencement of mining activities in the area.
The main road from Lusaka to Siavonga (the nearest town to the project site) is mostly in good condition. The Mutanga deposit site itself is located west of the main road and is currently accessed via a 48km gravel track, for which a four-wheel drive vehicle is required.
The Zyiba Meenda road will be developed for the project. This road heads east from the Mutanga site and meets the sealed Siavonga road approximately 1km south of the Lusitu River and village. This track, the Zyiba Meenda village (and other areas on the lease) were battle zones between Rhodesian regular military forces and Zimbabwe People’s Revolutionary Army (ZIPRA) freedom fighters during the period 1975 to 1979. Denison has completed two phases of demining and, at the time of writing, a third phase of demining is being completed on the Zyiba Meenda road.
Utilink, a Zambian electrical power consulting firm, has been engaged to review a suitable power supply to the Project. The most probable source of power will be from the 88kV substation at Chirundu, some 60km from Mutanga. This substation is supplied via the 330kV high voltage transmission lines from the Kariba North Bank Hydroelectricity Scheme (Figure 5.1).
Knight Piesold, a hydrogeological consulting firm from South Africa, completed test work (November 2008) to identify source(s) of water for the Project in groundwater adjacent to the future operations.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 5.1: Zambia Electrical Infrastructure

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
6.0 HISTORY
6.1 Prior Ownership History
Previously the license PL LS 237 was held by Okorusu Fluorspar Pty Ltd having been granted by the MoMMD on 21 October 2004 for fuel minerals, base and precious metals and industrial minerals. The license was transferred to OmegaCorp on 20 December 2005. It was renewed on 20th October 2006, for a further two years and covered 1,893 square kilometres (reduced from 2,600 square kilometres in October 2006). Denison Mines Corp. acquired OmegaCorp Limited in August 2007. Denison is an intermediate, publicly owned, uranium mining, development and exploration company listed on the Toronto (Canada) and USA Stock Exchanges. OmegaCorp Limited is a registered Australian company and a wholly owned subsidiary of Denison.
6.2 Exploration History
Uranium was first identified in the area in 1957 after a car borne survey located five anomalous areas in the vicinity of Bungua Hill, west of Siavonga. Follow up by Chartered Exploration in 1958 and 1959 found low-grade uranium mineralisation that could be followed for over 800m of strike extent. Confirmation of this uranium mineralisation was further defined in two campaigns, after regional airborne magnetic and radiometric surveys had been flown over the area by Geometrics in 1974, via ground investigation (1973 to 1977) by the Geological Survey of Zambia (GSZ) and a second campaign (1974 to 1984) by the Italian oil company AGIP SPA (AGIP).
Prior to the current work no modern exploration had taken place in the area covered by the current PL LS 237 licence for approximately 25 years. Minimal regional exploration data or material has been located during recent work and the quality of data and materials varies greatly. The data and materials located to date comprises:
•	airborne radiometric-geophysics
•	ground radiometric survey data.

•	regional geology maps
•	topographic maps.
•	Down hole geophysical gamma plots

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
In 2006 11 diamond drill holes were drilled by OmegaCorp to twin previous drilling at the Mutanga Prospect. Results confirmed the broad tenor of the historical U3O8 intercepts. Work was also carried out at Bungua, at Mutanga and at Dibwe by OmegaCorp. During August to November, 2008 exploration drilling was completed by Denison at other prospects throughout the lease area.
During 2007 to 2008 Denison completed work on PL LS 237 including an appraisal of all available data (maps, plans, sections, limited geological interpretations and radiometrics and AGIP resource estimations). From this information Denison produced of several databases covering the Mutanga and other prospects.
For ease the PL LS 237 licence area will be discussed as five different areas largely on the basis of AGIP and the GSZ’s work, these are:
•	Mutanga Prospect (Mutanga Central, Mutanga West and Mutanga East),

•	Dibwe Prospect (Dibwe, Dibwe West and Dibwe North),

•	Mutanga-Dibwe Area (the area of known AGIP work outside of its main ‘concentrated’ activity),

•	Bungua Prospect (Kaumpwe West, Kaumpwe Central, Lutele and Chizwabowa),

•	The remainder of PL LS 237.
6.2.1 Mutanga Prospect Historical Exploration
The Mutanga Prospect (Mutanga Central, Mutanga West and Mutanga East) is located approximately 31km north-west of Siavonga town and approximately 10 to 15km east of the Dibwe area see Figure 4.1. The Mutanga Prospect deposit is hosted in north-east to south-west striking braided facies units of the EGF and is thought to be fracture controlled.
Of the AGIP data (purchased by Total Zambia when AGIP pulled out of the region) of relevance to the PL LS 237 licence area, the data for the Mutanga area is the most complete and comprises, Mutanga, Mutanga West and Mutanga East, see Figure 4.1.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Historically the Mutanga prospect appears to have been defined by:
•	Outcropping mineralisation.

•	Ground Radiometric Surveys

•	Air-borne photographic and geophysical surveys.
Available data shows that AGIP carried out systematic exploration up to and including a resource estimation phase. This exploration activity included:
•	14,794 metres of drilling (50 diamond holes for 6833 metres, 119 percussive (wagon drill) holes for 6998 metres and 83 percussive (shallow wagon drill) holes for 963 metres.

•	Trenching.

•	Pitting.

•	A trial heap leach facility on site and material tested at the National Council for Scientific and Industrial Research (NCSIR) facility in Lusaka.

•	AGIP carried out a Kriged resource estimation using internal company classification criteria, of which little are known.
Figure 6.1 shows Mutanga prospect with AGIP drill locations, note high ground-scintillometer values shown as contours on scarp edge, possibly how the prospect was initially located.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 6.1: AGIP Diamond and Wagon Drill Hole Location Map.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
6.2.2 Dibwe Historical Exploration
The Dibwe prospect (Dibwe, Dibwe West and Dibwe North) is located approximately 10 to 15km west of the Mutanga area; see Figure 4.1. Uraniferous mineralisation in the Dibwe area appears to be hosted by meandering facies units of the EGF.
The Dibwe area has been split into Dibwe, Dibwe West and Dibwe North, see Figure 6.2. No data has been located to date for Dibwe West and North and very little for Dibwe.
Historically the prospect appears to have been defined by:
•	Outcropping mineralisation.

•	Ground radiometric surveys.

•	Air-borne photographic and geophysical surveys.
As for the Mutanga area, available data shows that AGIP carried out systematic exploration up to and including a resource estimation phase on the Dibwe project area. This work included but was not limited to:
•	At Dibwe, 40 diamond drill holes totalling approximately 3644 metres. Additional unknown number and metreage of percussive (wagon drill).

•	For Dibwe, resource estimation using internal company criteria of which little is known.

•	At Dibwe West approximately 70 percussive drill holes were drilled, metreage unknown. No data has yet been identified for this drilling.

•	At Dibwe North approximately 20 percussive drill holes were drilled, metreage unknown. No data has yet been identified for this drilling.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 6.2: Dibwe Mineralised Domains and Drill Hole Coverage.
6.2.3 Mutanga-Dibwe Area Historical Exploration
AGIP data has been identified indicating that a regional style drill program was carried out in the broad Mutanga-Dibwe area. Historic drilling, Denison drilling and geological mapping from this work is presented in Figure 6.3.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Dibwe-Mutanga Corridor
Figure 6.3: Dibwe — Mutanga Geological Map
It is assumed that drilling was designed as regional traverses or single holes to test:
•	Ground radiometric surveys.

•	Air-borne photographic and geophysical surveys.
Drilling comprised:
•	36 RDM diamond drill holes and 8 percussive holes (wagon drill) for over 7000 metres.

•	Diamond holes were generally between 100 and 300 metres deep, with percussive follow up of interesting intersections.

•	30 drill holes are reported to be mineralised with either a ‘significant’ intercept given or an ‘anomalous’ description.

•	In the Mutanga-Dibwe Corridor 33 holes were drilled along an approximate 8km strike length.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
•
Basic geological sections from the AGIP work indicate that the mineralisation recorded along the Mutanga-Dibwe corridor was related to oxidation/reduction boundaries within the meandering facies of the EGF along strike from the main Dibwe area.

•	At Dibwe 11 diamond holes were drilled to test extensions to known mineralisation, nine of which were reported as mineralised.
RDM series diamond drill hole positions are shown on Figure 6.4.
Figure 6.4: Drill Hole Location Plan RDM Series Holes Over 2006 Helicopter-borne Geophysics

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
6.2.4 Bungua Historical Exploration
The Bungua prospect area is located approximately 25 km west of the Siavonga and comprises a number of prospects, Kaumpwe West, Kaumpwe Central, Kaumpwe Peak, Lutele and Chizwabowa, see Figure 6.5. Uraniferous mineralisation is hosted by the EGF. The prospect appears to have been defined by:
•	Outcropping mineralisation.

•	Ground radiometric surveys.

•	Air-borne photographic and geophysical surveys.
The Geological Survey of Zambia carried out exploration up to and including a resource estimation phase. This work included but was not limited to:
•	Approximately 6000 metres of diamond and percussive drilling (approximately 67 percussive (probably wagon) drill holes and 19 diamond drill holes).

•	Non standard estimation (Geological Survey of Zambia), which has not been reproduced in this document.
Figure 6.5: Bungua Area Geology and Prospect Locations

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
6.2.5 Other Activities
As a step towards nuclear fuel/energy production, the National Council for Scientific and Industrial Research (NCSIR), a part of the USA Ministry of Science and Technology, built an industrial scale trial pilot plant at its Lusaka facility. This facility was designed and constructed to test ‘ores’ from various sites in Zambia. Material from the Siavonga area is believed to have been tested in the plant. Details of this work have not been found.
Based around and probably inclusive of some shallow wagon drill holes are 22 0.75 – 1.0 metre pits at the Mutanga Prospect. It is thought that material was taken from these pits to a test heap leach at the Mutanga site and possibly to the NCSIR industrial test site in Lusaka.
6.3 Resource and Reserve History
Numerous resource estimates have been prepared, using a variety of companies, consultants and methodologies. All estimates compare favourably and demonstrate similar U3O8 grades and tonnages. This indicates that the resource estimate is robust. See Table 6.1.
During the 1970’s AGIP reported a polygonal estimate for the Mutanga deposit at a number of U3O8 cut-off’s. In October 2005 CRM estimated an Inferred Mineral Resource for Mutanga, generated by creating an ore block model within a wireframe. Blocks of 5m x 5m x 1m were created and a global in-situ dry density of 2.2 used to convert volume to tonnes. A lower cut-off of 200ppm was applied to the model. The CRM Mineral Resource estimate was used for public reports.
In April 2005, after receipt of the OmegaCorp MR diamond drilling data (twinned holes), CRM updated the resource model and Mineral Resource Estimate for Mutanga. In November 2005 project drilling and resource investigations were conducted for OmegaCorp. CRM undertook an appraisal of the AGIP data using modern standards and modelled the Mutanga Prospect according to JORC Code and guidelines. In November 2005 CRM produced an Inferred Resource estimation, according to JORC guidelines, of 6.5 million tonnes at an average grade of 375ppm above a 200ppm cut-off, with an SG of 2.2.
A resource estimation was completed in 2006 (CSA) for Mutanga, Mutanga Extensions, Mutanga East, Mutanga West and Dibwe deposit areas. The resource was estimated at a 200ppm U3O8 lower cut-off grade and classified as Inferred due to the limited understanding of geological continuity, low drilling density and uncertainty surrounding the relationship between the different assay and radiometric methods used to determine the sample U3O8 grades.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Company Name/ Year of Resource Estimate	Category	Lower Cut	Tonnes	Grade	U3O8
		(ppm U3O8)	(Mt)	(ppm U3O8)	(Mlbs)
AGIP (1970’s)	Inferred	700	2.4	1,000	5.3
AGIP (1970’s)	Inferred	600	3.2	870	6.1
AGIP (1970’s)	Inferred	500	4.3	740	7.0
AGIP (1970’s)	Inferred	400	4.9	600	6.5
AGIP (1970’s)	Inferred	300	7.8	530	9.1
AGIP (1970’s)	Inferred	200	9.7	480	10.3

CRM Apr 2005	Indicated	200	7	400	6.2
CRM Apr 2005	Inferred	200	0.9	400	0.8

CRM Nov 2005 Deposit	Inferred	200	6.5	375	5.4
Mutanga East	Inferred	200	0.30	400	0.29
Mutanga West	Inferred	200	0.65	350	0.53
Dibwe	Inferred	200	5.00	430	4.70

	Total		12.45	396	10.92

CSA (June 2006) Deposit
Mutanga	Inferred	200	7.0	400	6.2
Mutanga Extensions	Inferred	200	0.5	340	0.4
Mutanga East	Inferred	200	0.2	320	0.1
Mutanga West	Inferred	200	0.5	340	0.4
Dibwe	Inferred	200	8.2	370	6.6

	Total		16.4	380	13.7

Table 6.1: Previous Mutanga Mineral Resource Estimates
The June 2006 resource estimates were classified as Inferred due to consistent indications of global geological and grade continuity supported by reasonable U3O8 variograms. In addition to the uncertainty surrounding absolute U3O8 grades, this resource was not considered as Indicated category due to the low confidence in the local grade estimations, the requirement for clarification on down hole gamma logger grades, the need for increased understanding of the geological controls on mineralisation, mineralogy and specific locations of the in-situ dry density determinations.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Estimation and classification of the Mutanga and Dibwe Mineral Resource Estimates has been completed by CSA Consultants for the Mutanga and Dibwe deposits on December 31 2007 (Table 1.1).
Subsequent to the above work, Denison Mines Corp carried out drilling in both the Mutanga and Dibwe deposits to aid in conversion of the resources from Inferred to Indicated. Details of this work are provided in Section 10 of this report.
6.4 Production History
To the knowledge of all parties, the Mutanga Project has not produced any uranium ore. No on-site evidence of production has been found.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
7.0 GEOLOGICAL SETTING
7.1 Regional Geology
On a regional scale the rocks of the Karoo Supergroup (Late carboniferous to Jurassic) occupy the rift trough of the Zambezi Valley (Figure 7.1). The rifting is understood to be associated with the break-up of Gondwanaland during the Permian, followed by opening of the proto-Indian Ocean in the Jurassic; with a final episode related to the development of the East African Rift system in late Cretaceous and early Tertiary times. The significant uranium mineralisation in the area, including that of the Mutanga Project area, occurs within the Upper Karoo sandstones of the EGF.
Figure 7.1: Mutanga Project Location and Regional Geological Setting
The stratigraphic sequence is presented in Figure 7.2. The Lower Karoo Group comprises a basal conglomerate, tillite and sandstone overlain unconformably by conglomerate, coal, sandstone, carbonaceous siltstones and mudstones (the Gwembe Formation) and finally, fine grained lacustrine sediments of the MMF. The Upper Karoo sediments unconformably overlay the Lower Karoo and comprise a series of arenaceous continental sediments overlain by mudstones capped by basalt.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 7.2: Stratigraphic Sequence of Mutanga Project (Geological Survey Lusaka Office)
7.2 Local Geology
Within the tenement area the Karoo sediments lie in a northeast trending rift valley. Locally the rift valley is hilly with large fault-bounded valleys filled with Permian, Triassic and possibly Cretaceous sediments of the Karoo Supergroup. The sediments have a shallow dip and are displaced by a series of normal faults, which in general, trend parallel to the axis of the valley (Figure 7.3). Mapping of the Mutanga-Dibwe area delineated normal faults with throws of the order of 100m at intervals of between 100 and 1,500m.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 7.3: Local Geology and Geological Setting of the Mutanga and Dibwe Uranium Deposits

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 7.4: Dibwe — Mutanga Geological Map
The uranium mineralisation identified to date appears to be restricted the EGF Figure 7.4.
The EGF sequence at the Mutanga deposit comprises at least 120m of sandstone and conglomerates with occasional mudstones and silts (Plate 7.1). The EGF overlies the MMF which comprises a grey to dark grey silty mudstone, with a dark red haematised layer representing either oxidising groundwater or a sub-aerial surface. The mudstone forms an impermeable unit and is thought to have prevented uranium mineralisation from moving further down through stratigraphy.
The contact between MMF and overlying EGF is between two and three metres above the dark red hematised layer.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Plate 7.1: Typical EGF Sequence from Bungua Prospect
7.2.1 Mutanga Deposit Geology
The Mutanga Prospect is located 31km northwest of Siavonga and was defined by AGIP the largest ‘fracture-controlled’ target for exploration in the area. See surface geological map Figure 7.5.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 7.5: Surface Geology and Drilling Plan of Mutanga Deposit.
Three stratigraphic zones (“Packages”) have been identified from core logging and were utilised as geological boundaries during the resource evaluation phase at Mutanga. The stratigraphic sequence for these packages commences with Package A as the Basal Zone, overlain by Package B and Package C at the top. The three packages are detailed as the following:
1.
‘Package A’ is approximately 24m thick. Overlying the MMF, a thick, dark grey mudstone coarsening upwards into pyritic, coarse grained sandstones, Plate 7.2. Small scale slump structures (Plate 7.3) and occasional possible dewatering features are observed. Occasional iron oxides are noted. ‘Package A’ is capped by an approximately 5m thick, coarse matrix- supported conglomerate. This conglomerate marks a sudden, high energy event, possibly a channel. The sequence is thought to be representative of a prograding, possibly deltaic system.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Plate 7.2: Package A, MR09, Coarse Pyrite Nodule.
Plate 7.3: ‘Package A’, MR09, Slump Structure in Sandstones

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
2.
‘Package B’, approximately 70m thick. Overlying ‘Package A’ is a sequence of repeated fining up cycles that, as a whole, coarsen upwards. Each fining up unit starts with a very coarse grained sandstone or conglomerate and fines up to a mudstone or siltstone. The units contain a variety of sedimentary structures including trough and tabular cross bedding and laminations (Plate 7.4).

The fining up cycles are thought to be representative of a fluvial, possibly meandering system, in which mudstones were laid down in calm lacustrine, bow lake or overbank deposits. The deposits laid down in such hiatal periods could give a series of laterally continuous deposits that could be used as marker bands. Their role in mineralisation is discussed below.

Sulphides are observed to within an approximate depth of 50m from surface. Above this depth oxidization and weathering are evidenced by reddish brown and orange iron oxides and breakdown of micaceous and feldspathic minerals. For drill hole logging purposes, the top of the EGF Package B is taken as being the first down hole presence of mudstone.

Plate 7.4: ‘Package B’, MR09, Box 7. Cross Bedding and Lamination

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
3.
‘Package C’, approximately 25m thick. Overlying ‘Package B’, is interpreted from recent drilling as the uppermost unit within the EGF in the area. ‘Package C’, although in sedimentological terms possibly related to ‘Package B’, is distinguished by grain size and structural differences. ‘Package C’ comprises bedded, generally very coarse grained sandstones with occasional conglomerates. Both sandstones and conglomerates contain less sedimentary structures than ‘Package B’ and display smaller variation in grain size with little or no cyclic variation (although individual beds can display sedimentary structures). Mudstones are generally absent, although conglomerates often contain mud balls. ‘Package C’ may represent a less ordered environment than Package ‘B’, possibly a braided channel system. Plate 7.5.

Plate 7.5: Package C, Coarse Sandstones of the EGF.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
7.2.2 Dibwe Geology
The Dibwe prospect (Dibwe, Dibwe West and Dibwe North) is located approximately 10 to 15km west of the Mutanga area; see Figure 4.1 above. Uraniferous mineralisation in the Dibwe area appears to be hosted by relatively un-faulted meandering facies units of the EGF.
The Dibwe area has been split into Dibwe, Dibwe West and Dibwe North, see Figure 7.6. No data has been located to date for Dibwe West and North and very little for Dibwe. Historically the prospect appears to have been defined by a combination of ground magnetic and airborne radiometric surveys overlain on outcropping mineralisation.
Figure 7.6: Dibwe, Dibwe West and Dibwe North Surface Geology and Drill hole Plan.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
8.0 DEPOSIT TYPES
Denison is exploring for sandstone hosted uranium deposits in the Mutanga Project area. Investigations to date suggest that these deposits are hosted within the EGF. The primary mineralisation is considered to be of the sandstone hosted fluvial channel type commonly found in the Colorado Plateau. Further detailed discussion on the mineralisation type is included in Section 9 Mineralization below and in Section 7 Geological Setting.
The exploration program going forward is aimed at improving confidence in the current Inferred Resources through targeted programs of diamond drilling in the Mutanga and Dibwe prospects. Other prospect areas will be explored by RC and diamond drilling programs to gain a broad understanding of the mineralisation styles and occurrences
Given the success of the recent helicopter-borne geophysical surveys it is planned to continue to use this exploration technique in conjunction with mapping and sampling programs to search for extensions to the known deposits.
Through this work a better understanding of the deposit type and geological model will be developed.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
9.0 MINERALISATION
It is probable that the uranium was eroded from the surrounding gneissic and plutonic basement rocks during weathering and deposition of the immature grits and sandstones. The uranium was transported together with this material in a presumably arid environment. Uranium was precipitated during reducing conditions in certain favourable units. Later fluctuations in the groundwater table caused remobilisation of this material; uranium was again dissolved and then re-deposited in reducing often clay-rich areas with a certain degree of enrichment.
Mineralisation is associated with iron-rich areas (goethite) as well as secondary uranium being distributed within mud flakes and mud balls as well in pore spaces, joints and other fractures.
The significant known uranium mineralisation within the Mutanga project occurs at various horizons within the EGF. At Dibwe it is within the upper Meandering Facies G2 unit; and at Mutanga West, Mutanga and Mutanga East it is within the lower Braided Facies G2 unit. The base of the significant mineralisation at Mutanga is about 60m above the underlying MMF. The mineralisation appears to be later than at least some of the normal faults which cut the EGF. This is evident from the good correlation of the radiometric logging data between adjacent holes within the Mutanga deposit separated by interpreted faulting.
Test work (QEMSCAN 2006) indicates that the majority of the uranium (~95%) is contained in uranium-calcite-potassium minerals such as autunite and metaautunite. Approximately 2% of the uranium bearing mineralisation by volume is attributable to brannerite and coffinite. Uranium bearing minerals exist as discrete grains; not intergrown with other minerals.
9.1 Mineralisation and Alteration
The geology of the Mutanga deposits is described in Section 7.2. Since June 2006 significant mapping has been completed in association with the recent drilling programs. The most significant geological improvement since the 2006 resource modelling, is the mapping of the near vertical fracture zones which are believed to be a major control of the distribution of mineralisation. These fracture zones are considered to be related to graben block faulting within the Karoo sandstone units. See Plate 9.1.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Plate 9.1: Examples of Fault and Fracture Zones Located within the Mutanga Deposit.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The controls on mineralisation mobility are dominated by features which increase permeability including fractures (Plate 9.4), bedding, joints and cross beds (Plate 9.2). Redox boundaries i.e. lithological or stratigraphic boundaries at which reduction and oxidation reactions have occurred (Plate 9.3), mud clasts and reduced rocks are important to mineralisation precipitation. These features can be recognised in iron cemented zones, micas, iron oxide layers and mud balls.
Plate 9.2: Coarse Grained for Sets Joints and Fracture
Plate 9.3: Localised Redox Boundaries Associated with Mud Balls and Organic Matter

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Plate 9.4: Fractures, Iron Oxides and Clays
The mineralization observed comprises a variety of secondary uranium minerals. The primary mineralization is considered to have been analogous to the fluvial channel deposits of the Colorado Plateau.
9.1.1 Mutanga deposit
The Mutanga deposit is the largest of the Mutanga Project deposits. It is hosted in northeast-south west trending ridge of EGF with a northwest facing scarp. The sedimentary sequence dips generally to the southeast at approximately 20 degrees. Fracturing has been identified both in outcrop and drill core and is considered to be important as a control to the mineralising process.
The mineralisation is confined to a sandstone horizon which dips to the south at about 5 degrees. Thickness and grade mineralisation are related, the higher grades occurring in conjunction with increased thickness, in broad north-south “channels” within the sandstone unit. The stratigraphy of the unit contains conglomeratic beds. The mineralisation is described as being of three types: disseminated, fracture related and mud replacement related. The majority of the mineralisation is disseminated.
Denison’s logging of 11 MR holes identified three styles of uranium oxide mineralisation, disseminated, replacement of mud (balls and flakes) and fracture hosted material. These are discussed separately in Section 7.2, although often the differing styles were found together and may have formed synchronously.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
AGIP identified that minimal vanadium mineralisation is present in association with uranium.
9.2 Mineralisation Styles
9.2.1 Disseminated U3O8
Disseminated U3O8 mineralisation occurs in sandstones, conglomerates and within mud layers, mud balls and mud flakes. The U3O8 is seen as interstitial crystals of generally fine but varying size and or amorphous material to grains. The concentration of disseminations varied from a visual below 1% to approximately 5%, Plate 9.5.
Plate 9.5: U3O8 as Agglomeration in Cavity (right) and Dissemination (left).
Grades vary considerably between zones of disseminations, approximately 20ppm to 2052ppm U3O8 (geochemical) in mineralisation thought to be solely of a disseminated nature although mud replacement material may also have been contained within core and therefore not visible during logging leading to higher values.
Lithological units containing iron-oxide and uraniferous mineralisation returned moderate to high assays, as did material containing sulphides (pyrite). Samples from MR05, MR08, MR09, MR10 and MR11 contain both sulphides and micas and disseminated U3O8 and were expected to return low assays.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The presence of sulphides alongside uranium oxides may indicate a transitional zone and or preferential replacement or reduction of uranium compounds by one chemical route over another (e.g. decaying organic matter over oxidation of sulphides) as uraniferous groundwater’s moved through the lithologies.
Replacement of mud material is seen in a number of drill holes, with mud balls and mud flakes contained within conglomerates and sandstones and mud layers, although mud material is not always replaced, Plate 9.6 and Plate 9.7.
Plate 9.6: MR07 Mud Ball Replacement, Thin Near Horizontal Infill, Disseminations in Close Proximity

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Plate 9.7: MR06 Un-replaced Mud Material (possibly large mud ball).
Variation is seen in the degree of replacement, from fully replaced mud balls to mud balls with a thin rime of uranium mineralisation, or wholly un-replaced mud balls and flakes. This variance may be due to, changes in ground water chemistry, differing quantities of reducing matter within the mud, fully replaced material may have been a peat like material. It may also be due to the porosity and/or soft the mud was when affected by uraniferous ground water.
Assay from samples with mud replacement returned results over a range of approximately 461ppm to 4700ppm U3O8 (geochemical) although this may include some disseminated material.
9.2.2 Fracture Hosted
AGIP did not conduct angled drilling during work at Mutanga even though fractures were intersected and are shown on section. OmegaCorp and Denison have drilled angled and vertical holes. The fractures intersected in core were generally steep although (rare) shallow angled fractures were logged.
Mineralisation is seen as crystal coatings on surfaces and as concentration close to surfaces. Assays results from fractures and fractured material were as high as 2745ppm U3O8 (geochemical), Plate 9.8.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Plate 9.8: MR09 Coarse U3O8 Mineralisation within Fracture.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
10.0 EXPLORATION

Since acquiring the assets of OmegaCorp in September 2007, Denison has completed the following exploration activities:
•	Airborne radiometric and magnetic survey,

•	Compilation of 2005 and 2008 airborne geophysics data,

•	Geological prospect mapping,

•	RC and diamond drilling,

•	Geological drill core and chip logging,

•	Geotechnical drill core logging,

•	Database updates and validation.
10.1 Geophysical Surveys
10.1.1 Helicopter-borne Geophysical Survey
During August/September 2008 a helicopter-borne geophysical survey was completed by Fugro, RSA, under the technical direction of Mr Don Carriere, Consultant Geophysicist (Figure 10.1).

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

ARC1950 Datum, Z35S MEAN Botswana, Lesotho, Malawi, Swaziland, Zaire, Zambia, Zimbabwe			LATITUDE			LONGITUDE
#	X	Y	DD	MM	SS.s	DD	MM	SS.s
1	631749.00	8170015.00	16	33	03.44S	28	14	04.60E
2	628744.00	8170068.00	16	33	02.31S	28	12	23.22E
3	628936.00	8174985.00	16	30	22.29S	28	12	28.70E
4	640463.00	8186391.00	16	24	08.85S	28	18	54.96E
5	636295.00	8190157.00	16	22	07.18S	28	16	33.67E
6	653437.00	8200045.00	16	16	41.76S	28	26	09.01E
7	665000.00	8209950.00	16	11	16.78S	28	32	35.97E
8	687111.00	8210194.00	16	11	03.08S	28	45	00.27E
9	675000.00	8195000.00	16	19	20.61S	28	38	16.66E
10	670000.00	8189896.00	16	22	07.94S	28	35	29.56E
11	673609.00	8181223.00	16	26	49.15S	28	37	33.52E
12	662167.00	8174115.00	16	30	43.28S	28	31	09.60E
13	660838.00	8172381.00	16	31	40.02S	28	30	25.22E
14	653137.00	8170653.00	16	32	38.07S	28	26	05.91E
15	657905.00	8174880.00	16	30	19.43S	28	28	45.69E
16	662237.00	8177117.00	16	29	05.60S	28	31	11.20E
17	665046.00	8177546.00	16	28	50.95S	28	32	45.80E
18	668521.00	8181259.00	16	26	49.29S	28	34	41.99E
19	660380.00	8189352.00	16	22	28.02S	28	30	05.53E
20	670377.00	8197540.00	16	17	59.17S	28	35	40.25E
21	666759.00	8201301.00	16	15	57.72S	28	33	37.41E
22	658527.00	8197372.00	16	18	07.54S	28	29	01.11E
23	631749.00	8170015.00	16	33	03.44S	28	14	04.60E
Table 10.1: 2008 Airborne Geophysical Survey Boundary Coordinates

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 10.1: Plan Showing Area of 2008 Airborne Geophysical Survey

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

2008 Airborne Geophysical Survey Specifications

Minimum Line Length	5,000 metres
Line Spacing and Trend	100 metres at 135º
Tie Line Spacing and Trend	1,000 metres at 224º
Sensor Clearance	Dependent upon culture, terrain & Aviation Safety
Magnetic	~ 15 - 25 metres
Radiometric	~ 15 - 25 metres
Survey Area Coverage	701.4km2
Line Kilometres	9,108lkm
Data to be recorded and positional data	Horizontal magnetic gradient, radiometric
Data sampling
Magnetic	~ 2.5 metres (0.05 sec)
Radiometric	~ 50 metres (1 sec)
Altimetric	~ 5 metres (0.1 sec)
GPS	~25 metres (0.5 sec)
Magnetometer	Cs vapour, 0.005 nT
Radiometric detector	Exploranium GPX 256, 1 024 in3 down
Magnetic base station	CF1 caesium vapour - 1 sec
Navigation	Novatel 3151R real-time DGPS
Altimeter Systems	MRA MK1V and GPS
Data acquisition system	FASDAS
Field processing software	Geosoft Montaj and Oasis Montaj
Table 10.2: 2008 Airborne Geophysical Survey Specifications
10.1.1.1 Digital Products
The following products (presented in ARC1950 Datum, Zone 35S MEAN Botswana, Lesotho, Malawi, Swaziland, Zaire, Zambia, Zimbabwe) were delivered to Denison at the conclusion of the airborne geophysical survey:
•	1:25 000 Colour contour plots of the total field magnetic intensity horizontal gradient enhanced data in RTL format on CD-ROM.

•	1:25 000 Ternary RGB plots of K, U and Th in RTL format on CD-ROM.

•	1:25 000 Colour contour plots of the digital terrain (dependant upon area size) in RTL format on CD-ROM.

•	1:25 000 Colour contour plots of the magnetic first vertical derivative in RTL format on CD-ROM.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
•	1:25 000 Colour contour plots of the total magnetic intensity reduced to pole in RTL format on CD-ROM.

•	Geosoft (32 bit) .GRD files images of:
•	Total magnetic intensity horizontal gradient enhanced data at suitable grid cell size

•	4 channel NASVD radiometric data at a suitable grid cell size.

•	Digital terrain at suitable grid cell size.

•	Geosoft .GDB or .XYZ (ASCII) files of the selected data on CD-ROM
10.1.1.2 Re-flight Specifications

Diurnal	In excess of 10nT per 10 min chord for flight lines or non-linear variations of 2nT over 2 mins or 5nT over 10 mins.

Positional	A deviation in excess of 150% or less than 50% of the nominal line spacing for a distance of 2,000m or more or any gap in excess of 175%.

Navigation	If the calculated PDOP is greater than 6 or if less than 4 satellites are useable.

Altitude	In excess of a 15% deviation for 1,000m or more — dependent upon safety.

On-line magnetic data	Noise levels in excess of the following tolerances, over 1,000m or more will result in a re-flight at The Contractor’s expense.

Total Field Intensity Data:	≥ 50pT, peak-to-peak, as determined by a normalised fourth difference.

Horizontal Gradient Data:	≥ 3pT/m, peak-to-peak, as determined by a normalised fourth difference.

Radiometric	In the event that the resolution at a Thorium peak exceeds 7% the section from the previous peak with a valid resolution to the next peak with a valid resolution will be re-flown.
Table 10.3: Re-Flight Specifications

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
10.1.1.3 Results Of Airborne Radiometric Surveys
As shown in Table 10.4 and Figure 10.2, the airborne radiometric programs flown by OmegaCorp in 2005 and Denison in 2008 have identified 19 exploration prospects.
Figure 10.2: Radiometric Anomalies Identified by the OmegaCorp 2005 and Denison 2008 Airborne Radiometric Surveys.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Prospect Name

1	Mutanga Main
2	Dibwe Main
3	Dibwe Mutanga Corridor
4	Mutanga East
5	Mutanga North
6	Shante
7	Changa
8	Mulendema
9	Dibwe North
10	Dibwe West
11	Bungua North Ridge
12	Mbendele
13	Kanyama Series
14	Lufua
15	Chibote
16	Bungua
17	Zyiba Meenda
18	Kanyanga
19	Mutanga West
Table 10.4: Anomalies Identified by 2005 OmegaCorp Airborne Radiometric Program
Exploration drilling of these prospects commenced in July 2008 and continued until December 1 2008. Since then, the Project’s focus has been to complete the tasks necessary to bring the Project into production so further exploration has not been done.
10.2 Mapping

Denison geologists completed detailed geological mapping over the following prospect areas:
•	Chizwabowa, Chizwabowa West — Nakwilimba,

•	Dibwe, Dibwe West, Dibwe North,

•	Lutele,

•	Mutanga East,
Reconnaissance mapping was completed for parts of Mutanga and Mutanga North.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
These mapping exercises indicated that lithologies at Dibwe North are either MMF or the EGF. The EGF in the area can further be subdivided into ‘A’, ‘B’ and ‘C’ units. The ‘A’ unit, (base of the stratigraphic sequence), consists of mainly coarse grained, medium to poorly sorted sandstones, ‘B’ is inter-bedded sandstones and mudstones and ‘C’ is mainly composed of fine grained sandstones, with very minor or no clays/mudstones.
The MMF, in the south-western part of the area, is unconformably overlain by the EGF in the northern parts. The MMF consists of dark brownish-grey mudstones with occasional massive dark clay matrix.
At Dibwe West, the geology consists of EGF Package ‘B’ sandstones unconformably overlaying the Madumabisa Mudstones. The mudstones are exposed in the northern part while the sandstones are exposed in the southern part with the strike of almost E-W and shallow dips ranging from 10-18ºS. Overall the sandstones are coarse to fine grained but, from the logged RC chips, two distinct sandstone units can be deduced; (1) coarse to medium grained, presumably Braided Facies, and (2) medium to fine grained, presumably Meandering Facies. The sandstones are interbedded with clay or mudstone layers, mud clasts, mud balls and siltstone layers.
Mutanga East is comprised of coarse to very coarse grained sandstones that display graded bedding and medium to coarse grained cross bedded units. The sandstones are underlain by mudstones and overlain by weathered conglomeritic sandstones.
A brief geological appraisal of the Mutanga North prospect indicates that the geology is devoid of the top most lithological unit of the EGF (i.e. there is no Package C). It seems that the prospect’s geology is dominated by the EGF Package C sediments.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
11.0 DRILLING
Denison commenced reverse circulation (RC) percussion and diamond drill (DD) drilling operations on October 17, 2007 and completed this phase of work on December 1, 2008. The purpose of the drilling programs was to:
•	Provide bulk sample material from the Dibwe prospect for metallurgical test work,

•	Elevate the Project’s resource classification by increasing the drill hole density to:
•	50m x 50m centres at Mutanga and

•	50m x 100m centres at Dibwe Central.
•	Improve the understanding of the geological models for Mutanga and Dibwe,

•	Provide first pass exploration data for the radiometric anomalies identified by the 2005 and 2008 airborne geophysics programs.
All holes were logged for lithology, structure, alteration, mineralisation and geotechnical characteristics. Data was entered into DHLogger software on ruggedised tablet PCs in the field. The DHLogger data was transferred into a Fusion database.
All drill hole data was validated throughout the drilling program and as an integral component of the current recent resource estimation work. Hard copies of drill logs are stored at site.
11.1 Development Drilling
The first drilling of the Mutanga Project since Denison’s acquisition of OmegaCorp commenced on October 17, 2008 at Dibwe. The initial focus of the drilling campaign was to collect bulk sample material from the Dibwe prospect. This program continued until the onset of the rainy season in the first week of December 2007.
All rigs were relocated to the Mutanga Prospect for the 2007/08 rainy season. The objective of the program was infill drilling to consolidate the Mutanga JORC Indicated Resource. Drill hole spacing was 50 x 50m. After the end the rainy season (i.e. in April 2008), the rigs returned to Dibwe (Central) for a 50 x 100m infill program to raise the Dibwe resource estimate from Inferred to Indicated category. Development drilling was completed July 17, 2008 (Table 11.1) and the rig fleet transferred to exploration drilling (Table 11.2 and Table 11.3).

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Development Drilling Statistics

Development Drilling (October 17, 2007- December 31, 2007)	4,232m
Development Drilling (January 1, 2008 - July 17, 2008)	41,366m
Total Denison Development Drilling to end 2008	45,598m
Table 11.1: Denison Development Drilling Statistics

Exploration Drilling Statistics

Exploration Drilling (July 18 - December 1, 2008) (Includes 3,317m hydrogeology drilling)	27,341m
Total Denison Exploration Drilling to end 2008	27,341m
Table 11.2: Denison Exploration Drilling Statistics

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	Prospect	Holes	Holes Mineralised
Prospect	Prefix	Drilled	> 100ppm	% Success	> 10m	> 500ppm	Hole Spacing	Recommendation
Mutanga West	MW	12	7	58	1	1	400m x 400m; then closed up	Follow up drilling
Dibwe East	DB	14	8	57		2	400m x 400m	Follow up drilling
Dibwe-Mutanga Corridor	DM	75	39	52	14	9	400m x 400m	Follow up drilling
Dibwe West	DW	34	15	44	1		400m x 400m	Follow up drilling
Mutanga East	ME	31	12	39		2	400m x 400m	Follow up drilling
Dibwe North	DN	113	35	31			400m x 400m	Follow up drilling
Bungua North Ridge	BN	15	4	27			400m x 400m; then closed up	Follow up drilling
Mbendele	MB	30	2	7			800m x 800m	Follow up drilling
Chaanga	CH	12					800m x 800m	Review results; walk away?
Shante	SH	26					800m x 800m	Review results; walk away?
Mulendema	ML	12					800m x 800m	Review results; walk away?
Mutanga North	MN	4					800m x 800m	Review results; walk away?

	Totals	362	122		16	14

Does not include development drilling at the Mutanga and Dibwe prospects.
Table 11.3: Summary of 2008 Exploration Drilling Program.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Drill hole collar plans for the Mutanga and Dibwe deposits, as at December 2008, are shown in Figures 11.1 and 11.2.
Figure 11.1: Mutanga Drill Hole Collar Plan — December 2008

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 11.2: Dibwe Drill Hole Collar Plan — December 2008
11.2 Drill Collar and Down Hole Survey Data
A Topcon receiver/antenna/field controller system was purchased by Denison during 2007 to facilitate routine in-house DGPS surveying of drill hole collars. The unit communicates with the Fugro/OmniSTAR satellite service to give sub-metre survey accuracy; considered sufficient for collar surveys and development of a topography Digital Terrain Model (DTM).
During 2007 a program of high precision electronic down hole surveys was completed for the DD holes drilled at Mutanga in 2006. The survey proved that the holes’ dip and azimuth remain consistent within two or three degrees for most holes. The project database was updated with the new survey information and there was no material change to the previously issued resource statements.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
11.3 Specific Gravity
A dry bulk density range of 2.1 to 2.2 gcm3 is used, respectively based on core samples collected by OmegaCorp during 2006 from 12 PQ3 holes at Mutanga and hand specimens of the EGF.
11.4 Down Hole Geophysical Probing
Gamma logs record the amount of natural gamma radiation emitted by the rocks surrounding the drill hole. The most significant naturally occurring sources of gamma radiation are potassium-40 and daughter products of the uranium- and thorium-decay series. Clay- and shale-bearing rocks commonly emit relatively high gamma radiation because they include weathering products of potassium feldspar and mica and tend to concentrate uranium and thorium by ion absorption and exchange.
Down hole probing provides a robust equivalent U3O8 grade because it samples a much larger area than that of drill core or chips. The method is not affected by lost core.
During 2007 Denison purchased and implemented two complete “Mt Sopris” gamma probe systems, each consisting of gamma probe, winch, ruggedised notebook PC and software. A resistivity probe, calliper probe and spare gamma probe were also purchased.
Probes were calibrated at Grand Junction, Colorado and routinely in a test hole at Mutanga to monitor and quantify any instrument drift. Operators were trained and supported by Denison consultants on a continuing basis.
Denison’s policy at the Mutanga Project is for trained technicians to probe every drill hole immediately upon completion of drilling. Initially all holes were probed ‘open hole’ but local bad ground conditions and water flows necessitated probing be completed inside the drill string and, depending upon ground conditions, also in the open hole. Representative chips or core from the anomalous sections of holes that collapsed prior to down hole probing were sent for XRF analyses.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
11.5 Drilling Quality and Geotechnical Logging
All drill core and chips from the Denison drilling campaigns were logged for geology by competent geologists.
Geotechnical measurements were collected from drill core by trained technicians supervised by project geologists at the Mutanga core facility. The procedure is described in Appendix 2.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
12.0 SAMPLING METHOD AND ANALYSIS
12.1 Sampling
Sampling of the drill-holes for U3O8 content has been by the following methods:
•	Down-hole radiometric logging,

•	Riffle splitting RC chips,

•	Half drill core.
12.2 Scintillometer Logging
All drill core and chips were systematically logged with a Terraplus RS-125 Gamma-Ray Spectrometer/Scintillometer, the data entered into DHLogger software and transferred to the Fusion database.
As detailed in Appendix 2, drill core was logged with two readings taken every 0.50 metres on each count with the results being averaged for analytical work.
12.3 Down Hole Logging
All core was logged in accordance with the procedure detailed in Appendix 2.
12.4 Diamond Core Sampling
On the basis of geological logging and scintillometer readings, mineralised intercepts from selected holes was cut with a dry diamond blade to minimise core destruction and loss of uranium mineralisation by flushing with water.
12.5 RC Drill Hole Sampling
All percussion chips were collected via a cyclone and split on site at the time of drilling. The cuttings for each metre are put through a riffle splitter to give a notional 1.5kg primary sample; a notional 1.5kg field duplicate and, depending on the hammer size, a residual bulk sample of approximately 15-20kg.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
13.0 SAMPLE PREPARATION, ANALYSES AND SECURITY
13.1 Geological Logging
Geological data collected by Denison includes the primary and secondary lithologies, grain size information, matrix type, presence of visible uranium mineralisation, weathering and hardness.
13.2 Sampling — Diamond Drilling
On the basis of geological logging and scintillometer readings, mineralised intercepts from selected holes was cut with a dry diamond blade to minimise core destruction and loss of uranium mineralisation by flushing with water. Half core was sent to Genalysis Analytical Laboratories in Johannesburg, RSA for sample preparation. Pulps were sent to Perth, Australia for analysis at Genalysis’ laboratory by pressed powder XRF methods.
13.3 Sampling — RC Percussion Drilling
Approximately 10% of anomalous intercepts (more than twice background level of Counts Per Second as determined by a hand held scintillometer) in RC holes were selected for assay. Samples of mass approximately 1.5 kg were sent to Genalysis Analytical Laboratories in Johannesburg, RSA for sample preparation. Pulps were sent to Perth, Australia for analysis at Genalysis’ laboratory by pressed powder XRF methods.
Approximately 1.5kg primary samples representing anomalous intervals of RC holes that collapsed before they could be probed were also sent for pressed powder XRF analysis.
13.4 Sample Security
RC and diamond drilling campaigns sample were shipped to Genalysis Laboratories’ Johannesburg (RSA) for preparation. Once prepared, the assay pulps were forwarded by Genalysis to its Perth, Australia assay laboratory where the samples were held in secure, quarantined storage.
13.5 Analytical Laboratories
RC and diamond drilling samples were shipped to Genalysis Laboratories’ Johannesburg (RSA) for preparation. Assay pulps were forwarded by Genalysis to its Perth, Australia assay laboratory.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
13.6 Sample Procedure and Analytical Analysis
Denison’s contracted laboratory, Genalysis Laboratory Services, dries, crushes and mills the RC and diamond core samples. Crushers are cleaned with a silica rock (waste rock) after every sample. Milling is done in ring and puck pulverisers and contamination is avoided by cleaning with compressed air and silica rock (waste rock) after every sample. With every batch of 40 samples one waste rock blank is assayed, to monitor contamination and reported as a sample.
13.7 Assay Standards
During 2006, a bulk sample of material from the outcropping ridge line mineralisation at Mutanga was sent to MinTek, RSA for the production of a set of assay standards. The standards are included as check samples when RC chips are sent for chemical analysis.
13.8 Duplicate and Repeat Sample Analysis
Denison submits duplicate samples for analysis at the ratio of one duplicate to every 19 samples. At Denison’s request, Genalysis (Perth) completed check assays on 310 reject pulps from the SGS (Johannesburg) assaying of OmegaCorp’s 2006 drilling campaign. Overall, the SGS and Genalysis results correlated well despite the fact that reject pulps were used rather than the assay pulps (the original assay pulps had been disposed of). Nine of the 310 samples showed inconsistencies; i.e. +100ppm U3O8 from one lab reported as <<100ppm U3O8 by the other. Statistically this is within expectations considering the ‘nuggetty’ nature of the mineralisation.
Down hole gamma probing of all holes commenced with Denison’s drilling program in October 2007. Validation of the gamma probe (i.e. eU3O8 grades against XRF determinations by Genalysis) is detailed in Section 17.3, Figure 17.4 and Figure 17.7.
These were submitted as two sample batches for analysis in May 2008 from the recent 2007-2008 drilling campaign. The results of this validation is discussed in Section 17.3. Internal and external QAQC samples were included in the analysis, including field duplicates, field standards, field blanks and laboratory standards.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
13.9 Quality Control Procedures
A total of 91 samples underwent assay at SGS for QAQC analysis. These were submitted as two sample batches for analysis in May 2008 from the recent 2007-2008 drilling campaign. They included field duplicates, field standards, field blanks and laboratory standards.
The table below (Table 13.1) summarises the numbers of samples submitted and their proportion as percentages and ratios of the total number of assays submitted.

	Number of	% of Total
QAQC Sample/Assay Type	Samples*	Samples	Ratio
SGS Standard Samples	11	0.83%	1:120
Omega Standard Samples	15	1.13%	1:88
Omega Blank Samples	38	2.86%	1:35
Omega Field Duplicate Samples	27	2.03%	1:50

*	QAQC conducted on holes drilled in 2007-2008. Total number of samples from drill holes drilled in 2007-2008 was 1,327.
Table 13.1: QAQC Sample Breakdown.
13.9.1 Field Duplicates
There is a reasonable correlation between primary samples and their duplicates submitted by Denison. There is a general trend towards the under reporting of duplicates relative to their primary value as can be seen from where the points plot relative to the x=y line. However, 93% of duplicate samples submitted were below 100ppm U3O8 and therefore, moderate and higher grades are not well represented.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 13.1: Field Duplicate Scatter Plot
Three outliers lie significantly off the x=y line (Figure 13.1). All samples were taken from drill core and the effect may account for these outliers. It should be noted that the duplicate dataset contains few samples and as such, conclusions from statistical comparison are somewhat limited, suffice to say there appears to be no significant issues with duplicate repeatability, although it is highly recommended that in future drilling campaigns, the assay QAQC database is significantly increased, to a ratio of 1:20 rather than the current 1:50 and that QAQC samples are representative both of the grade distribution at each deposit/prospect and that sampled material is spatially representative of each prospect/deposit.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
13.9.2 Field Standards
Four field standards (low grade, medium grade, high grade and very high grade) were submitted to SGS for analysis to assess the level of confidence that can be applied to returned assay data from samples submitted in Denison’s recent drill sampling campaign. These are Certified Reference Materials (CRM) of which expected values and 95% confidence limits (low, high) are listed in Table 13.2.

					Data
	Number	Expected	Upper	Lower	Between	Beyond
Name of	of	Value	Action	Action	Action	Action
Standard	Samples	(ppm)	(ppm)	(ppm)	Limits	Limits
UREM 3	5	439	455	423	40%	60%
UREM 4	4	100	115	85	100%	0%
UREM 5	5	775	792	756	0%	100%
UREM 6	5	1887	1925	1867	0%	100%
Total	19				32%	68%
Table 13.2: List of Field Standards with Expected Values and Action Limits
UREM 3/SARM 23 is a moderate grade standard (expected value 439ppm). There is a trend towards over reporting of this standard. All five samples report over the expected value, with three outside of the action limits (Figure 13.2).
UREM 4/SARM 24 is a low grade standard (expected value 100ppm). Four samples were submitted and all performed well, returning values within the action limits close to the expected value (Figure 13.3). This is the grade range for which most duplicates were submitted.
UREM 5/SARM 25 was a moderate to high grade standard with an expected value of 775ppm. Four samples were submitted and all were above the 95% upper action limit, assaying on average 10% above the certified value (Figure 13.4).
UREM 6/SARM 26 (expected value 1887ppm) also performed poorly. Five samples of this standard were submitted and four over-reported above the 95% upper action limit and one underreported significantly by over 10% (Figure 13.5).
Control plots are plotted against Batch ID and therefore time. In cases where cyclical patterns of assays against Time can be seen in control plots for standards, it can commonly be attributed to analytical drift where assays report closer to their expected values when the analytical equipment is re-calibrated and drift further from their true values between calibrations. However, without consultation with the laboratory addressing the reasons for cyclicity, this cannot be confirmed.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
In future campaigns, assay QAQC should be monitored on an ongoing basis and any cyclicity evident in the data should be investigated with the laboratory.
Figure 13.2: Control Plot for Denison Field Standard UREM3/SARM23
Figure 13.3: Control Plot for Denison Field Standard UREM 4/SARM 24

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 13.4: Control Plot for Denison Field Standard UREM 5/SARM25
Figure 13.5: Control Plot for Denison Field Standard UREM 6/SARM26

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

					Data
	Number	Expected	Upper	Lower	Between	Beyond
Name of	of	Value	Action	Action	Action	Action
Standard	Samples	(ppm)	(ppm)	(ppm)	Limits	Limits
UREM 3	2	439	455	423	0%	100%
UREM 4	2	100	115	85	50%	50%
UREM 5	2	775	792	756	0%	100%
UREM 6	1	1887	1925	1867	0%	100%
Total	7				10%	90%
Table 13.3: List of laboratory Standards with Expected Values and Action Limits
Figure 13.6: Control Plot for all Internal Laboratory Standards

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 13.7: Control Plot for All Internal Laboratory Standard UREM3
Figure 13.8: Control Plot for All Internal Laboratory Standard UREM4

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 13.9: Control Plot for All Internal Laboratory Standard UREM5
Figure 13.10: Control Plot for All Internal Laboratory Standard UREM6

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
13.9.3 QAQC Conclusions
Conclusions from the assay QAQC analysis of the 2007-2008 drilling campaign are;
•	Blanks submitted by Denison all performed very well with all samples reporting below detection. This suggests that field sampling methods and contamination-limiting procedures at SGS are adequate.
•
Results from the submission of external field standards was mixed. On average, two out of every three samples reported within ±10% of their expected values. The aim should be to increase this number and in future drilling campaigns, should any samples fall outside the action limits (±95% confidence levels, the cause should be investigated and resolved by re-assaying the same sample and/or reviewing field and laboratory procedures.

•
Results from internal standards (UREM standards) were poor overall (Figures 13.6 to 13.10 and Table 13.3). Six out of seven standards reported within ±10% of their certified values, but the average percentage error was 11% outside the expected value. This issue should be raised with the laboratory and the samples re-assayed to ensure results are accurate.

•
Although not available at the time the QAQC review was completed, at the time of reporting, spreadsheet data for additional internal laboratory standard reference material, blanks and duplicate samples was received and reviewed. This data suggests internal laboratory QAQC practises to be adequate. Ongoing monitoring of internal laboratory control alongside external control is highly recommended as part of future drilling programs and should be implemented as a matter of course. A set of pulp duplicates should be submitted to an umpire laboratory which can then be analysed alongside SGS samples, also testing laboratory precision.

•
The number of QAQC samples submitted overall was low and it is advisable that in future drilling campaigns, this number should be increased to be more representative. It is highly advisable that, as a matter of course, QAQC data should be analysed concurrently with drilling. By doing this, if issues arise, it allows for the laboratory to be consulted, samples re-assayed and procedures reviewed if necessary, resulting in problems being resolved at the time and prevented for the rest of the campaign.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
14.0 DATA VERIFICATION
14.1 Quality Control Procedures
No detailed QAQC data is available to validate the historical drilling. A comprehensive QAQC program must be completed during the next phase of drilling. CSA are comfortable that if the overall grade distribution of the infill drilling compares favourably with the historical drilling, then the use of the historical data in future resource updates can be justified.
All uranium exploration technical information is obtained, verified and compiled under a formal quality assurance and quality control program in Zambia. The following details the protocols used by all Denison staff and consultants.
14.1.1 Processes for Determining Uranium Content by Gamma Logging
Exploration for uranium deposits in Zambia typically involves identification and testing of sandstones within reduced sedimentary sequences. The primary method of collecting information is through extensive drilling (both Reverse Circulation and Diamond Drill coring) and the use of down hole geophysical probes. The down hole geophysical probes measure natural gamma radiation, from which an indirect estimate of uranium content can be made.
The radiometric (gamma) probe measures gamma radiation which is emitted during the natural radioactive decay of uranium. The gamma radiation is detected by a sodium iodide crystal, which when struck by a gamma ray emits a pulse of light. This pulse of light is amplified by a photomultiplier tube, which outputs a current pulse. The gamma probe is lowered to the bottom of a drill hole and data is recorded as the tool is withdrawn up the hole. The current pulse is carried up a conductive cable and processed by a logging system computer which stores the raw gamma cps data.
If the gamma radiation emitted by the daughter products of uranium is in balance with the actual uranium content of the measured interval, then uranium grade can be calculated solely from the gamma intensity measurement. Down hole cps data is subjected to a complex set of mathematical equations, taking into account the specific parameters of the probe used, speed of logging, size of bore hole, drilling fluids and presence or absence of and type of drill hole casing. The result is an indirect measurement of uranium content within the sphere of measurement of the gamma detector.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The basis of the indirect uranium grade calculation (referred to as “e U3O8 “ for “equivalent U3O8”) is the sensitivity of the sodium iodide crystal used in each individual probe. Each probe’s sensitivity is measured against a known set of standard “test pits,” with various known grades of uranium mineralization, located at the U.S. Department of Energy’s Grand Junction, Colorado office. The ratio of cps to known uranium grade is referred to as the probe “K-Factor,” and this value is determined for every gamma probe when it is first manufactured and is also periodically checked throughout the operating life of each probe. In addition, certain boreholes at the Mutanga property are cased and the probes are periodically checked for any instrument drift. Application of the K-Factor, along with other probe correction factors, allows for immediate grade estimation in the field as each drill hole is logged.
14.1.2 Core Sampling, Processing and Assaying
Core and reverse circulation chip samples are collected for a number of purposes in addition to purely geological reasons: verification of lithology as determined from geophysical logging and examination of drill cuttings if RC; determination of uranium content as a general check of gamma probing to determine if gamma measurement and chemical uranium content are close to balance (this is referred to as “radiometric disequilibrium”); whole rock analysis; and specific geochemistry for uranium species and other minerals of interest. Core diameter is typically 76mm. For zones selected for laboratory analyses, one half of the core will normally be used and the other half retained. The minimum length of core submitted is usually 0.2 metres and the maximum length per sample is 0.4 metres. Sample intervals are selected by geologists in the field based on lithology, oxidation/reduction and uranium grade (from gamma logging and from hand-held gamma counters).
Samples are analyzed at the Genalysis Laboratory Services PTY LTD (“Genalysis”) in Perth, Australia. Samples are transported in a dedicated truck from Zambia to Johannesburg, where Genalysis operates a dedicated sample preparation facility. The sample is crushed, pulped and homogenized and a sample pulp is air freighted to the lab in Perth, Australia.
This laboratory has been in operation since 1975 and now processes over 1,000,000 samples per year. It is fully certified and accredited by Australian standards. Genalysis is an accredited NATA (National Association of Testing Authorities, Australia) laboratory (Number 3244). Genalysis has been approved by AQIS (Australian Quarantine and Inspection Service) for the receipt and treatment of samples from interstate and overseas. Genalysis is an Associate Member of the Association of Mining and Exploration Companies Inc. and a Member of the Standards Association of Australia.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
14.1.3 Quality Assurance and Quality Control Measures
Drill hole logging is conducted by trained and dedicated personnel devoted solely to this task. The tools and a complete set of spares, were manufactured by Mount Sopris Instrument Company in Golden, Colorado and were shipped to Zambia in 2007, ahead of the drilling season. Denison has retained the services of a senior geophysical consultant, an expert in down hole geophysical probing for uranium, to oversee training, implementation and quality control protocols with the Zambian logging personnel. All tools were checked and calibrated before being shipped to Zambia and a variety of system checks and standards have also been established for routine checking and calibration of tools. In addition, Denison cased a mineralized hole at one of its centrally located exploration areas and this cased hole was logged periodically to ensure exact repeatability of the gamma probes.
Drill hole logging data is stored on digital media in the logging truck at the exploration sites. The digital data are periodically brought in from the field locations to the Lusaka office. The raw and converted logging data are copied and then sent via e-mail to Denison’s Saskatoon office, where all data is checked and reviewed.
Samples of drill core are chosen on the basis of radiometric data collected during core logging. This radiometric data is obtained by using a hand-held scintillometer and on the basis of subsequent down hole probing. The general concept behind the scintillometer is similar to the gamma probe except the radiometric pulses are displayed on a scale and the respective count rates are recorded manually by the geologist logging the core. The hand-held scintillometer provides quantitative data only and cannot be used to calculate uranium grades, however, it does allow the geologist to identify uranium mineralization in the core and select intervals for geochemical sampling.
Additional samples are collected above and below the horizons of interest in order to “close-off” sample intervals. Sample widths are selected according to radiometric values and lithologic breaks or changes. All reasonable efforts are made to ensure that splitting of the core is representative and that no significant sampling biases occur. Once the sample intervals are identified, an exclusive sample number is assigned each interval and recorded by the on-site geologist.
After the geological logging of the core and sample selection, all of the selected sample intervals of drill core are split longitudinally at the drill site. One half of the core is placed in a new sample bag along with a sample tag corresponding to the sample number. The other half of the core is re-assembled in the core box and stored for future reference. Samples are transported by dedicated truck transport and delivered to Genalysis for preparation. As standard procedure, field duplicates are included in assay suites sent to the laboratory and reference samples are used to verify laboratory controls and analytical repeatability.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
14.2 Survey Control
All recent survey control has been set up using the UTM Coordinate: Arc 1950 Map Datum, Zone 35S. Historical survey control was completed by Datum Surveying Consultants, from Lusaka, Zambia. Denison has a high precision GPS system which has been used for all recent work. The absolute elevation datum for the area is yet to be accurately determined. Until this datum is established, the elevation datum as estimated by the Denison DGPS system has been used. This datum is on average 8m lower that the previously used historical datum. As a result all historical data has been adjusted in elevation to fit the current Denison datum.
14.3 Drill Hole Location
By 2005, several phases of drilling data covered the Mutanga and Dibwe areas (Table 14.1) and not all historical holes could be identified in the field.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	Hole	Num	Metres
Deposit	Prefix	Holes	Drilled		Comments
Mutanga	DD	65	6,908.1		AGIP Diamond holes
	MR	11	650.2		Omega 2005 Twinned Diamond Holes
	SWD	83	974.0		AGIP Short Wagon Percussion Holes
	WD	124	7,238.0		AGIP Wagon Percussion Holes
Sub-Total		283	15,770.3

Mutanga	DD	4	547.1		AGIP Diamond holes
	WD	23	1,361.0		AGIP Wagon Percussion Holes
Mutanga	DD	1	146.0		AGIP Diamond hole
	WD	7	420	*	AGIP Wagon Percussion Holes (*final depths estimated)
Sub-Total		35	2,474.1

Dibwe	DDH	40	5,255.4		AGIP Diamond holes
	WD	134	13,400.0		AGIP Wagon Percussion Holes (depths assumed to be 100m)
	RMD	36	6,796.5		GSZ Regional Diamond Drill holes (some depths not certain)
Sub-Total		210	25,451.9

TOTAL		528	43,696.3

Table 14.1: Drilling Campaigns at Mutanga and Dibwe (2005)
The collar positions were determined in several stages. The first stage was to locate drill holes with identifiers in the field. The located drill hole coordinates were then used to geo-reference the AGIP drill hole location plan. The geo-referenced plan was used to produce a coordinate list for the remaining drill holes. The geo-referenced coordinates were used to find the remaining drill holes. As more holes were located, a second phase of geo-referencing took place to make the coordinate set more accurate. Drill holes were then marked, where found if located, or at the coordinate position if not located. A permanent peg was placed in the ground to mark these positions. All positions were surveyed with DGPS.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The proportion of located and not located holes is presented in Table 14.2.

	Hole	Num	Holes	%
Deposit	Prefix	Holes	Located	Located	Comments
Mutanga	DD	65	25	38%	AGIP Diamond holes
	MR	11	11	100%	Omega 2005 Twinned Diamond Holes
	SWD	83	1	1%	AGIP Short Wagon Percussion Holes
	WD	124	45	36%	AGIP Wagon Percussion Holes
Sub-Total		283	82.0	29%

Dibwe	DDH	40	20	50%	AGIP Diamond holes
	WD	134	68	51%	AGIP Wagon Percussion Holes
	RMD	36	0	0%	GSZ Regional Diamond Drill holes
Sub-Total		210	88.0	42%

TOTAL		493	170.0	34%

Table 14.2: Proportion of Holes Located on the Ground
Further discussion on drill collar and down hold survey data is provided in Section 11.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
14.4 Down Hole Surveys
Historically, all holes were drilled vertically. No down hole survey data is available for historic drilling prior to Omega and Denison drilling campaigns. However, the amount of deviation is considered to be negligible because:
•	Hole diameters are relatively large indicating large diameter drill rods with limited flexibility;

•	Holes are relatively shallow with depths averaging 40m and ranging from 10 to 110m; and

•	Bedding is relatively flat and rock competency low.
Omega drilling up until 2006 and Denison’s 2007-2008 drilling campaign consisted of diamond and reverse circulation drilling, predominately drilled vertically, along with some inclined holes. Limited checks on hole deviation demonstrated deviations of less than 2 degrees. All diamond holes were drilled at angles ranging from 55 to 80 degrees and at a number of azimuths although dominantly towards 135 or 315 degrees. Down hole survey measurements were taken using a single shot camera at 15m down hole intervals.
14.5 Surface Topography Validation 2007
Digital topographic data was supplied by New Resolution Geophysics (NRG), based in South Africa. NRG completed an air borne helicopter geophysical survey in May 2006. As part of that survey topographic elevation points were generated on a 20m x 20m regular grid. This grid was extensive and covered the current resource areas adequately. For both the Mutanga and Dibwe deposits the relevant portion of the topographic grid was extracted and converted into a digital wireframe surface. Due to the elevation datum change (Section 14.3) the wireframe topography surface was warped to fit the surveyed drill hole collar elevations of the Omega 2006 — 2007 data. All historical drill collars were then registered onto the “new” topographic surface and adjusted to fit precisely.
CSA recommend at the time that a correct regional elevation be established for the area and a detailed photogrammetric aerial survey be flown over the project areas to produce surface contours to +/-0.5m accuracy. The resulting DTM could then be used to correct drill hole collar elevations. An accurate topography DTM will be required for the production of accurate infrastructure and other mining related plans.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The data was provided in UTM Arc 1950, Zone 35S coordinates. The absolute elevation of this data is not accurate but the relative topography profile after adjustment using drill hole collar data was considered reasonable for the purposes of resource estimation at that time.
The wireframe topography surface was compared to the surveyed drill hole collar elevations and the difference recorded.
14.5.1 Mutanga Digital Topography Model 2007
Comparison of the Mutanga drill hole collar surveyed elevation coordinates with the NRG topography wireframe showed an average difference of 2.2m after removing obvious outliers. The topography wireframe was adjusted accordingly by subtracting 2.2m from the Z coordinate. The distribution of differences between drill hole collar elevations and the topography DTM after adjustment is presented in Figure 14.1.
Figure 14.1: Distribution of Differences For Mutanga Topography DTM And Drill Holes
The mean of difference (after DTM adjustment) was close to zero but the variance ranges from -5 to +5 metres. The biggest differences occurred in areas of relatively steep or strongly vegetated topography. An example of the +ve differences after the DTM had been adjusted by the mean difference is shown in Figure 14.2. The differences were due to a combination of holes that were not yet accurately DGPS surveyed and the inaccuracies associated with air borne geophysical topographic survey methods.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 14.2: Three Dimensional View of Mutanga Drill Holes Showing Inconsistency between
Topography DTM and Drill Hole Collars
14.5.2 Dibwe Digital Topography Model 2007
Comparison of the Dibwe drill hole collar surveyed elevation coordinates with the NRG topography wireframe showed an average difference of 7.4m after removing obvious outliers. The topography wireframe was adjusted accordingly by subtracting 7.4m from the Z coordinate. The distribution of differences between drill hole collar elevations and the topography DTM after adjustment is presented in Figure 14.3.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 14.3: Distribution of Differences for Dibwe Topography DTM and Drill Holes
As for Mutanga, the mean of difference (after DTM adjustment) was close to zero but the variance ranges from -3 to +3 metres. The biggest differences occurred in areas of relatively steep or strongly vegetated topography. An example of the positive differences, after the DTM has been adjusted by the mean difference, is shown in Figure 14.4. The differences were due to a combination of holes that were not yet accurately DGPS surveyed and the inaccuracies associated with air borne geophysical topographic survey methods.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 14.4: Three Dimensional View of Dibwe Drill Holes Showing Inconsistency between
Topography DTM and Drill Hole Collars.
CSA recommend that a detailed photogrammetric aerial survey be flown over the resource areas to produce surface contours to +/-0.5m accuracy. The resulting DTM could then be used to correct drill hole collar elevations. An accurate topography DTM will be required for the production of accurate infrastructure and other mining related plans.
In Q1 2008 OML contracted Geoscientific Mineral Resources to collect and supply a bundle of IKONOS satellite data. Data received included:
•	Digital elevation model (DEM) with 100m, 50m, 25m, 10m, 5m and 1m contours.

•	1m True Colour Images.

•	1m Multispectral Images.

•	1m Panchromatic Images.

•	Combined IKONOS and LANDSAT imagery (to increase the spectrum from 4 bandwidths to 7 bandwidths for easier land use distinction).

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
14.6 Drill hole Recovery
The initial appraisal of AGIP data had highlighted significant core losses during drilling. In an attempt to reduce core loss problems during drilling, PQ diameter was generally used for the top sections of drill holes, with the diameter then being reduced to HQ and occasionally NQ. Although core losses were still encountered in weak conglomeritic, mudstone material and in areas of fracturing, slow penetration and telescoping of drill holes is thought to have reduced the possible effects.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
15.0 ADJACENT PROPERTIES
The subject of this report is the current resource estimate of the individual deposits contained within the Mutanga Project area. Discussion of adjacent properties is outside the scope of this report and is not considered material.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
16.0 MINERAL PROCESSING AND METALLURGICAL TESTING
Bench scale test work was carried out by Denison at SGS Ore Test Lakefield in Perth, Western Australia in 2007. The test program was developed to:
•	develop the optimal leach parameters;

•	establish grindability characteristics of the plant feed;

•	establish downstream process performance, e.g. settling and filtration assessments; and

•	establish ion exchange performance.
The test material consisted of drill core samples from the Mutanga and Dibwe prospects. Samples consist of PQ3 (83.0mm) or HQ3 (61.1mm) diameter drill core. The net weight of the core despatched is 7,826kg, comprising 5,851.4 from Mutanga (including 1,262kg waste for pilot plant commissioning) and 1,975kg from Dibwe.
Mutanga samples were collected October 2006 and are either full core or have been cut for sampling (either a 1cm sliver sample or half core). Dibwe samples were collected between October — December 2007 and are full PQ3 or HQ3 core.
Metallurgical testing has shown the ore to be amenable to environmentally friendly alkali leaching at coarse grinds with rejection of barren scats from the grinding circuit. The results of the test work were favourable and indicated that U3O8 recoveries above 85% could be achieved through an alkali leach process at elevated temperatures, followed by solid-liquid separation and ion-exchange to produce a uranium concentrate.
Further bench scale test work is currently underway to further refine the process parameters in preparation for a pilot plant campaign.
Test work investigating the potential of acid heap leach is also in progress as an alternate processing methodology.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.0 MINERAL RESOURCE ESTIMATES
17.1 Mineral Resource Overview and Summary
A previous Mineral Resource estimate and JORC compliant public report including the Mutanga and Dibwe deposits was published by previous owners OmegaCorp (previous ASX listed company) on the ASX website (Titley, M. and Williams, D., November 2006).See Table 17.1.
OmegaCorp — Kariba Uranium Deposits - Zambia
Mineral Resource Estimate 29 August 2006

	Inferred	U3O8	U3O8
Deposit	Tonnes	(ppm)	(lbs)
Mutanga	7,000,000	400	6,200,000
Mutanga Extentions	500,000	340	400,000
Mutanga East	200,000	320	100,000
Mutanga West	500,000	340	400,000
Dibwe	8,200,000	370	6,600,000

Total	16,400,000	380	13,700,000

(Lower Cut-off grade of 200ppm U3O8)
Table 17.1: Mutanga and Dibwe Summary of August 2006 Mineral Resource Estimate
Infill drilling at the Mutanga and Dibwe deposits was completed during 2007 and 2008. An updated resource estimate, classified according to the CIM Definitions Standards, for the Mutanga and Dibwe deposits has been completed. This new resource estimate is described in this section.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
It should be noted that an update of resources for the Mutanga Extensions, Mutanga East and Mutanga West areas has not been completed as part of this study and there is no new data for these areas. Therefore, the resource estimates quoted in the 2006 Scoping Study Report remain current. For additional information relating to these resources areas and the methodologies employed to estimate resources, the reader is referred to the 2006 report.
Data manipulation, database creation, modelling and grade estimation was undertaken using Micromine v11 software. 3D block models for both deposits were converted to Datamine Studio format for use in resource optimisation studies, to be carried out by LQS (Perth) and which was underway at the time of writing this report.
During the resource estimation process, to ensure compatibility between Micromine and Datamine, all northing coordinate data was truncated, dropping the first digit. Therefore, a value of 8,000,000 is removed from the northing coordinate. Throughout this section of the report, northing coordinate data is given as truncated coordinates. 3D views shown in figures in this section of the report have had a 3× vertical exaggeration applied, unless otherwise stated.
New data (largely drilling data) was reviewed and validated before being merged with existing data for use in the new resource estimation. The geological and grade models for both deposits were reviewed and the geometry of historically defined mineralised domains improved via the 2D and 3D modelling of a significantly larger dataset than was available in previous resource estimations.
The statistical characteristics of domain data at both deposits were reviewed. Data suitable for inclusion in resource estimation work was flagged prior to the construction of variograms to investigate spatial grade continuity at both deposits. This provided input parameters for the grade interpolation process. 3D block models were created for both deposits constrained to mineralised domains. Grade interpolation into the block models on a domain by domain basis was undertaken using Ordinary Kriging (OK) and validated using the Inverse Distance Weighting (IDW) interpolation technique.
The resource models for both deposits were then validated. The 2008 Mineral Resource estimate for Mutanga and Dibwe is detailed in Table 17.2. CIM Definitions Standards 2005 have been applied for the classification of these Mineral Resource estimates.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	U3O8
	Lower	Measured			Indicated			Inferred
	Cut-off	Tonnes	U3O8	U3O8	Tonne	U3O8	U3O8	Tonne	U3O8	U3O8
Deposit	(ppm)	(Mt)	(ppm)	(Mlbs)	s (Mt)	(ppm)	(Mlbs)	s (Mt)	(ppm)	(Mlbs)
Mutanga	100	1.88	481	1.99	8.4	314	5.82	7.2	206	3.3
Mutanga Ext*	200							0.5	340	0.4
Mutanga East*	200							0.2	320	0.1
Mutanga West*	200							0.5	340	0.4
Dibwe	100				—	—	—	17.0	234	9.0

Total		1.88	481	1.99	8.4	344	5.82	25.47	231	13.16

Resources for Mutanga Ext, Mutanga East and Mutanga West have not been updated in 2008 and remain current.
Table 17.2: Mutanga Project — Summary of Current Resources as at December 2008
17.2 Input Data
17.2.1 Drilling Data
The existing project data base was combined with new drilling data from the 2007 and 2008 infill drilling program. All data was validated and converted to Micromine format. This process ensured a single validated database was available for resource estimation.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The types of drilling data available for use in modelling and resource estimation are presented in Table 17.3 and Table 17.4. This data comprises historical data collected prior to Omega’s involvement and recent drilling data from Omega and Denison drilling campaigns between 2005 and 2008.

Deposit	Hole Prefix	Holes	Drilled (m)	Comments
Mutanga	DD	65	6,908.8	AGIP Diamond holes
	MR	11	650.2	Omega 2005 Twinned Diamond Holes
	SWD	83	974.0	AGIP Short Wagon Percussion Holes
	MWD	124	7,238.0	AGIP Wagon Percussion Holes
	MRC	71	2,052.0	Omega 2006 RC holes
	MTDH	12	465.9	Omega 2006 PQ Metallurgical Diamond Holes
	MDH	16	1,001.6	Omega 2006 HQ and PQ Geological Diamond
	MTC	211	11,494.27	Denison 2007-08 infill RC holes
	MTD	217	12,513.32	Denison 2007-08 infill Diamond Holes
	MGSC	28	1032.00	Denison 2007-2008 Geostatistical RC holes
	MGSD	16	566.07	Denison 2007-2008 Geostatistical Diamond holes
Sub-Total		854	44,896.16

Dibwe	DDH	40	5,255.4	AGIP Diamond holes
	DWD	134	13,400.0	AGIP Wagon Percussion Holes (depths assumed to
	RMD	25	3,804.7	GSZ Regional Diamond Drill holes (depths not
	DRC	25	1,362.0	Omega 2006 RC holes
	DWRC	8	608.0	Dibwe West Omega 2006 RC holes (not used for
	DBC	89	5,547.45	Denison 2007-2008 infill RC holes
	DBD	165	14,492.09	Denison 2007-2008 infill Diamond holes
Sub-Total		486	44,469.64

TOTAL		1340	89,365.80

Table 17.3: Drilling Data Used in 2008 Modelling and Resource Estimations.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
In addition to the historical data discussed in Section 6, assay and gamma data from the recent 2007-2008 drilling campaign was checked for errors. Validated drilling information is included in Table 17.4. Data which could not be validated has been excluded from the resource estimate.

	Hole			XRF assays		Gamma Readings
Deposit	Prefix	Holes	Metres Drilled	Num	m	Holes	Records*
Mutanga	MTC	211	11,494.27	23	526.00	193	93,400
	MTD	217	12,513.32	21	468.00	206	10,864
	MGSCC	28	1032	0	0	28	9,601
	MGSD	16	566.07	0	0	15	4,707
Sub-Total		472	25,605.66	44	992.00	442	118,572

Dibwe	DBC	89	5,547.45	12	260.00	84	40,221
	DBD	165	14,492.09	6	73.00	159	31,827
Sub-Total		254	20,039.54	18	343.00	243	72,048

TOTAL		726	45,645.20			685	190,610

*	Composited 1m gamma records.
Table 17.4: Recent Sample Data Used in Resource Estimation
17.2.2 Topographic Data and Validation
Topographic data over the project area was available for use in resource estimation work. The deposit is located in an area of low to moderate relief, with an elevation differential of approximately 45m between highest and lowest drill hole collars. The land surface is near parallel to the south-south-easterly dip of the sediments (15o to 20o) south dip of the sediments. The northern side of the deposit is bounded by a north sloping escarpment, where elevation falls approximately 30m over a distance of 200m.
Updated digital topographic data for the project from Geoscientific Mineral Resources SA (Centre for Advanced Satellite & Mineral Exploration) and comprised orthorectified and re-projected IKONOS Satellite Image data as 20m, 10m and 5m contour data. The 5m contoured digital data was imported into Micromine and a new DTM topographic surface created (Figure 17.1) and compared to historic topographic data held by CSA. A review of this data highlighted several discrepancies between the positions of known holes in relation to prominent topographic highs at Mutanga (particularly the escarpment to the north) and Bungua (a prospect to the east of Dibwe).

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Further investigation found that the digital topographic data supplied was presented in WGS84 datum coordinates and not the more relevant Arc 1950 (Area 44) datum, which is used on site and covers the project area. Therefore, the conversion from WGS84 to Arc 1950 (44) was applied and the DTM surface recreated. The conversion applied to x and y values was +288m added to the y (northing) and 0.6m added to the x (easting). Once recreated, the DTM surface was reviewed and hole positions relative to surface features investigated once again.
Figure 17.1: Mutanga Topographic DTM (Oct 2008).
Although the updated topographic surface is an improvement over historical data held, the 5m contoured data does not include spot heights and as such, topographic highs are shown as flat contours resulting in potential elevation inaccuracies, especially at relatively high levels.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
After DGPS collar re-surveying of new holes at Mutanga and Dibwe, collar elevations were compared to the topographic DTM. The difference between each collar elevation and the elevation of the topographic surface at the same x and y coordinate was calculated. Figure 17.2 below shows the difference in elevation for each hole at Mutanga (top left) and Dibwe (bottom centre). Classical statistical analysis was undertaken on elevation data and the average differences generated. At Mutanga, an average difference of 10.5m is observed, whilst at Dibwe this value is 11.5m. On closer inspection, it is apparent that the greatest differences occur in areas with relatively high elevation (Figure 17.3), a function of topographic contour smoothing at the highest elevations.
To investigate ways in which collar elevations could be assigned more accurately, collar elevations were adjusted at Mutanga and Dibwe by 10.5m and 11.5m respectively (Table 17.5) and a revised topographic DTM created using the new collar points. This DTM was then compared to the satellite image derived DTM. The modified topography does not honour the contouring of the recent topographic surface and introduces a greater degree of variation in elevation than is observed on the ground. Therefore, it was decided that collar elevations written to the database would be derived by draping existing collars on to the recent topographic surface, with no elevation correction applied.
The satellite image derived DTM surface represents the most accurate topography and draped collar elevations are accurate to +/- 2.5m at lower levels and +/- 5.0m at higher elevations.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.2: Recent Drill Hole Collars, Coloured by RL difference.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

			All		Mutanga		Dibwe
Recent			outliers		outliers		outliers
Drilling		All	removed	Mutanga	removed	Dibwe	removed
Re-surveyed collars	MEAN	11.30	10.22	10.90	10.80	11.84	9.41
	MEDIAN	10.42	10.23	11.28	11.20	10.23	9.45
Non-resurveyed collars	MEAN	11.13	10.80	11.00	10.53	11.48	11.48
	MEDIAN	10.64	10.58	9.33	9.22	11.68	11.68
RL adjustment to be applied to original RL values					10.5		11.5
Table 17.5: Average Elevation Difference of New Holes at Mutanga and Dibwe.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.3: Mutanga Collars, Coloured by RL Difference.
17.3 Data Validation
17.3.1 Drill Hole Data Validations.
Collar, down-hole gamma data, chemical assay data and survey data for new drilling was converted from excel spreadsheets to .csv file format and imported into Micromine. A temporary database of new data was created and the following validations were preformed:
•	Checking for duplicate collar, gamma, assay and survey data.

•	Checking for overlapping intervals.

•	Checking for missing data.

•	Checking for incorrect survey dip and azimuth data.

•	Validation of end of hole depths.

•	Visual validation of hole positions with respect to local cross section nomenclature.

•	Visual validation of collar x, y and z coordinates against updated topographic data.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The validation phase highlighted a number of errors in the new data provided:
•
A significant number of recent holes were found to plot incorrectly on the cross sections to which they were assigned. It was found that some holes had collar coordinates generated via hand-held GPS rather than via the more accurate DGPS. All GPS surveyed collar holes were re-surveyed on-site via DGPS and the database updated accordingly. Details of this work are contained in Table 17.6;

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

		No of holes
		requiring	No of holes
Deposit	No of new holes	re-survey	re-surveyed
Mutanga	472	24	54	*
Dibwe	249	74	102	*
Mutanga & Dibwe	721	98	213	**

*	In addition to those holes requiring re-survey due to GPS inaccuracies, additional holes were selected by Denison validation purposes.

**	In addition to those holes from Mutanga and Dibwe that were re-surveyed, additional holes drilled outside of these resource areas were also the subject of re-surveying activities.
Table 17.6: GPS Surveyed Holes Re-surveyed by DGPS
•
Several holes had conflicting end of holes depths when comparing gamma data and collar data. Where these issues could not be resolved, the holes in question were flagged in the database, used in the grade interpretation stage but removed from the final resource estimation dataset. A total of 3/472 holes were flagged in the database.

•
Following re-surveying, all holes were checked in 3D and on cross section. Several holes were found to plot incorrectly. Where these discrepancies could not be resolved, these holes and all data pertaining to them were removed from the final resource estimation dataset. A total of 14/472 additional holes were removed from the final resource estimation dataset.

•
Following re-surveying activities, collar elevation data was compared to the new topographic DTM and any discrepancies investigated. A number of issues came out of this work, which are discussed in Section 17.2.2.

17.3.2 Gamma Data Review
During the recent drilling campaigns at Mutanga and Dibwe, down-hole gamma logging was routinely undertaken at the completion of each hole, except in those holes which suffered wall cave-ins or where a high risk of tool loss was present.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Historical resource estimates for both Mutanga and Dibwe have relied to a large extent on historic chemical assay data, some of which cannot be verified. With the recent infill drilling campaign the drill hole database has become significantly larger. Gamma probe derived e U3O8 is the dominant grade data medium. See Section 14.1.1 for further discussion on the application, test work and reliability of the gamma logging conducted for these deposits. No significant issues have arisen from this work and gamma probe data is considered valid for use in resource estimation work. Gamma probe calibration information (including an example of the WellCAD output for routine probe calibration QAQC using the MTD test hole on site, as well as tool calibrations undertaken in the US) is contained in Appendix 4.
Prior to the consideration to use gamma data from new holes in the resource estimations, a comparison was made between gamma data and corresponding QAQC chemical assay data. At Mutanga, a total of 486 drill holes were used in the grade interpretation, comprising 240 recent holes with gamma data and 246 holes (largely historic holes) with assay data. 339 recent chemical assays from 16 holes, along with 1,313 historical assays were available for comparison with gamma data.
At Dibwe, a total of 208 drill holes were used in the grade interpretation, comprising 149 recent holes with gamma data and 59 historical holes with assay data. 89 QAQC chemical assays from 7 holes, along with 193 historical assays were available for comparison with gamma data.
Given this small sample population relative to gamma data, direct comparison on an interval-by-interval basis was not considered, not least because available assay data is not representative of all mineralised grade ranges (especially grade ranges >200ppm) nor spatially representative of each deposit. A more valid approach is to use the comparison of overall population statistics from all assay data and all gamma data, to assess the validity of gamma data for use in resource estimation. It was this approach that was adopted.
17.3.2.1 Mutanga
Classical statistics and histogram/probability plot (Figure 17.4 and Figure 17.5) comparisons for Mutanga are contained in Table 17.7.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Summary Statistics — All Mutanga Assay and Gamma Data

	U3O8 (ppm)	e U3O8 (ppm)
Number	1,652	3,505
Minimum	0	0
Maximum	8,400	12,906
Mean	317.24	374.95
Median	157.00	175.00
Std Dev	556.29	697.51
Variance	309,453.53	486,518.78
Std Error	0.34	0.20
Coeff Var	1.75	1.86

Log Num	1,612.00	3,504.00
Geom Mean	168.04	206.42
Log Min	0.00	2.71
Log Max	9.04	9.47
Log Mean	5.12	5.33
Log S Dev	1.16	0.96
Log Var	1.35	0.92

Sichel Stats
Mean	330.05	326.47
V	1.35	0.92
Gamma	1.96	1.58

Percentiles
10	45	71
20	73	101
30	100	120
40	124	143
50	157	175
60	199	220
70	258	289.5
80	383.6	428
90	680	731.5
95	1,107.2	1,309.75
97.5	1,888.3	2,080.125
99	2,888.32	3,698.8
Table 17.7: Comparative Sample Statistics — Mutanga

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.4: Raw Data Histogram Trace of Mutanga Assay Data (orange) and Gamma Data
(blue) Populations.
Figure 17.5: Raw Data Probability Plot of Mutanga Assay Data (orange) and Gamma Data
(blue) Populations.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
A review of the population graphs above indicates that the gamma population exhibits higher grades overall, especially in grade ranges below 200ppm and this trend is not unexpected. The shape of the two distributions is broadly similar, being slightly positively skewed, with greater relative deviation at the extremes of the distribution.
Further analysis of a variety of grade ranges (<100ppm, 100ppm-500ppm and 500ppm+) showed that in the range 100-500ppm, which represents most of the potentially economic mineralisation over the project, absolute population average grade differs by only 5ppm and the statistical characteristics of the two populations (as as shown by the box and whisker plots in Figure 17.6 below) are very similar. A modification value of 5ppm was subtracted from all values within the gamma population and the population statistics revisited (Table 17.8).
Figure 17.6: Probability Plot of Mutanga Raw Assay and Gamma Data (>100ppm<500ppm)

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Summary Statistics — Mutanga Assay and Gamma Data

	U3O8 (ppm)	adj e U3O8 (ppm)	e U3O8 (ppm)
Number	1,652	3,505	3,505
Minimum	0	10	0
Maximum	8,400	12,901	12,906
Mean	317.24	370.055	374.95
Median	157.00	170	175.00
Std Dev	556.29	697.58	697.51
Variance	309,453.53	486,617.526	486,518.78
Std Error	0.34	0.199	0.20
Coeff Var	1.75	1.885	1.86

Log Num	1,612.00	3,504	3,504.00
Geom Mean	168.04	199.045	206.42
Log Min	0.00	2.303	2.71
Log Max	9.04	9.465	9.47
Log Mean	5.12	5.294	5.33
Log S Dev	1.16	0.985	0.96
Log Var	1.35	0.97	0.92

Sichel Stats
Mean	330.05	323.226	326.47
V	1.35	0.97	0.92
Gamma	1.96	1.624	1.58

Percentiles
10	45	66	71
20	73	96	101
30	100	115	120
40	124	138	143
50	157	170	175
60	199	215	220
70	258	284.8	289.5
80	383.6	423.2	428
90	680	726.6	731.5
95	1,107.2	1,304.8	1,309.75
97.5	1,888.3	2,075.4	2,080.125
99	2,888.32	3,694.24	3,698.8
Table 17.8: Mutanga Summary Statistics (Modified Data)

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.7: Histogram Trace of Mutanga Raw Assay Data (orange) and Modified Gamma Data (blue)
Figure 17.8: Probability Plot of Mutanga Raw Assay Data (orange) and Modified Gamma Data (blue).
Although the population average of gamma data remains somewhat higher than that for assay data, Figure 17.8 above shows that a good correlation is evident between the two datasets in the grade range 100-500ppm. Although there is a marked difference between the assay and gamma populations in the lower grade range (<100ppm), the influence this data will have on the resource

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
estimate, which is constrained to domains based on a 100ppm lower cut-off, is likely to be small. At the higher grade range (>500ppm), although gamma data has returned higher grades than chemical assays, this data represents less than 2% of the sample population and the influence of high grade outliers will be controlled, to some degree, by the balancing cut applied prior to modelling.
17.3.2.2 Dibwe
Classical statistics and histogram/probability plot comparisons for Dibwe are contained in the following tables (Table 17.9) and graphs (Figures 17.9 and 17.10).

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Summary Statistics — All Dibwe Gamma and Assay Data

	CHEMICAL ASSAY	e U3O8
	U3O8 (ppm)	(ppm)
Number	282	1498
Minimum	0.1	0
Maximum	1680	3102
Mean	244.11	242.40
Median	170.00	162.00
Std Dev	252.77	248.75
Variance	63,892.17	61,875.28
Std Error	0.90	0.17
Coeff Var	1.04	1.03

Log Num	282.00	1,471.00
Geom Mean	121.20	173.57
Log Min	-2.30	2.57
Log Max	7.43	8.04
Log Mean	4.80	5.16
Log S Dev	1.73	0.84
Log Var	2.99	0.71

Sichel Stats
Mean	665.91	246.85
V	2.98	0.70
Gamma	5.49	1.42

Percentiles
10	24	54
20	57	89
30	102	112
40	134	136
50	170	162
60	217	197
70	275	256
80	376	359
90	556	525
95	723	672
97.5	972	858
99	1,174	1,219
Table 17.9: Comparative Sample Statistics — Dibwe

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.9: Histogram Trace of Dibwe Raw Assay Data (orange) and Modified Gamma Data (blue)
Figure 17.10: Probability Plot of Dibwe Raw Assay Data (orange) and Gamma Data (blue).
The assay and gamma populations at Dibwe show similar statistical characteristics (Figures 17.9 and 17.10), having similar mean and standard deviation values and both showing normal distributions with similar dispersion as shown by a low CV of close to 1. Above 100ppm the two distributions show close correlation and therefore the decision was made not to modify the gamma data.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.3.3 Gamma Data Review — Conclusions
The number of recent check assays with which to validate the large amount of gamma data generated during the recent infill drilling campaign is low. In order to increase the level of confidence that can be applied to the indirect method of uranium grade calculation via gamma probing, it is recommended that additional check assaying be undertaken, particularly at Dibwe, that ensures not only that returned assays are representative of all grade ranges estimated by gamma probing, but also spatially representative.
Nevertheless, combining recent assay data with validated historic data has allowed a larger sample population to be used to validate gamma data. Statistical analysis suggests the two data populations show similar characteristics and are statistically compatible. These two sample supports are considered reliable for the purposes of resource estimation.
17.4 Geological Modelling
Data available for the resource update included the historical data used in the December 2006 resource estimation plus all available recent 2007 and 2008 Denison drilling data.
Prior to updating the geology/grade models for each deposit, historic interpretations were reviewed in the light of significant new data which has provided valuable infill drilling data at both deposits. Infill drilling has allowed the cross sectional interpretation of mineralised zones at both deposits to be refined. The positions of major bounding fault and fracture zones at both deposits constructed using surface mapping data and developed for use in the December 2007 resource estimations remain valid and these bounding structures have influenced the subdivision of the mineralised zones at both deposits in to several domains.
Mineralisation outlines based on U3O8 (historical data) and eU3O8 (recent data) grade intercepts were interpreted using a 100ppm cut-off, honouring the local stratigraphy and bounding fault or fracture structures.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.4.1 Geological Interpretation — Mutanga Deposit
The four mineralised zones outlined during the previous resource estimate in 2006 remain valid and an additional zone has been delineated in the west of the deposit. Five sets of fault bounded zones were digitised and coded with a MIN code to differentiate the zones (Figure 17.11).
1.	MIN 1 — West boundary zone, bounded by fault or fracture zones trending NNE. Outcrops on western edge of the Mutanga escarpment.

2.	MIN 2 — Upper near surface zone of mineralisation. Outcrops along Mutanga escarpment. Gentle dip to SSE, bounded to the south by inferred NE trending fault or fracture zone.

3.	MIN 3 — Deepest zone. Down-thrown mineralisation, trending NE. Bounded by two NE trending steep fault or fracture zones.

4.	MIN 4 — Near surface mineralisation, trending NE. Bounded by two NE trending steep fault or fracture zones.

5.	MIN 5 — Sub-horizontal zone of mineralisation, below MIN4. Bounded by two NE trending steep fault zones.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.11: Mutanga Mineralised Domains and Drill Hole Coverage.
The revised mineralised envelopes at Mutanga were interpreted in 2d cross section using available hole intercepts. In some areas the envelopes were extrapolated through some “barren” holes to maintain geological continuity, however extensive zones of barren material were not included so that grade dilution was kept to a minimum. Generally only intercepts which were greater than 1m in thickness were considered in the interpretation. At the margins of the deposit, mineralised envelopes were extrapolated by a distance equal to half the drill hole spacing where drill coverage exists and by 50m at the edge of drill coverage.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The mineralised outlines were linked to form 3-D solid wireframe shapes and validated to ensure no openings or crossing triangles. Representative cross section and a 3-D view are presented in Figure 17.12 and Figure 17.13. Note that a 3X vertical exaggeration has been applied to the cross section and 3-D view.
Figure 17.12: Representative Mutanga Cross Section (NW-SE)

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.13: Representative Mutanga 3-D View
17.4.2 Geological Interpretation — Dibwe Deposit
A process similar to that described for Mutanga was used at Dibwe. Dominant fault and fracture positions were reviewed in the light of new data and mineralised zone interpretations refined. Outlines at a nominal U3O8 cut-off of 100ppm were interpreted to follow gross bedding horizons. The overall bedding dip at Dibwe appears steeper than at Mutanga. As part of the resource estimation undertaken in 2006, general uncertainty surrounding the exact position of some of the mineralised intercepts and relatively sparse data coverage resulted in a more generous mineralisation interpretation than that used for Mutanga. In the light of new infill drilling data, mineralised zone extents are better defined and therefore the constraint of half drill hole spacing or 50m extrapolation was applied at Dibwe.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The mineralisation zones at Dibwe appears to be more closely related to stratigraphic control with minor faulting or fracture related features occurring in the central zone. The Dibwe mineralisation envelope is thinner than Mutanga with an average thickness of around 3-5 metres. As in December 2006, three sets of fault bounded zones were digitised and coded to differentiate the zones:
1.	NW — Small isolated north-west zone based on a two drill hole intercepts, bounded by fault or fracture zones trending NE.

2.	CENTRAL — Dominant central zone of mineralisation, bounded on both sides by inferred NE trending fault or fracture zones. Comprising 13 discrete and semi-continuous sub-zones.

3.	SE — Deepest zone. Down-thrown mineralisation, trending NE. Potentially open at depth to the SE and comprised of 9 discrete sub-zones.
Representative plan, cross section and 3-D views of the Dibwe mineralisation are presented in Figure 17.14, Figure 17.15 and Figure 17.16. Note 3X vertical exaggeration used in the section and 3D views.
Figure 17.14: Dibwe Mineralised Domains and Drill Hole Coverage.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.15: Representative Mutanga Cross Section (NW-SE)

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.16: Dibwe 3D View of Mineralisation Surfaces.
17.5 Statistical Analysis
17.5.1 Historic Data Analysis
During 2007 a review was undertaken of the various methods of uranium determination undertaken at both deposits during historic drilling (pre-2005) campaigns. At that time the sample database was dominated by data derived via historical indirect uranium determination and calibrations: Fluorimetry, Spectrometry and Logging techniques as well as direct uranium determination via assaying of large diameter hole samples. Limited information was available at the time in which to validate this historical data and confirmatory drilling implemented by Omega and Denison between 2005 and 2007, which generated reliable chemical assay data derived from pressed pellet XRF assays using methods named X75 and X79 (X79 for samples exceeding 4000ppm U3O8) and implemented following appropriate drilling and sampling techniques and QAQC protocols was deemed the most reliable data for the project.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Given the limited number of confirmatory holes, the previous resource estimate relied heavily upon the use of historical data in order to provide enough data necessary for estimating resources over both deposits. As such, a detailed statistical analysis of historical indirect uranium data was undertaken in order to assess the reliability and validity of this data for use in resource estimations and it’s compatibility with the more reliable Omega and Denison assay data. The various drilling campaigns and sampling methods represented different sample supports and it was critical that their compatibility was assessed prior to resource estimation. Results from regression statistics indicated that there was no statistical differences between data derived from Fluorimetry, Spectrometry and Logging techniques when a modification factor was applied directly from the regression statistics and as such, data derived via these mediums was used in the previous estimations, in the absence of large amounts more recent, reliable data. In addition and a critical issue at the time, an investigation was undertaken to assess the grade distribution in un-sampled parts of historical holes situated within the mineralised zones.
Sixty percent of the historically probed hole intervals had no data recorded and these were arbitrarily set to 0.1ppm in the sample database and were commonly thought to be in areas where grade <250ppm had been intersected. This was a significant portion of the total data set within the mineralised envelopes. Therefore a simulation exercise was undertaken in order to generate reasonable values for un-sampled intervals at grades less than about 250ppm U3O8. These simulated values were checked and found to honour both the range and variability evident in the low grade samples in the drilling at the time. The low grade simulated values were found to better reflect the low grade portion of the statistical populations and provided a reasonable data set for variography and grade estimation.
Whilst these investigations enabled a certain degree of confidence to be applied to historical input data such that Inferred Resources could be classified for those parts of each resource estimated using only historical data, in the light of a significant amount of new gamma probe data derived from the recent drilling campaigns (2007-08), which included valid QAQC protocols and monitoring and which may be considered to represent the grade distribution of domains at both deposits in a spatial sense. This recent data supersedes most of the old historical data, being more reliable for use in resource estimation and which may facilitate the classifying of higher confidence resource categories.
Therefore, following a review of all data held for the project, grade data used in these resource estimation updates comprises all valid data from the recent drilling campaigns as well as chemical assay data from historic drilling campaigns undertaken by Omega/GeoQuest, but omits historical data from previous campaigns undertaken by Agip, see Table 17.3, in favour of more reliable recent data. Exceptions to this general rule are in the case of MIN2 at Mutanga and domains at Dibwe, discussed in the following sections.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.5.2 Statistical Analysis — Mutanga
17.5.2.1 Statistical Analysis — Drill Type
Following a review of interpreted domains, updated domain wireframes were used to flag the sample database and assign each U3O8 value to the domain in which it occurs. Statistical analysis was then undertaken on U3O8 grade populations within each domain in order to investigate the typical grade characteristics, variability and data skewness. Before undertaking statistical analysis by domain, descriptive statistics and histograms were generated for grade data by drill type, so as to confirm these data types as compatible for use in resource estimation. Tabulated statistics by drill type are shown below.
Recent drilling data (2007-08), comprising gamma data from RC and Diamond holes accounts for 77% of valid total project data and is considered to representative of the deposit, both spatially and in terms of the grade distribution. The grade populations from MTC, MTD and MRC holes exhibit broadly similar characteristics and have similar mean values (Table 17.10).
MGSC and MGSD holes show much higher average grades than other datasets, a function of these holes being drilled as close spaced holes in a high grade area of the deposit, for use in geostatistical analysis, therefore the high grade nature of these populations is expected and data from these holes is still valid for use in resource estimation since these holes define a localised, small volume of the resource and the influence these clustered, high grade samples will have on the overall resource estimate is small since grade interpolation parameters and the application of search distances during grade interpolation will essentially control the influence of these samples.
MDH and MR grade populations are somewhat higher grade than other datasets, however MDH holes, which represent 6% of total project data and total 15 holes, 13 of which occur in the MIN2 domain, do not have an undue effect on overall domain statistics in MIN2 and their influence is restricted to the MIN2 domain. The high grades exhibited by the MR hole population are unlikely to have a significant effect on the overall resource estimate since this data accounts for 4% of project data and total 11 holes.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	Drill Type
			M
Statistics	MDH	MR	RC	SWD	MTC	MTD	MGSC	MGSD
Data Type	ASSAY	ASSAY	ASSAY	ASSAY	GAMMA	GAMMA	GAMMA	GAMMA
% of all data	6%	4%	13%	2%	29%	25%	15%	8%
Number	311	149	598	131	1306	1068	691	382
Minimum	9	18	0	0	1	0	39	19
Maximum	8,400	2,425	3,456	1,945	7,082	6,296	8,511	12,901

Mean	382.07	391.06	264.30	480.76	263.79	292.42	580.71	571.80
Median	156.50	236.00	144.00	312.00	151.00	143.00	232.00	225.00
Std Dev	789.31	461.79	410.32	423.62	417.32	505.53	952.27	1,147.87
Variance	623,011.95	213,248.07	168,358.74	179,456.40	174,154.03	255,560.40	906,811.63	1,317,601.19
Std Error	2.54	3.10	0.69	3.23	0.32	0.47	1.38	3.01
Coeff Var	2.07	1.18	1.55	0.88	1.58	1.73	1.64	2.01

Log Num	311.00	149.00	597.00	128.00	1306.00	1067.00	691.00	382.00
Geom Mean	182.02	244.42	156.83	340.62	166.02	164.44	299.36	279.20
Log Min	2.20	2.89	0.69	2.08	0.00	2.40	3.66	2.94
Log Max	9.04	7.79	8.15	7.57	8.87	8.75	9.05	9.47
Log Mean	5.20	5.50	5.06	5.83	5.11	5.10	5.70	5.63
Log S Dev	1.08	0.94	0.94	0.92	0.90	0.98	1.04	1.04
Log Var	1.17	0.89	0.89	0.85	0.82	0.95	1.08	1.07

Sichel Stats
Mean	325.09	377.58	243.63	518.29	249.59	264.65	511.33	475.20
V	1.16	0.88	0.89	0.85	0.82	0.95	1.08	1.07
Gamma	1.79	1.55	1.55	1.52	1.50	1.61	1.71	1.70

Percentiles
10	53.20	81.00	57.80	114.10	63.00	54.00	99.00	97.00
20	81.00	108.00	79.00	146.00	86.00	75.00	123.20	119.00
30	100.00	137.00	102.40	193.50	105.00	100.40	151.60	152.00
40	119.20	179.00	117.20	251.00	123.00	120.00	186.00	177.80
50	156.50	236.00	144.00	312.00	151.00	143.00	232.00	225.00
60	202.20	282.60	173.80	446.00	186.00	182.00	321.00	286.00
70	249.70	365.80	217.80	567.00	233.20	240.00	467.00	409.00
80	436.80	504.40	287.00	807.60	333.80	353.40	686.00	573.80
90	857.00	910.20	516.40	1,013.00	515.40	607.60	1,413.80	1,269.20
95	1,209.90	1,510.30	864.80	1,207.20	791.10	945.20	2,268.20	2,201.00
97.5	2,043.58	1,938.38	1,481.40	1,775.00	1,186.50	1,647.90	3,479.40	3,746.65
99	3,786.03	2,232.69	2,439.78	1,775.00	1,773.78	2,535.72	5,092.36	5,421.54
Table 17.10: Summary Statistics of Each Drill Type.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.5.2.2 Mutanga Domain Statistics
Descriptive statistics, histograms and probability plots were generated for all domains. A summary of raw data contained within each domain is contained in Table 17.11.

		Hole	No of	Data	No of
Domain	Drill Coverage	Type	Holes	Type	assays*
MIN1	50m × 50m, limited 5m × 50m coverage to N	SWD	12	ASSAY	16
		MRC	10	ASSAY	51
		MTC	3	GAMMA	18
		MTD	9	GAMMA	53
MIN2	50m × 50m plus two 10m spaced fence lines	SWD	51	ASSAY	65
		MRC	41	ASSAY	389
		MR	1	ASSAY	18
		MGSC	17	GAMMA	405
		MGSD	11	GAMMA	255
		MTC	26	GAMMA	257
		MTD	68	GAMMA	331
MIN3	50m × 50m plus two 10m spaced fence lines	MDH	12	ASSAY	229
		MR	8	ASSAY	124
		MRC	14	ASSAY	161
		MGSC	12	GAMMA	287
		MGSD	5	GAMMA	127
		MTC	24	GAMMA	352
		MTD	37	GAMMA	431
MIN4	50m × 50m	MDH	2	ASSAY	26
		MR	1	ASSAY	23
		MTC	45	GAMMA	545
		MTD	28	GAMMA	194
MIN5	50m × 50m, 100m × 50m at edge areas	MDH	1	ASSAY	3
		MTC	31	GAMMA	167
		MTD	19	GAMMA	136

*	“assay” refers to gamma derived U3O8 data and actual chemical assay U3O8 data where appropriate.
Table 17.11: Summary of Raw Data Contained Within Each Domain

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Descriptive statistics for raw data contained within each domain is contained in Table 17.12.

	DOMAIN
Statistics	MIN1	MIN2	MIN3	MIN4	MIN5
Number	137	1681	1787	774	303
Minimum	0	0	0	0	21
Maximum	2,191	12,901	8,400	2,361	4,245

Mean	185.44	490.26	347.54	197.79	220.71
Median	121.00	203.00	175.00	132.00	115.00
Std Dev	258.10	923.70	549.72	216.24	358.99
Variance	66,613.92	853,215.04	302,186.13	46,760.06	128,871.82
Std Error	1.88	0.55	0.31	0.28	1.19
Coeff Var	1.39	1.88	1.58	1.09	1.63

Log Num	135.00	1,674.00	1,785.00	773.00	303.00
Geom Mean	121.98	241.84	194.63	147.41	131.08
Log Min	0.00	0.00	0.69	3.18	3.05
Log Max	7.69	9.47	9.04	7.77	8.35
Log Mean	4.80	5.49	5.27	4.99	4.88
Log S Dev	0.97	1.09	1.01	0.71	0.92
Log Var	0.94	1.18	1.02	0.50	0.85

Sichel Stats
Mean	193.27	435.48	324.73	188.36	199.67
V	0.93	1.18	1.02	0.50	0.85
Gamma	1.58	1.80	1.67	1.28	1.52

Percentiles
10	50.40	74.00	61.00	62.00	44.00
20	64.80	105.20	89.00	84.80	59.60
30	82.50	130.00	112.00	102.00	74.00
40	103.00	160.00	142.00	116.00	99.00
50	121.00	203.00	175.00	132.00	115.00
60	136.20	257.60	225.00	164.00	143.00
70	168.50	369.70	295.90	192.00	181.10
80	203.80	557.00	417.60	245.20	254.00
90	349.10	1,046.20	736.30	373.00	467.90
95	512.30	1,962.70	1,197.30	517.20	694.05
97.5	710.80	3,213.35	2,022.53	747.80	1,169.20
99	1,349.39	5,102.76	2,819.11	1,142.58	1,699.94
Table 17.12: Descriptive Statistics by Drill Type — Mutanga

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.5.2.3 Compositing
In order to ensure that all data values have a comparable influence on the data statistics, data compositing was undertaken by considering the histogram of sample intervals. Figure 17.17 below clearly shows the dominant sample interval for Mutanga data is 1m. Therefore domained data was composited to 1m down-hole intervals prior to further statistical analysis and top-cutting.
Since gamma data (which makes up the majority of grade data within each of the domains) was already composited to 1m intervals from the original data source, only chemical assay data was required to be composited.
Figure 17.17: Mutanga Sample Interval Histogram

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.5.2.4 Top-Cuts
The grade distributions within each domain are positively skewed, exhibiting “tails” of high-grade data and commonly domains exhibit high grade outliers that influence the overall domains statistics. The degree of grade dispersion, or skewness is understood by considering the domain COV (coefficient of variation), which ranges from 1.09 to 1.88. A value of 1.0 would suggest a perfectly normal, unskewed distribution. It is important that a top-cut value is applied to extreme grade outliers so that these grades do not overly influence the statistics or result in undue bias towards high grades during grade interpolation. Several criteria are used to determine appropriate top-cuts, including domain COV, visual analysis of the histogram tail and consideration of the percentage of cut data for any given top-cut. At this stage, the MIN2 domain was sub-set in to two sub-domains (MIN2 and MIN2HG) so that the high grade portion of the deposit, defined exclusively by SWD drilling on the escarpment in the NW of the deposit could be domained out and estimated separately from the rest of the MIN2 domain.
Top-cut analysis was performed for each domain and is summarised in Table 17.13 below.

	Top					%	%
Top	Cut	Raw	%	Raw		data	U3O8
Cut	mean	mean	diff	COV	Considerations	cut	cut	Domain
					COV trigger,
800	170	185	-9	1.4	inflection/loss of metal-data balance	6	2	MIN1
					COV trigger,
					inflection/loss of
2,000	250	267	-6	1.9	metal-data balance	6	2	MIN2
					inflection/loss of
2,000	520	580	-10	1.4	metal-data balance	<1%	8	MIN2_HG
					COV trigger,
					inflection/loss of
3,000	335	348	-2	1.6	metal-data balance	2	1	MIN3
					inflection/loss of
900	189	198	-4	1.1	metal-data balance	2	4	MIN4
					COV trigger,
					inflection/loss of
900	192	221	-13	1.6	metal-data balance	4	13	MIN5
Table 17.13: Top-cut Analysis Performed for Each Domain

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.5.2.5 Mutanga Top-cut Domain Statistics
Following the application of top-cuts to data within each domain and after compositing the data to standard intervals, descriptive statistics and histograms were generated for each domain,
Descriptive statistics (Table 17.14) and histograms (Figures 17.18 to 17.23) for top-cut composite data are shown below.

	DOMAIN
Statistics	MIN1	MIN2	MIN2HG	MIN3	MIN4	MIN5
Number	136	1189	173	1711	764	300
Minimum	1	0	30	0	24	21
Maximum	800	2,000	2,000	3,000	900	900

Mean	170.64	249.68	520.57	334.78	189.02	191.76
Median	121.00	152.00	336.00	177.00	133.00	115.00
Std Dev	161.40	324.27	486.12	466.45	163.90	203.36
Variance	26,049.27	105,147.78	236,309.90	217,574.22	26,863.07	41,355.80
Std Error	1.19	0.27	2.81	0.27	0.22	0.68
Coeff Var	0.95	1.30	0.93	1.39	0.87	1.06

Log Num	136.00	1,186.00	173.00	1,709.00	764.00	300
Geom Mean	120.47	164.44	354.86	196.06	146.19	127.64
Log Min	0.00	0.00	3.40	0.69	3.18	3.05
Log Max	6.69	7.60	7.60	8.01	6.80	6.80
Log Mean	4.79	5.10	5.87	5.28	4.99	4.85
Log S Dev	0.93	0.86	0.89	0.99	0.68	0.87
Log Var	0.87	0.74	0.79	0.97	0.47	0.76

Sichel Stats
Mean	184.29	237.82	524.34	318.8	183.64	186.17
V	0.86	0.74	0.78	0.97	0.47	0.76
Gamma	1.53	1.45	1.48	1.63	1.26	1.46

Percentiles
10	52.20	66.00	130.00	63.00	62.40	44.00
20	69.20	92.80	149.60	92.00	84.80	59.00
30	88.60	110.00	209.80	113.00	102.00	74.00
40	104.40	128.00	251.00	142.00	115.00	98.00
50	121.00	152.00	336.00	177.00	133.00	115.00
60	136.60	181.00	446.00	226.00	16.00	142.00
70	165.00	222.00	567.90	296.00	192.00	181.00
80	210.60	276.00	811.00	420.80	246.00	251.00
90	372.20	491.10	119.00	732.70	370.60	470.00
95	515.40	825.40	1,775.00	1,174.35	518.40	683.00
97.5	711.40	1,345.28	1,953.10	1,933.05	750.80	900.00
99	800.00	2,000.00	2,000.00	2,720.59	99.00	99.00
Table 17.14: Mutanga Domain Statistics (Composite Data)

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.18: Mutanga MIN1 Domain Histogram (Composite Data)
Figure 17.19: Mutanga MIN2 Domain Histogram (Composite Data)

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.20: Mutanga MIN2HG Domain Histogram (Composite Data)
Figure 17.21: Mutanga MIN3 Domain Histogram (Composite Data)

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.22: Mutanga MIN4 Domain Histogram (Composite Data)
Figure 17.23: Mutanga MIN5 Domain Histogram (Composite Data)

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.5.3 Statistical Analysis — Dibwe
17.5.3.1 Statistical Analysis — Drill Type
Following a similar methodology to that discussed above for Mutanga, descriptive statistics and histograms were generated for Dibwe grade data by drill type. Significant new data for the deposit has provided more reliable and representative sample data than that used in historic resource estimates. This resource study has utilised data from the drilling campaign of 2007 (DRC holes) and all recent drilling data (DBC and DBD holes) over the deposit. Historical drilling data from DDH and DWD, which was used in the resource estimate of 2007, has not been used in this study.
Recent drilling data (2007-08), comprising gamma data from RC and Diamond holes accounts for 90% of valid total project data and is considered to representative of the deposit, both spatially and in terms of the grade distribution. The grade populations from DBC, DBD and DRC holes exhibit broadly similar statistical characteristics and have similar mean values and COV’s, therefore these three datasets are considered compatible for use in resource estimation work (Table 17.15).

		Drill	Hole	No of		No of
Domain	Sub-Domain	Coverage	Type	Holes	Data Type	assays*
SE	5,6,7,8,10,11,12,18,19 and 22	50m × 100m	DRC	4	ASSAY	38
			DBC	5	GAMMA	29
			DBD	63	GAMMA	537
Central	2,3,4,9,13,14,15,16,17,20,21 and 24	50m × 100m	DRC	16	ASSAY	136
			DBC	45	GAMMA	405
			DBD	47	GAMMA	553
NW	10	50m × 100m	DRC	2	ASSAY	4

*	“assay” refers to gamma derived U3O8 data and actual chemical assay U3O8 data where appropriate.
Table 17.15: Dibwe Raw Data by Domain and Drill Type
During resource estimation work carried out in December 2006, the Dibwe deposit was divided in to three fault bounded domains for resource estimation (Table 17.16). In the light of new data, the mineralised zone interpretation has been refined and mineralised zones are not as continuous throughout the deposit as was inferred from previous interpretation based on limited data. As such, a total of 23 individual mineralised zones have been interpreted with are semi-continuous along strike and reflect the fragmented and fractured nature of the mineralisation at Dibwe.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
During the grade interpolation, these sub-domains were reviewed and those exhibiting similar grade and geometry characteristics and that are adjacent to each other across fault boundaries, were combined for the purposes of grade estimation.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	Drill Type
Statistics	DBC	DRC	DBD
Data Type	GAMMA	ASSAY	GAMMA
% of all data	26%	10%	64%
Number	445	178	1,088
Minimum	12	0	0
Maximum	2,048	1,318	3,102

Mean	241.35	238.26	244.09
Median	154.50	157.00	166.00
Std Dev	257.22	242.45	248.56
Variance	66,161.21	58,779.55	61,784.24
Std Error	0.58	1.36	0.23
Coeff Var	1.07	1.02	1.02

Log Num	445.00	177.00	1,061.00
Geom Mean	168.97	146.05	175.12
Log Min	2.49	0.69	2.57
Log Max	7.63	7.18	8.04
Log Mean	5.13	4.98	5.17
Log S Dev	0.82	1.10	0.86
Log Var	0.68	1.21	0.74

Sichel Stats
Mean	237.37	266.16	253.25
V	0.68	1.20	0.74
Gamma	1.41	1.82	1.45

Percentiles
10	67.00	34.20	49.00
20	96.00	65.00	86.00
30	113.00	95.20	112.40
40	133.00	124.20	137.00
50	154.50	157.00	166.00
60	192.00	188.40	203.80
70	246.50	263.00	262.00
80	337.00	377.40	367.40
90	477.00	548.00	549.20
95	708.50	735.30	661.00
97.5	933.50	973.40	824.80
99	1,431.55	1,094.42	1,183.20
Table 17.16: Descriptive Statistics by Drill Type (Raw Data) — Dibwe

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.5.3.2 Compositing
The sample database used for resource estimation at Dibwe contained assay and gamma data over 1m intervals. Therefore, no compositing was needed and the raw intervals of 1m are effectively the composite intervals.
17.5.3.3 Top-Cuts
Similar methodology as that described for Mutanga was applied to Dibwe data. Given the low number of samples that occur within each of the sub-domains 2-24 these did not prove useful for top-cut analysis and attempting to define an appropriate top-cut on such small datasets was not attempted, except for sub-domains 17+19 and 8 (which straddle a fault boundary) which required a top-cut and which contained a reasonable amount of sample data (59 and 147 respectively). Therefore, top-cut analysis was run on these two sub-domains, then on the remaining data in the SE and Central domain. The NW domain, comprising a single sub-domain (10) did not require a top-cut.
Top-cut analysis is summarised in the table below (Table 17.17). Although there are high grade outliers in the central and SE domains and it was felt these should be cut, the application of an appropriate top-cut for these domains has not changed the domain statistics significantly and this will therefore have little effect in the resource estimate.

	Top						%	Domain
Top	Cut	Raw	%	Raw		% data	U3O8	/Sub-
Cut	mean	mean	diff	COV	Considerations	cut	cut	domain
					COV trigger,
					inflection/loss of
750	249	312	-20	1.5	metal-data balance	5	20	17+19
					inflection/loss of
1200	301	315	-4	1.1	metal-data balance	1	4	8
					inflection/loss of
1660	239	240	-1	1.0	metal-data balance	<1%	<1%	central
					inflection/loss of
1350	235	236	-1	0.9	metal-data balance	<1%	<1%	SE
Table 17.17: Top-Cut Analysis

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.5.3.4 Dibwe Top-cut Domain Statistics
Following the application of top-cuts to data within each domain, descriptive statistics and histograms were generated for each domain. Descriptive statistics (Table 17.18) and histograms (Figures 17.24 to 17.26) for top-cut composite data are presented below.

	Domain
Statistics	SE	CENT	NW
Number	601	1088	4
Minimum	13	0	37
Maximum	1,350	1,660	184

Mean	251.00	233.89	116.25
Median	166.00	162.00	104.00
Std Dev	229.30	226.41	62.14
Variance	52,577.29	51,262.14	3,861.58
Std Error	0.38	0.21	15.54
Coeff Var	0.91	0.97	0.54

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	Domain
Statistics	SE	CENT	NW
Log Num	601.00	1058.00	4.00
Geom	173.78	170.33	99.78
Log Min	2.57	1.79	3.61
Log Max	7.21	7.42	5.22
Log Mean	5.16	5.14	4.60
Log S Dev	0.88	0.85	0.00
Log Var	0.77	0.73	0.00

Sichel Stats
Mean	255.25	245.17	120.73
V	0.77	0.73	0.37
Gamma	1.47	1.44	1.21

Percentiles
10	58.00	49.00	37.00
20	89.00	86.00	37.00
30	112.30	112.00	50.40
40	135.00	137.00	77.20
50	166.00	162.00	104.00
60	205.00	196.80	118.40
70	269.40	255.00	132.80
80	392.80	348.40	148.80
90	585.50	501.00	166.40
95	725.25	656.80	175.20
97.5	859.95	839.80	179.60
99	1,079.95	1,220.80	182.24
Table 17.18: Dibwe Domain Statistics (Composite Data)

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Figure 17.24: Dibwe SE Domain Histogram (Composite Data)
Figure 17.25: Dibwe Central Domain Histogram (Composite Data)

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.26: Dibwe NW Domain Histogram (Composite Data)
17.6 In Situ Dry Bulk Density Statistics
During the recent drilling campaign no new sample data was collected for further bulk density analysis, therefore the information collated in December 2006 remains current and is described here.
A program of density determination was completed from the PQ core available from the Mutanga metallurgical drill hole program during. A total of 97 core samples from 12 holes were selected as being geologically representative of the material drilled. The core was dried and density determined by calculating the core volume which was then divided into the weighed dry mass to calculate the in situ dry bulk density. The mean and median density values are 2.1 tonnes per cubic metre. The distribution has a low variance (tight distribution, Figure 17.27). CSA recommend a global density of 2.1 be applied to for estimation of the Mutanga and Dibwe Mineral Resources (Table 17.19).

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Summary Stats — Bulk Density Data
Details	From	To	Dia	Length	Volume(l)	Mass(gm)	Density
Number	97	97	97	97	97	97	97
Minimum	1.1	1.3	81.9	96.0	0.53	1,010.00	1.82
Maximum	53.8	54.0	85.2	208.0	1.16	2,536.00	2.30

Mean	22.6	22.8	83.8	188.7	1.04	2,188.21	2.10
Median	20.9	20.9	84.0	197.6	1.09	2,277.00	2.10
Std Dev	13.5	13.5	0.7	24.0	0.13	305.11	0.09
Variance	182.0	182.2	0.5	574.2	0.02	93,089.79	0.01
Std Error	0.1	0.1	0.0	0.2	0.00	3.15	0.00
Coeff Var	0.6	0.6	0.0	0.1	0.13	0.14	0.04

Percentiles
10	5.9	6.1	82.8	153.0	0.85	1,603.80	2.00
20	10.0	10.1	82.9	188.8	1.01	2,120.40	2.04
30	13.2	13.4	83.6	193.8	1.06	2,220.00	2.06
40	16.7	16.9	83.9	196.2	1.07	2,237.60	2.08
50	20.9	20.9	84.0	197.6	1.09	2,277.00	2.10
60	24.8	25.0	84.1	198.5	1.10	2,298.80	2.12
70	29.7	29.9	84.3	199.2	1.11	2,319.80	2.13
80	34.6	34.8	84.5	200.6	1.11	2,343.60	2.16
90	42.5	42.7	84.7	202.7	1.12	2,409.20	2.21
95	46.7	46.9	84.7	204.4	1.13	2,480.00	2.25
97.5	50.1	50.3	84.8	205.1	1.14	2,512.35	2.27
99	50.8	51.0	85.1	207.0	1.15	2,536.00	2.30
Table 17.19: Bulk Density Data

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.27: Bulk Density Data Distribution
17.7 Variography
A variography study was completed using the current composite datasets to determine the spatial correlation between samples at both deposits, to be used for grade estimation using ordinary kriging equations.
17.7.1 Mutanga — Variography
Variography was attempted for all domains using current composite grade data. Domains MIN1, MIN2HG and MIN5 contain insufficient data for meaningful variograms to be modelled and reliable directions of grade continuity could not be established. Variography performed on domains MIN2 and MIN3 produced more reliable variograms for the first two continuity directions, although poor in the third direction. Details of variography from the MIN2 and MIN3 domains are tabulated below, (Table 17.20).

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	Nugget	Continuity
Domain	(%)	Direction	Dip (O)	Azi(O)	Range (m)
MIN2	25	DIR1	12	126	50
		DIR2	0	216	20
		DIR3	78	306	15
MIN3	28	DIR1	0	036	50
		DIR2	0	126	25
		DIR3	90	306	15
Table 17.20: Variography from the MIN2 and MIN3 Domains
The close spaced drilling (CSD) undertaken during the recent drilling campaign over a 200m × 200m portion of the deposit straddling domains MIN2 and MIN3 (see Figure 17.11 and Figure 17.28 below) provides useful data with which to model variography using a close spaced dataset, that may be more representative of grade continuity over both domains. Accordingly, variograms were modelled using this data, which resulted in well behaved variograms that described the grade continuity directions and ranges reliably and which honour the general strike and dip of the mineralised zones in these domains.

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Figure 17.28: Close Spaced Drilling used for Geostatistical Analysis
The modelled nugget effect is low to moderate at about 20% of the total variability. Ranges extend further along the dip direction than the strike direction and the models honour the shallow dip of mineralisation to the SW (6o) and shallow dip to the SE (6o).
Details of variography from close spaced drilling is tabulated below (Table 17.21). Variogram plots for the down-hole variogram and continuity directions are shown in Figures 17.29 to17.32. Variability is scaled on the y axis, against the range in metres on the x axis.

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		Continuity
Domain	Nugget (%)	Direction	Dip (O)	Azi(O)	Range (m)
Close Spaced Drilling	21	DIR1	6	132	75
		DIR2	6	223	40
		DIR3	81	357	10
Table 17.21: Details of Variography from Close Spaced Drilling
Figure 17.29: Close Spaced Drilling, Down Hole Variogram

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Figure 17.30: Close Spaced Drilling, Direction 1 Variogram
Figure 17.31: Close Spaced Drilling, Direction 2 Variogram

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Figure 17.32: Close Spaced Drilling, Direction 3 Variogram
In order to test the robustness of these variogram models for use in the Kriging equations, a cross validation exercise was performed using the three variogram models, applied to domains MIN2 and MIN3 in order to see whether one model is more reliable at describing the grade continuity parameters than the others. The cross validation exercise methodology was to remove a composite data value from the population and use the surrounding values to estimate the removed grade. The resulting value is then compared to the estimate. The total average estimates are then compared to the actual estimates and if the variogram model is robust, the figures should be very close. The average error statistic should be close to zero and the standard deviation of the error statistic should be close to one. The table below summarises the results of the cross validation exercise (Table 17.22).

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	Variogram
Domain	Model	Error Statistic	SD
MIN2	MIN2	0.00127	0.433
	CSD	0.00199	0.420
MIN3	MIN3	0.00246	0.710
	CSD	0.00204	0.700
MIN1	CSD	0.000555	0.140
MIN2HG	CSD	-0.0364	0.57
MIN4	CSD	-0.000074	0.210
MIN5	CSD	0.00103	0.330
Table 17.22: The Results of the Cross Validation Exercise
Results from this work show there is little difference between the domain variography and CS variography for domains MIN2 and MIN3 and although the SD’s appear relatively low, the very small error statistics are a good result. The ranges determined through the CSD variography are longer than those defined by the MIN2 and MIN3 variography and these variogram parameters are considered more robust for use in the kriging equations.
Therefore, the CSD variogram model was applied not only to the MIN2 and MIN3 domains, but to other domains for which variogram parameters could not be modelled, i.e. all domains.
During the grade interpolation stage, Kriging was initially undertaken into blocks of the MIN2 and MIN3 domains using the MIN2 and MIN3 variogram model. The Kriging process was then re-run using the CSD variogram model. The overall block Kriging variance using the CSD variogram model was lower than the variance using the domain variogram models. This outcome goes some way to validating the choice of variogram model.
17.7.2 Dibwe Mineralisation U3O8 Variography
Although the dataset for the Dibwe deposit is significantly larger than in December 2007, the current drill hole spacing of 100m × 50m is still not sufficient to describe the grade continuity throughout the deposit and the narrow and highly fragmented and fractured nature of the mineralised zones within the deposits coupled with thee observed high variability in U3O8 throughout

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
the deposit make modelling grade continuity difficult. Therefore, the CSD variogram model was tested on Dibwe domain data (resulting in an error statistic of 0.000594 and SD of 0.30 when applied to the Dibwe Centre domain and -0.00179 and 0.30 for the Dibwe SE domain. The CSD model parameters were applied to Dibwe for the purposes of grade estimation.
17.8 Grade Estimation
U3O8 grades were estimated into a block model for each deposit, constructed to honour the interpreted mineralised zones and the surface topography. Blocks within each model were coded by the relevant domains using the domain wireframes and then constrained to the surface topography. Blocks situated above the topographic surface were deleted. Adequate waste was built into the block models to ensure that they were suitable for open pit optimisation and mine planning. To speed up processing time, waste blocks were filtered out of each block model prior to grade interpolation and then re-merged into the block file after grades were assigned to each model.
Ordinary Kriging was used to estimate U3O8 based on the modelled variogram parameters. Inverse Distance squared estimation was completed as a comparison with the Kriged estimate.
The grade interpolation strategy for both deposits involved setting up search parameters in a search ellipse for each domain, which was then aligned to the geometry of each domain. A series of grade interpolation “runs” were then completed, at progressively larger search distances until all blocks received an interpolated grade. Constraints were applied to the number of grade values and holes used in the interpolations in order to improve the reliability of the estimates.
Upon completion of grade estimation for both deposits, a series of block model validations were completed to test the robustness of each estimate.
17.8.1 Mutanga Grade Estimation
17.8.1.1 Mutanga Block Model Construction
A sub celled block model was constructed from the wireframes defining the mineralised envelope and topographic surface. The model dimensions are presented in Table 17.23.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Parameter	Minimum	Maximum
Easting Range	658,400m	660,000m
Northing Range	193,800m	195,200m
Elevation	500m	620m
Easting Block Size	20m	2m
Northing Block Size	20m	2m
Elevation Block Size	5m	0.5m
Table 17.23: Mutanga Block Construction Parameters
17.8.1.2 Mutanga Grade Estimation Parameters
Sample search parameters for Mutanga are tabulated in Table 17.24. The search ellipse was aligned with the dominant variogram directions and domain geometries.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
SEARCH ELLIPSE PARAMETERS MIN1

	Run 1	Run 2	Run 3	Run 4
AZI/PLUNGE	205/3	205/3	205/3	205/3
DIP	5	5	5	5
RADII 1 RANGE	35	50	100	200
RADII 2 RANGE	50	75	150	300
RADII 3 RANGE	3	10	20	40
Min samples per estimate	5	3	1	1
max samples per estimate	20	20	20	20
min hole per estimate	3	3	1	1
SEARCH ELLIPSE PARAMETERS MIN2

	Run 1	Run 2	Run 3	Run 4
AZI/PLUNGE	216/0	216/0	216/0	216/0
DIP	6	6	6	6
RADII 1 RANGE	35	50	100	200
RADII 2 RANGE	50	75	150	300
RADII 3 RANGE	3	10	20	40
Min samples per estimate	5	3	1	1
max samples per estimate	25	25	25	25
min hole per estimate	3	3	1	1
SEARCH ELLIPSE PARAMETERS MIN2HG

	Run 1	Run 2	Run 3	Run 4
AZI/PLUNGE	230/0	230/0	230/0	230/0
DIP	10	10	10	10
RADII 1 RANGE	35	50	100	200
RADII 2 RANGE	50	75	150	300
RADII 3 RANGE	3	10	20	40
Min samples per estimate	5	3	1	1
max samples per estimate	20	20	20	20
min hole per estimate	3	3	1	1
SEARCH ELLIPSE PARAMETERS MIN3

	Run 1	Run 2	Run 3	Run 4
AZI/PLUNGE	240/0	240/0	240/0	240/0
DIP	5	5	5	5
RADII 1 RANGE	35	50	100	200
RADII 2 RANGE	50	75	150	300
RADII 3 RANGE	3	10	20	40
Min samples per estimate	5	3	1	1
max samples per estimate	20	20	20	20
min hole per estimate	3	3	1	1

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
SEARCH ELLIPSE PARAMETERS MIN4

	Run 1	Run 2	Run 3	Run 4
AZI/PLUNGE	240/0	240/0	240/0	240/0
DIP	5	5	5	5
RADII 1 RANGE	35	50	100	200
RADII 2 RANGE	50	75	150	300
RADII 3 RANGE	3	10	20	40
Min samples per estimate	5	3	1	1
max samples per estimate	20	20	20	20
min hole per estimate	3	3	1	1
SEARCH ELLIPSE PARAMETERS MIN5

	Run 1	Run 2	Run 3	Run 4
AZI/PLUNGE	240/0	240/0	240/0	240/0
DIP	5	5	5	5
RADII 1 RANGE	35	50	100	200
RADII 2 RANGE	50	75	150	300
RADII 3 RANGE	3	10	20	40
Min samples per estimate	5	3	1	1
max samples per estimate	20	20	20	20
min hole per estimate	3	3	1	1
Table 17.24: Grade Estimation Search Ellipse and Sample Parameters
Octant searching was not used. Grades were interpolated into parent cells so that sub-cells were assigned the value of their parent cell, to reduce adverse volume variance issues. Grades were interpolated into the model using the first run. Blocks which did not receive an interpolated grade were then used in successive runs until all blocks were populated.
17.8.1.3 Mutanga Model Validation
Once the grade estimates were completed, a series of model validations were completed to test the robustness of the estimate. These included:
•	Comparison of average composite grade with average block grade for each domain.

•	Swath plots of grade trends in depth, northing and easting.

•	Visual validation of composite grades with block grades, throughout the deposit.

•	Comparison of domain wireframe volumes with block volumes.

•	Comparison of IDW estimate with the OK estimate.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The comparison of average composite grades with block model grades is contained in Table 17.25.

	Block U3O8	De-clustered	Difference
Domain	(ppm)	composite U3O8 (ppm)	(%)
MIN1	136	146	-7.0
MIN2	344	321	5.7
MIN2HG	522	521	0.3
MIN3	332	335	-2.1
MIN4	189	182	-0.7
MIN5	196	192	-1.5
ALL	279	271	2.9
Table 17.25: Comparison of Average Composite Grades with Block Model Grades
The comparison of de-clustered composite grades and block model grades shows that the input and output data compare well. The exception is in domain MIN1 which contains relatively few data points and grades within this domain appear more smoothed than the rest of the model.
Swath plots showing grade trends in depth, northing and easting in each domain, are contained in Figures 17.33 to 17.38.

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Figure 17.33: Swath Plots MIN1

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Figure 17.34: Swath Plots MIN2

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Figure 17.35: Swath Plots MIN2HG

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Figure 17.36: Swath Plots MIN3

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Figure 17.37: Swath Plots MIN4

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Figure 17.38: Swath Plots MIN5

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The swath plots clearly show that the trends observed in the composite data sets for each domain are honoured by the block grade data, but with a degree of smoothing, which is to be expected with any grade estimation. In domains with relatively few data points (e.g. MIN1), the trends are less evident and the degree of smoothing greater. Local estimates of block grade within the MIN1 domain are likely to be less reliable than for other domains and as such, block grades above a cut-off are likely to be highly variable.
Visual validations were undertaken by reviewing slices through the block model and comparing composite grades to block grades by domain. Screenshots of domain slices are contained in Figures 17.39 to 17.43.
Figure 17.39: NW-SE Cross Section Through MIN1

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Figure 17.40: NW-SE Cross Section Through MIN2
Figure 17.41: NW-SE Cross Section Through MIN2HG,

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Figure 17.42: NW-SE Cross Section Through MIN3
Figure 17.43: NW-SE Cross Section Through MIN4 (top) and MIN5 (bottom)

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The cross sections through each domain indicate that block grades honour the general sense of the composite grades.
Wireframe volumes were compared to domain block volumes to ensure these are honoured and that the tonnage estimate is reliable. This Comparison is summarised in Table 17.26. Results from this comparison show that the difference between the wireframe volume and block model volume is negligible.

	Wireframe	Block Model	Difference
Domain	Volume (m3)	Volume (m3)	(%)
MIN1	223,761	222,968	-0.354
MIN2	2,104,117	2,104,394	0.013
MIN2HG	89,658	89,194	-0.517
MIN3	3,374,440	3,370,704	-0.111
MIN4	2,086,381	2,086,344	-0.002
MIN5	830,386	830,628	0.029
Table 17.26: Wireframe Volumes Compared to Domain Block Volumes
At the completion of the kriged estimate, the estimate was run again using the Inverse Distance Weighting (IDW) interpolation method, raised to the second power. The input data, search parameters and interpolation strategy were identical to the kriged model except that variography was not used. IDW estimates differ from kriged estimates in that they assume a zero nugget; nevertheless they are useful comparative estimates. These two estimation methods are compared in the following table (Table 17.27).

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	OK	IDW2
Material	U3O8 ppm	U3O8 ppm	diff %
ALL	279	281	-0.6
ALL>100ppm	287	290	-0.7
MIN1	136	127	-3.4
MIN2	344	336	1.0
MIN2HG	522	519	0.6
MIN3	332	331	-0.8
MIN4	189	187	-3.2
MIN5	196	189	-0.1
Table 17.27: Comparison of Mutanga OK Model and IDW2 Model
It is concluded from the validations performed on the Mutanga resource model, that the estimate of tonnage and grade can be considered reliable, robust and honours the input data used in its creation.
17.8.2 Dibwe Grade Estimation
17.8.2.1 Dibwe Block Model Construction
A sub celled block model was constructed from the wireframes defining the mineralised envelopes and topographic surface. The model dimensions are presented in Table 17.28.

Parameter	Minimum	Maximum
Easting Range	652,990m	655,510m
Northing Range	184,240m	186,520m
Elevation	440m	610m
Easting Block Size	20m	2m
Northing Block Size	20m	2m
Elevation Block Size	5m	0.5m
Table 17.28: Dibwe Block Construction Parameters

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.8.2.2 Dibwe Grade Estimation Parameters
Sample search parameters for Dibwe are tabulated in Table 17.29. The search ellipse was aligned with the dominant domain geometries.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
SEARCH ELLIPSE PARAMETERS SE DOMAIN

	Run 1	Run 2	Run 3	Run 4
AZI/PLUNGE	046/0	046/0	046/0	046/0
DIP	9	9	9	9
RADII 1 RANGE	100	150	300	450
RADII 2 RANGE	65	100	200	300
RADII 3 RANGE	7	10	20	30
Min samples per estimate	5	5	5	1
max samples per estimate	20	20	20	20
min hole per estimate	3	3	1	1
SEARCH ELLIPSE PARAMETERS CENTRAL DOMAIN

	Run 1	Run 2	Run 3	Run 4
AZI/PLUNGE	052/2	052/2	052/2	052/2
DIP	9	9	9	9
RADII 1 RANGE	100	150	300	450
RADII 2 RANGE	65	100	200	300
RADII 3 RANGE	7	10	20	30
Min samples per estimate	5	5	5	1
max samples per estimate	20	20	20	20
min hole per estimate	3	3	1	1
SEARCH ELLIPSE PARAMETERS NW DOMAIN

	Run 1	Run 2	Run 3	Run 4
AZI/PLUNGE	065/0	065/0	065/0	065/0
DIP	0	0	0	0
RADII 1 RANGE	100	150	300	450
RADII 2 RANGE	65	100	200	300
RADII 3 RANGE	7	10	20	30
Min samples per estimate	5	5	5	1
max samples per estimate	20	20	20	20
min hole per estimate	3	3	1	1
Table 17.29: Grade Estimation Search Ellipse and Sample Parameters
Octant searching was not used. Grades were interpolated into parent cells so that sub-cells were assigned the value of their parent cell, to reduce adverse volume variance issues. Grades were interpolated into the model using the first run. Blocks which did not receive an interpolated grade were then used in successive runs until all blocks were populated.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.8.2.3 Dibwe Model Validation
As for Mutanga, once the grade estimates were completed, the model validations were undertaken and are described below. The comparison of average composite grades with block model grades is contained in the following table (Table 17.30).

	Block	De-Clustered
	U3O8	composite U3O8
Domain	(ppm)	(ppm)	Difference (%)
SE	242	235	+3.0
CENTRAL	231	235	-2.0
NW	133	139	-4.0
Table 17.30: Comparison of Average Composite Grades with Block Model Grades
De-clustered mean composite grades compare favourably with average block grades for each domain. Swath plots showing grade trends in depth, northing and easting in each domain are contained in Figure 17.44.

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Figure 17.44: Swath Plots, All Domains

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The swath plots show that the trends observed in the composite data set are honoured by the block grade data, but with a degree of smoothing. Visual validations were undertaken by reviewing slices through the block model and comparing composite grades to block grades by domain. Screenshots of cross section slices are contained in Figures 17.45 to 17.47.
Figure 17.45: NW-SE Cross Section Through the CENTRAL and SE Domains,

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.46: NW-SE Cross Section Through the CENTRAL and SE Domains,
Figure 17.47: NW-SE Cross Section Through the SE, CENTRAL and NW Domains

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The entire wireframe volume, comprising the 23 mineralised zones was compared to the block volume to ensure the wireframe model is honoured and that the tonnage estimate is reliable. This Comparison is summarised in Table 17.31. Results from this comparison show that the difference between the wireframe volume and block model volume is negligible.

	Wireframe	Block Model	Difference
Domain	Volume (m3)	Volume (m3)	(%)
ALL	8,423,537	8,383,616	-0.40
Table 17.31: Wireframe Volume, Compared to the Block Volume
At the completion of the kriged estimate, the estimate was run again using the Inverse Distance Weighting (IDW) interpolation method, raised to the second power. The input data, search parameters and interpolation strategy were identical to the kriged model except that variography was not used. IDW estimates differ from kriged estimates in that they assume a zero nugget, nevertheless they are useful comparative estimates. These two estimation methods are compared in Table 17.32.

	OK	IDW2
	U3O8	U3O8
Material	ppm	ppm	diff %
ALL	234	236	-0.8
Table 17.32: Comparison of Mutanga OK Model and IDW2 Model
It is concluded from the validations performed on the Dibwe resource model, that the estimate of tonnage and grade can be considered reliable, robust and honours the input data used in its creation.
17.9 Mineral Resource Reporting
The Mineral Resource Estimate as at 30 December 2008 presented in this document has been estimated and classified according to recommendations in the CIM Definitions Standards and in accordance with the rules of NI43-101. Classification of a Mineral Resource requires consideration of both the reliability of the sample data and other data used in the estimate, coupled with knowledge of the host geology.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
17.9.1 Classification of the Mutanga and Dibwe Mineral Resource Estimates
Confidence criteria used to classify interpolated blocks includes:
•	Interpolation criteria based on sample density, variography, search and interpolation parameters.

•	Assessment of the reliability and confidence that can be given to geological, sample, survey and bulk density data used in modelling

•	Robustness of the geological model.

•	Drilling and sample density.
Recent drilling at Mutanga has tightened the drilling grid to 50m × 50m centres, which has allowed the geometry of deposit domains to be refined. In addition, good variography has provided reliable directions and ranges of grade continuity over the deposit. Results from the variography study indicate the ranges of grade continuity to be 75m in the strike direction and 50m in the dip direction. This base range is sufficient to define Indicated Resources. Blocks which received an interpolated grade during the first run (being informed by at least 5 samples from at least 3 drill holes, at search ranges less than the base range) were classified as Measured Resources. Measured Resources are located in the area of close spaced Geostatistical drilling, within domains MIN2 and MIN3. Blocks that received an interpolated grade during run2 (at distances equal to the range), and form a contiguous volume were classified as Indicated Resources. Those blocks within the model that were captured during interpolation runs 3 and 4 were classified as Inferred Resources. In addition to these criteria, all blocks within the MIN1 domain are classified as Inferred Resources by virtue of the lack of sample data within this domain. All MIN2HG blocks are also classified as Inferred Resources since this domain occupies the escarpment on the NW edge of the deposit where topographic error is at its highest.
Future upgrade of defined Mineral Resources requires:
1.	Improvements in the accuracy of the topographic surface DTM (currently +/-2.5m).

2.	Infill drilling to improve geological and grade continuity so as to increase the confidence that can be applied to the classification of Mineral Resources.

3.	More QAQC data. This is required to further confirm the validity of gamma data used in the resource estimations.

4.	More bulk density data. This is required from each of the domains, in order to improve the tonnage estimate.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The figure below (Figure 17.48) shows the Mutanga Block Model, coloured by resource class (magenta = Measured, red=Indicated, blue=Inferred).
Figure 17.48: Mutanga Resource Model Coloured by Resource Class.
At Dibwe, recent drilling has brought the drilling grid in to 100m × 50m centres, which has allowed the geological model to be improved and the geometry of deposit to be modified. Recent infill drilling defines the mineralised zones as narrow, semi-continuous, geologically and structurally controlled zones within the three fault bounded domains. Infill drilling has allowed a degree of grade continuity to be established over the deposit though local grade variability remains high. Geological and grade continuity is established to a level sufficient to classify resources over the deposit as Inferred Resources only.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
No resources were classified as Indicated Resources due to:
•	The current drill spacing is not adequate to establish geological and grade continuity along strike, to the level required to classify Indicated Resources.

•	Additional assay QAQC data is required in order to validate the use of gamma probe data in resource estimation work at Dibwe.

•
Deposit specific variography has not been undertaken at Dibwe. In order to increase the confidence in the resource estimate, valid directions and ranges of grade continuity need to be established using Dibwe domain data.

17.9.2 Mineral Resource Tabulations

	U3O8
	Lower	Measured			Indicated			Inferred
	Cut-off	Tonnes	U3O8	U3O8	Tonnes	U3O8	U3O8	Tonnes	U3O8	U3O8
Deposit	(ppm)	(Mt)	(ppm)	(Mlbs)	(Mt)	(ppm)	(Mlbs)	(Mt)	(ppm)	(Mlbs)
Mutanga	100	1.88	481	1.99	8.4	314	5.82	7.2	206	3.3
Dibwe	100	—	—	—	—	—	—	17.0	234	9.0

Total		1.88	481	1.99	8.4	344	5.82	24.2	226	12.3

Table 17.33: Updated Mineral Resource Estimates for Mutanga and Dibwe (2008).

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Figure 17.49: Mutanga Block Model, Coloured by U3O8 ppm
Figure 17.50: Dibwe Block Model, Coloured by U3O8 ppm.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	U3O8
	Lower
	Cut-	Measured			Indicated			Inferred
	off	Tonnes	U3O8	U3O8	Tonnes	U3O8	U3O8	Tonnes	U3O8	U3O8
Deposit	ppm	(Mt)	ppm	(Mlbs)	(Mt)	ppm	(Mlbs)	(Mt)	ppm	(Mlbs)
Mutanga	100	1.88	481	1.99	8.4	314	5.82	7.2	206	3.3
Mutanga Ext*	200							0.5	340	0.4
Mutanga East*	200							0.2	320	0.1
Mutanga West*	200							0.5	340	0.4
Dibwe	100				—	—	—	17.0	234	9.0

Total		1.88	481	1.99	8.4	344	5.82	25.4	231	13.2

*	Resources for Mutanga Ext, Mutanga East and Mutanga West have not been updated in 2008 and remain current.
Table 17.34: Mutanga Project — Summary of Current Resources as at December 2008
17.9.3 Comparison to previous estimates
The recently completed resource estimate (Tables 17.33 and 17.34, Figures 17.49 and 17.50) was compared to that reported in 2006 (Table 17.2) and this comparison is detailed below. It should be noted that a direct comparison can only be made between that part of the resource termed Mutanga in the 2006 estimate and the recent Mutanga estimate. Mutanga Extensions, Mutanga East and Mutanga West resource areas were not included in the 2008 mineral estimate update but remain current.
The 2006 estimate of resources quotes the Mutanga resource as 7.0Mt at a grade of 400ppm U3O8, totalling 6.2Mlbs of U3O8, at a 200ppm cut-off. The entire resource was classified as Inferred Resources.
Following infill drilling at Mutanga, the new resource estimate, at a 100ppm lower cut-off is 17.51Mt @ 287ppm U3O8 for a total of 11.1Mlbs U3O8. This estimate contains 150% more tonnes, at a 28% reduced grade, for a 79% increase in contained uranium compared to that which was reported by CSA in December 2006. In addition and as a result of recent infill drilling, 18% of the estimated resource tonnage is now classified as Measured Resources (11% of resource uranium lbs), 52% as Indicated Resources (48% of uranium lbs) and 30% Inferred Resources (41% of uranium lbs). Following infill drilling at Dibwe, the resource estimate, at a lower cut-off of 100ppm is 17.04Mt @ 239ppm U3O8 for 8,967,000lbs U3O8. This estimate contains 107% more tonnes, at a 35% reduced grade for a 36% increase in contained uranium compared to the December 2006 model.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
At Mutanga and Dibwe, the significant tonnage increase and grade reduction is as a result of the decision to reduce the cut-off grade from 200ppm (as was used in 2006) to 100ppm following mineral extraction improvements and upgrades which has allowed lower grade mineralization to become economical. Using a 100ppm cut-off has added significant tonnage, diluting the overall grade.
Some additional tonnage can be attributed to the delineation of an additional zone of mineralization at Mutanga, MIN5 that had not been defined in early drilling campaigns. Infill drilling has also allowed the MIN4 domain to be extended by 250m to the NE. Deposit edges have been refined following additional drilling.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
18.0 OTHER RELEVANT DATA AND INFORMATION
18.1 De-mining and UXO Program
In April 2006 a team from MineTech International (MTI) commenced a Level 1 General Mine Action Assessment Survey of the Mutanga camp, proposed Mutanga open pit and plant site areas. The purpose of the assessment was to provide general information and advice to mitigate any risk of landmines or unexploded ordinance (UXOs) to staff, vehicles and equipment engaged in geological prospecting.
In addition to this campaign, Denison completed another two during 2008. The clearing operations located rocket propelled grenades and casings, an anti tank mine and numerous projectiles (i.e. bullets).
Further clearance work is required along the Zyiba Meenda Road as this is the proposed route for the site access road.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
19.0 INTERPRETATION AND CONCLUSIONS
The resource estimates completed in 2006 for the Mutanga and Dibwe deposits were estimated at a 200ppm U3O8 lower cut-off grade and classified as Inferred due to the limited understanding of geological continuity, low drilling density and uncertainty surrounding the relationship between the different assay and radiometric methods used to determine the sample U3O8 grades. The 2006 resource was not considered for upgrading to the Indicated category due to uncertainty surrounding absolute U3O8 grades and low confidence in the local grade estimations, the requirement for clarification on down hole gamma logger grades, the need for increased understanding of the geological controls on mineralisation and mineralogy and the specific locations of the in-situ dry density determinations.
A series of recommendations were outlined by CSA following the 2006 resource estimate, designed to facilitate the upgrade of Inferred Resources to Indicated Resources. These are summarised below:
•
Complete infill RC and diamond drilling at both deposits and combine this work with mapping and geological interpretation, so as to continue to enhance the understanding of the geological and structural controls on U3O8 mineralisation.

•
Complete test work to ensure the cheaper and more effective down hole gamma logging technology can be used to determine down hole U3O8 equivalent grades, with the aim of reducing the reliance on time consuming and expensive off-site assay methods.

•
Continue to develop an understanding of the mineralogy, metallurgical and communition properties of the potential U3O8 ore bearing material by completion of representative metallurgical core drilling and sampling programs.

•	Collect additional in-situ dry bulk density data for both the potential ore and surrounding waste material for both Mutanga and Dibwe, so as to improve the tonnage estimate.
Accordingly, the recent drilling (post 2006) campaigns were implemented and steps taken to address the issues and sensitivities outlined in the 2006. A Mutanga, infill drilling on a 50m x 50m grid was completed whilst at Dibwe, 50m infill on 100m spaced cross sections was completed.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Historical resource estimates for both Mutanga and Dibwe have relied to a large extent on historic chemical assay data, some of which cannot be verified. With the recent infill drilling campaigns the drill hole database has become significantly larger and gamma probe derived e U3O8 is the dominant grade data medium.
In order to validate the use of gamma data in resource estimation, check sampling was undertaken of drill material and sent for chemical assay. QAQC analysis of chemical assay data concludes:
•	Blanks submitted all performed very well with all samples reporting below detection. This suggests that field sampling methods and contamination-limiting procedures at SGS are adequate.

•	Results from the submission of external field standards was mixed.

•	Results from internal standards (UREM) was poor overall. Six out of seven standards reported within ±10% of their certified values, but the average percentage error was 11% outside the expected value.

•
Although not available at the time the QAQC review was completed, at the time of reporting, spreadsheet data for additional internal laboratory standard reference material, blanks and duplicate samples was received and reviewed. This data suggests internal laboratory QAQC practises to be adequate, but follow up on erroneous UREM samples is recommended. Ongoing monitoring of internal laboratory control alongside external control is highly recommended as part of future drilling programs and should be implemented as a matter of course.. A set of pulp duplicates should be submitted to an umpire laboratory which can then be analysed alongside SGS samples, also testing laboratory precision.

•
The number of QAQC samples submitted overall was low (91) and it is advisable that in future drilling campaigns, this number should be increased to be more representative. It is highly advisable that, as a matter of course, QAQC data should be analysed concurrently with drilling. By doing this, if issues arise, it allows for the laboratory to be consulted, samples re-assayed and procedures reviewed if necessary, resulting in problems being resolved at the time and prevented for the rest of the campaign.

Given this small sample population relative to gamma data, direct comparison on an interval-by-interval basis was not considered, not least because available assay data is not representative of all mineralised grade ranges nor spatially representative of each deposit.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
The recent chemical assay QAQC program to validate gamma data against assay data did not return assay grades from all grade ranges exhibited by gamma probe data, and so is considered sub-optimal. Given that comparison on an interval by interval basis could not be undertaken, a more valid approach is to use the comparison of overall population statistics from all assay data and all gamma data, to assess the validity of gamma data for use in resource estimation. It was this approach that was adopted.
The number of recent check assays with which to validate the large amount of gamma data generated during the recent infill drilling campaign is low. In order to increase the level of confidence that can be applied to the indirect method of uranium grade calculation via gamma probing which in turn influences the overall classification of resources, it is recommended that additional check assaying be undertaken, particularly at Dibwe, that ensures not only that returned assays are representative of all grade ranges estimated by gamma probing, but also spatially representative.
Nevertheless, combining recent assay data with validated historic data has allowed a larger sample population to be used to validate gamma data. Statistical analysis suggests the two data populations show similar characteristics and are statistically compatible. These two sample supports are considered reliable for the purposes of resource estimation.
Therefore, following a review of all data held for the project, grade data used in these resource estimation updates comprises all valid data from the recent drilling campaigns as well as chemical assay data from historic drilling campaigns undertaken by Omega/GeoQuest, but omits historical data from previous campaigns undertaken by Agip, in favour of more reliable recent data.
The close spaced drilling (CSD) undertaken during the recent drilling campaign over a 200m × 200m portion of the deposit straddling domains MIN2 and MIN3 (see Figure 17.11 and Figure 17.28) provides useful data with which to model variography using a close spaced dataset, that may be more representative of grade continuity over both domains. Accordingly, variograms were modelled using this data, which resulted in well behaved variograms that described the grade continuity directions and ranges reliably and which honour the general strike and dip of the mineralised zones in these domains.
Although the updated topographic surface is an improvement over historical data held, the 5m contoured data does not include spot heights and as such, topographic highs are shown as flat contours resulting in potential elevation inaccuracies, especially at relatively high levels. Draped collar elevations are accurate to +/- 2.5m at lower levels and +/- 5.0m at higher elevations. It is recommended that spot height data be sourced (from which the contoured surfaces were created) and topographic DTM surfaces be refined using this data, prior to future resource updates.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
It is concluded from the validations performed on the Mutanga resource model, that the estimate of tonnage and grade can be considered reliable and robust and honours the input data used in its creation.
The Mutanga and Dibwe resource estimates have been classified using CIM guidelines and in accordance with the rules of NI43-101. Confidence criteria used to classify interpolated blocks includes:
•	Interpolation criteria based on sample density, variography, search and interpolation parameters.

•	Assessment of the reliability and confidence that can be given to geological, sample, survey and bulk density data used in modelling.

•	Robustness of the geological model.

•	Drilling and sample density.
Recent drilling at Mutanga has tightened the drilling grid to 50m × 50m centres, which has allowed the geometry of deposit domains to be refined. In addition, good variography has provided reliable directions and ranges of grade continuity over the deposit. Results from the variography study indicate the ranges of grade continuity to be 75m in the strike direction and 50m in the dip direction. This base range is sufficient to define Indicated Resources. Blocks which received an interpolated grade during the first run (being informed by at least 5 samples from at least 3 drill holes, at search ranges less than the base range) were classified as Measured Resources. Measured Resources are located in the area of close spaced Geostatistical drilling, within domains MIN2 and MIN3. Blocks that received an interpolated grade during run2 (at distances equal to the range), and form a contiguous volume were classified as Indicated Resources. Those blocks within the model that were captured during interpolation runs 3 and 4 were classified as Inferred Resources. In addition to these criteria, all blocks within the MIN1 domain are classified as Inferred Resources by virtue of the lack of sample data within this domain. All MIN2HG blocks are also classified as Inferred Resources since this domain occupies the escarpment on the NW edge of the deposit where topographic error is at its highest.
Future upgrade of defined Mineral Resources requires:
1.	Improvements in the accuracy of the topographic surface DTM (currently +/-2.5m).

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
2.	Infill drilling to improve geological and grade continuity so as to increase the confidence that can be applied to the classification of Mineral Resources.

3.	More QAQC data. This is required to further confirm the validity of gamma data used in the resource estimations.

4.	More bulk density data. This is required from each of the domains, in order to improve the tonnage estimate.
These sensitivities should be considered when planning additional resource definition drilling to upgrade parts of the resource to higher categories.
At Dibwe, recent drilling has brought the drilling grid in to 100m × 50m centres, which has allowed the geological model to be improved and the geometry of deposit to be modified. Recent infill drilling defines the mineralised zones as narrow, semi-continuous, geologically and structurally controlled zones within the three fault bounded domains. Infill drilling has allowed a degree of grade continuity to be established over the deposit though local grade variability remains high.
Geological and grade continuity is established to a level sufficient to classify resources over the deposit as Inferred Resources only. No resources were classified as Indicated Resources due to:
1.	The current drill spacing is not adequate to establish geological and grade continuity along strike to the level required to classify Indicated Resources.

2.	Additional assay QAQC data is required in order to validate the use of gamma probe data in resource estimation work at Dibwe.

3.
Deposit specific variography has not been undertaken at Dibwe. In order to increase the confidence in the resource estimate, valid directions and ranges of grade continuity need to be established using Dibwe domain data.

These sensitivities should be considered when planning additional resource definition drilling to upgrade parts of the resource to higher categories.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
At Mutanga and Dibwe, the significant tonnage increase and grade reduction is as a result of the decision to reduce the cut-off grade from 200ppm (as was used in 2006) to 100ppm following mineral extraction improvements and upgrades which has allowed lower grade mineralization to become economical. Using a 100ppm cut-off has added significant tonnage, diluting the overall grade.
Some additional tonnage can be attributed to the delineation of an additional zone of mineralization at Mutanga, MIN5 that had not been defined in early drilling campaigns. Infill drilling has also allowed the MIN4 domain to be extended by 250m to the NE. Deposit edges have been refined following additional drilling.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
20.0 RECOMMENDATIONS
The current resource estimates for Mutanga and Dibwe are considered reliable, robust and suitable for inclusion in Feasibility Study work. However, additional infill drilling should be planned for the Mutanga and Dibwe deposits with the objective of upgrading current inferred and Indicated Resources to higher categories. The current drill spacing of 50m × 50m at Mutanga may be sufficient to define Measured Resources over the deposit, based on interpolation and search criteria only. Further Measured Resources can only be classified once sensitivities concerning gamma data validation and topography have been addressed. At Dibwe, the current drill hole spacing of 100m × 50m is not adequate to establish geological and grade continuity along strike for the classification of Indicated Resources.
Following a review of the recent resource updates, CSA are confident that higher category resources can be classified in future resource estimates, with additional infill drilling and/or by addressing data sensitivities, which include;
1.
Ongoing monitoring of internal laboratory control alongside external control is highly recommended as part of future drilling programs and should be implemented as a matter of course. A set of pulp duplicates should be submitted to an umpire laboratory which can then be analysed alongside SGS samples, also testing laboratory precision.

2.
In order to increase the level of confidence that can be applied to the indirect method of uranium grade calculation via gamma probing which in turn influences the overall classification of resources, it is recommended that additional check assaying be undertaken at Mutanga and Dibwe that ensures not only that returned assays are representative of all grade ranges estimated by gamma probing, but also spatially representative. At this time the number of QAQC samples available for comparison is low. It is advisable that in future drilling campaigns, a minimum of 10% of mineralised zone intersections should be sampled and analysed via chemical assay so as to provide a reliable dataset with which to validate the use of gamma data.

3.
CSA recommends Denison acquire aerial survey topographic data and generate contours at 1m intervals at an accuracy of +/- 0.5m for all areas that are potentially required for future mining and infrastructure development. In the short term, current 5m contour spot height data should be sought to further refine the current topography model.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
4.
Additional bulk density sampling should be undertaken and representative samples collected from each domain from a variety of ore types and grade ranges. This information should be incorporated into future resource estimation work to improve the tonnage estimate.

5.
Although the variography study at Mutanga gave reliable variogram parameters that were used in the kriging equations, deposit specific variography has not been undertaken at Dibwe. In order to upgrade Dibwe resources to higher categories, valid directions and ranges of grade continuity need to be established using Dibwe domain data from additional drilling.

6.
The number of QAQC samples submitted overall was low (91) and it is advisable that in future drilling campaigns, this number should be increased to be more representative. It is highly advisable that, as a matter of course, QAQC data should be analysed concurrently with drilling. By doing this, if issues arise, it allows for the laboratory to be consulted, samples re-assayed and procedures reviewed if necessary, resulting in problems being resolved at the time and prevented for the rest of the campaign.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
21.0 REFERENCES
Chisholm, J. and Doepel, J., December 2005, Resource Estimation Mutanga-Dibwe Uranium Project Zambia, Continental Resource Management Pty Ltd (CRM), Internal Report.
Green, JD., 2006 Renewal Application Prospecting Licence LS PL 237 “The Kariba Uranium Project” Southern Province Republic of Zambia, GeoQuest Limited, Internal Report.
Fugro, July 2008, Technical Proposal Helicopter Borne Magnetic Horizontal Gradient (MIDASTM) and Radiometric Geophysical Survey Programme Near Lake Kariba,
Zambia, Fugro, Internal Report.
Mwalimu, SM., January 2009, Letter RE Application for Renewal of Large Scale Prospecting Licence - LPL237, Republic of Zambia Mines Development Department, Lusaka, Correspondence.
QEMSCAN, July 2006, QEMSCAN Analysis of 12 U-Ore Samples for U Classification. SGS Lakefield Ore Test — Ref No: BAMF00017a, QEMSCAN, Internal Report.
Titley, M. and Williams, D., August 2006, Announcement to the Australian Stock Exchange: 29 August 2006 JORC Compliant resource Increases by 25% at Kariba Project, OmegaCorp Limited, ASX Website.
Titley, M. and Williams, D., November 2006, Announcement to the Australian Stock Exchange: 13 November 2006 Scoping Study Confirms Strong Cash Margins Expected from Kariba Project, OmegaCorp Limited, ASX Website.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
22.0 DATE AND SIGNATURE PAGE
The following people are responsible for supervising and or preparing this report:

Name :	Malcolm Titley
Degree and Professional Association:	BSc, MAusIMM, MAIG
Position:	Principal, CSA Global (UK) Ltd
Signuature:
Date:	19 March 2009

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
23.0	ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORTS ON DEVELOPMENT PROPERTIES AND PRODUCTION PROPERTIES
There are no additional data or information relating to this section.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
24.0 ILLUSTRATIONS
All illustrations for this report have been included in appropriate sections.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
25.0 CERTIFICATES AND CONSENTS
2 Peel House, Barttelot Road
Horsham, West Sussex RH12
1DE United Kingdom
Phone: + 44 1403 255 969
Fax:     + 44 1403 240 896
Email: csauk@csaglobal.com
19 March 2009
Certificate of Qualification and Non Interest
I, Malcolm Titley, do certify the following:
•	That I am a Principal of CSA Global UK Ltd (CSA) with the office at 2 Peel House, Barttelot Road, Horsham, West Sussex, RH12 1DE, United Kingdom.

•	That I am a graduate of the University of Cape Town, South Africa, with a degree of Bachelor of Science, Geology & Chemistry (1979).

•
That I have practised my profession as a geologist in the minerals industry for twenty seven (27) years. ☐ That I am a member in good standing of the Australasian Institute of Mining and Metallurgy (AusIMM) and the Australasian Institute of Geoscientists (AIG).

•	That I am a “Qualified Person” for purposes of National Instrument 43-101 (“NI 43-101”).

•	That I am the author of the technical report titled ‘NI43-101 Technical Report, The Mutanga Project.

•	That I am responsible for the preparation of all sections of the Technical Report and have had no prior involvement with The Mutanga Project.

•
That, as of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

•	That I have read the NI 43-101, Companion Policy 43-101CP and Form 43-101F1 and the statement of resources in the Technical Report is in compliance with NI 43-101 and Form 43-101F1.
Yours sincerely,
Malcolm Titley
Principal Consultant
CSA Global (UK) Ltd

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
2 Peel House, Barttelot Road
Horsham, West Sussex RH12 1DE
United Kingdom
Phone: + 44 1403 255 969
Fax:     + 44 1403 240 896
Email: csauk@csaglobal.com
19 March 2009
Ontario Securities Commission
British Columbia Securities Commission
Dear Sirs/Mesdames,
Consent of Expert
Malcolm Titley,
The undersigned has been responsible for preparing or supervising the preparation of all of the Technical Report The Mutanga Project to be filed with the above listed securities commissions by Denison Mines Corp. Pursuant to Section 8.3 of National Instrument 43-101 – Standards of Disclosure for Mineral Projects, this letter is filed as the consent of the undersigned to the public filing of such Technical Report and to extracts from or a summary of, the Technical Report in the news release dated 19 March 2009 (the “Disclosure”). The undersigned confirms that he has read the Disclosure and that the Disclosure fairly and accurately represents the information in the Technical Report and the Technical Report supports the Disclosure.
Yours sincerely
Malcolm Titley
Principal Consultant
CSA Global (UK) Ltd

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Appendix 1: Examples of Core Logging Schemes and Field Sheets

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Selected examples of detailed logging sheets from diamond drill hole number DMD 78000-03.

Feb 22, 2009
Page 1 of 47

OMEGA CORP MINERALS DETAILED LOG

OMEGACORP LIMITED — DENISON MINES

Hole Number: **DMD78000-03**

Datum:	UTM-35S	Hole Depth:	100.00	Property:	Mutanga
Northing:	8191627.11	Probe Depth:	98.71	Prospect:	DM
Easting:	660281.61	OB Depth:	0.50	Lease #:	PL237
Elevation:	610.90	Water Depth:	67.08	NTS:	35K
Collar Dip:	-90.00			Local Grid:	LG:
Collar Azimuth:	360.00	Casing Size:	125mm	Easting:	78000.00
Hole Type:	DD	Casing Depth:	3M	Northing:	11300.00
Core Size:	HQ3	Casing Status:		Elevation:	500.00
Dip/Azi Test Method:	CO	Core Location:	MFC	Section:	78000E
Oriented Core Method:		Core Box Location:		Zone:	1
Radiation Probe:	YES	Core Status:	EC	Drill Contractor:	Dx Drilling
Resistivity Probe:	NO			Date Started:	July 28, 2008
Probe 1 Model-Serial #:		Hole Status:	DRLS	Date Completed:	July 30, 2008
Probe 2 Model-Serial #:		Hole Marked:	YES	Logged By:	
Probe 3 Model-Serial #:		Is Cemented:	N	Logged On:	7/31/2008
		Collar Survey:	Y	Hole Verified:	N

Hole Purpose: To test the resource between the Mutanga and Dibwe Prospects

Drilling Comments: Site cleaned

Summary of Results:

Summary of DH Geophysics Results:

DOWNHOLE SURVEY

Depth	Dip	Azimuth	Test Type	Flag	Depth	Dip	Azimuth	Test Type	Flag	Depth	Dip	Azimuth	Test Type	Flag	Depth	Dip	Azimuth	Test Type	Flag
0	-90.00	0	CO	O	**41.0000**	-89.80	72.50	EZ	O	**80.0000**	-89.20	24.40	EZ	O	**100.0000**	-89.50	249.10	EZ	O

Feb 22, 2009
Page 2 of 47

OMEGA CORP MINERALS DETAILED LOG

OMEGACORP LIMITED — DENISON MINES

Hole Number: **DMD78000-03**

MAJOR ROCK INTERVAL SUMMARY

From (m)	To (m)	ROCK UNIT	From (m)	To (m)	ROCK UNIT	From (m)	To (m)	ROCK UNIT	From (m)	To (m)	ROCK UNIT	From (m)	To (m)	ROCK UNIT
0	0.50	OVR	0.50	10.04	SST	16.24	39.50	SST	39.50	41.56	SHL	41.56	64.60	SST
64.60	68.44	SHL	68.44	85.15	SST	85.15	90.32	CLY	90.32	100.00	SST	95.85	97.23	CLY
10.04	16.24	SLT	90.32	92.04	MCL	97.23	98.50	SHL	10.04	16.24	SST	19.50	19.63	SHL
45.76	49.24	SHL	67.95	68.10	SST	72.02	72.16	SHL	72.48	72.58	MDS	72.58	76.32	SHL
89.27	90.03	SST												

STRATIGRAPHIC INTERVAL SUMMARY

From (m)	To (m)	STRATIGRAPHIC UNIT	From (m)	To (m)	STRATIGRAPHIC UNIT	From (m)	To (m)	STRATIGRAPHIC UNIT	From (m)	To (m)	STRATIGRAPHIC UNIT	From (m)	To (m)	STRATIGRAPHIC UNIT
90.32	92.04		0	0.50		0.50	10.04	EGF	10.04	16.24	EGF	16.24	39.50	EGF
39.50	41.56	EGF	41.56	64.60	EGF	64.60	68.44		68.44	85.15	EGF	85.15	90.32	EGF
90.32	100.00	EGF	95.85	97.23	EGF	97.23	98.50		10.04	16.24	EGF	19.50	19.63	EGF
45.76	49.24	EGF	67.95	68.10	EGF	72.58	76.32	EGF	72.48	72.58		72.02	72.16	EGF
89.27	90.03	EGF

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Feb 22, 2009

OMEGACORP LIMITED

OMEGA CORP MINERALS DETAILED LOG

DENISON MINES

Page 6 of 47

Hole Number: **DMD78000-03**

Non-Oriented Core Measurements

Depth At (m)	Structure Type	Structure Intensity	Alpha	Fill Type	Fill Thickness (mm)	Fill Min 1	Fill Min 2	Depth At (m)	Structure Type	Structure Intensity	Alpha	Fill Type	Fill Thickness (mm)	Fill Min 1	Fill Min 2
6.34	BD	4	20	BAND	2.0	HEM		3.90	FRC	5	80				
3.80	JNT	5	40					9.70	FRC	4	85				
10.04	CON	5	1					16.24	CON	4	1				
14.05	JNT	4	1					15.20	BD	4	5				
19.12	BD	4	2					21.63	FLD	4		FLD	2.0	HEM	SER
23.36	FRC	5	80	FRC	1.0	AUT	CB	39.50	CON	2	2				
29.80	FRC	5	90	FRC	2.0	AUT	CB	27.00	BD	4	5				
41.56	CON	4	5					75.72	BD	4	40				

Feb 22, 2009

OMEGACORP LIMITED

OMEGA CORP MINERALS DETAILED LOG

DENISON MINES

Page 7 of 47

Hole Number: **DMD78000-03**

Geotechnical Core Measurements

From (m)	To (m)	Recovery %	RQD %	Frac Freq Per (m)	Core Loss/Gain	Longest Piece (m)	From (m)	To (m)	Recovery %	RQD %	Frac Freq Per (m)	Core Loss/Gain	Longest Piece (m)
95.00	98.00	95.7	25.0	0	0.13	0.75	92.00	95.00	97.7	97.7	0	0.07	0.97
98.00	100.00	110.0	81.5	0	-0.20	0.60	0	2.00	69.5	45.0	0	0.61	0.24
2.00	5.00	99.3	55.0	0	0.02	0.25	5.00	8.00	99.0	90.0	0	0.03	0.42
8.00	11.00	99.7	36.3	0	0.01	0.58	11.00	14.00	100.0	0	0	0	
14.00	17.00	103.0	27.3	0	-0.09	0.37	17.00	20.00	100.3	67.7	0	-0.01	0.40
20.00	23.00	98.3	72.3	0	0.05	0.74	23.00	26.00	100.0	68.0	0	0	0.51
26.00	29.00	100.3	68.0	0	-0.01	0.40	29.00	32.00	94.0	10.7	0	0.18	0.40
32.00	35.00	92.0	39.7	0	0.24	0.33	35.00	38.00	100.0	95.0	0	0	0.59
38.00	41.00	99.3	31.7	0	0.02	0.32	41.00	44.00	97.7	57.7	0	0.07	0.45
44.00	47.00	95.3	55.0	0	0.14	0.61	47.00	50.00	81.7	70.0	0	0.55	0.50
50.00	53.00	97.0	92.3	0	0.09	0.43	53.00	56.00	99.0	69.3	0	0.03	0.48
56.00	59.00	101.3	49.0	0	-0.04	0.45	59.00	62.00	98.3	77.7	0	0.05	0.50
62.00	65.00	89.7	35.0	0	0.31	0.40	65.00	68.00	103.0	0	0	-0.09	
68.00	71.00	94.7	64.0	0	0.16	0.43	71.00	74.00	98.7	85.0	0	0.04	0.42
74.00	77.00	94.3	15.3	0	0.17	0.18	77.00	80.00	95.3	88.3	0	0.14	0.44
80.00	83.00	92.3	77.7	0	0.23	0.32	83.00	86.00	89.3	60.3	0	0.32	0.38
86.00	89.00	100.0	0	0	0		89.00	92.00	100.7	55.7	0	-0.02	0.70

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

Feb 22, 2009
Page 45 of 47

OMEGACORP LIMITED

OMEGA CORP MINERALS DETAILED LOG

DENISON MINES

Hole Number: **DMD78000-03**

Chemical Analysis

Sample #	From (m)	To (m)	U3O8Plot_ppm_XRF	U3O8_ppm_XRF	U3O8_ppm_FXRF	eU3O8_ppm_avgG	U_ppm_XRF	Sr_ppm_XRF	Th_ppm_XRF
DMD78000-03-001	0	1.00				16.5000			
DMD78000-03-002	1.00	2.00				41.0200			
DMD78000-03-003	2.00	3.00				35.2800			
DMD78000-03-004	3.00	4.00				28.7800			
DMD78000-03-005	4.00	5.00				24.8600			
DMD78000-03-006	5.00	6.00				29.8800			
DMD78000-03-007	6.00	7.00				33.9200			
DMD78000-03-008	7.00	8.00				26.6600			
DMD78000-03-009	8.00	9.00				21.0600			
DMD78000-03-010	9.00	10.00				30.6000			
DMD78000-03-011	10.00	11.00				33.1000			
DMD78000-03-012	11.00	12.00				34.6800			
DMD78000-03-013	12.00	13.00				37.4200			
DMD78000-03-014	13.00	14.00				36.5600			
DMD78000-03-015	14.00	15.00				33.4600			
DMD78000-03-016	15.00	16.00				36.8000			
DMD78000-03-017	16.00	17.00				29.7000			
DMD78000-03-018	17.00	18.00				18.1400			
DMD78000-03-019	18.00	19.00				18.1200			
DMD78000-03-020	19.00	20.00				24.2800			
DMD78000-03-021	20.00	21.00				32.5200			
DMD78000-03-022	21.00	22.00				25.9000			
DMD78000-03-023	22.00	23.00				35.0000			
DMD78000-03-024	23.00	24.00				602.6000			
DMD78000-03-025	24.00	25.00				179.8600			
DMD78000-03-026	25.00	26.00				52.1400			
DMD78000-03-027	26.00	27.00				52.4000			
DMD78000-03-028	27.00	28.00				143.3200

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Selected examples of detailed logging sheets from RC hole number DMC 75600-03.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Appendix 2: Drill Core Handling Procedure

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
1-	Drill hole logging procedures at Mutanga are:
a.	Hole is drilled.

b.	Hole is probed.

c.	Core is brought to core yard.

d.	Core yard supervisor records core location, date etc.

e.	Core is washed.

f.	Trays are laid out in order.

g.	Gamma probe data is processed.

h.	Gamma probe data is printed in WellCAD and Gamlog,

i.	Geologist interprets lithologies, structures and mineralisation in Gamlog (i.e. at 10cm resolution) WITHOUT reference to the core (yet),

j.	Geologist and core yard technician inspect the core; objective is for Geologist to locate the lithologies, structure(s) and mineralisation identified in Gamlog in the core,

k.	Geologist to check whether the core block depths correlate with these features,
i.	If OK, proceed to step 1,

ii.
If there are errors, geologist is to use a TEMPORARY marker (eg lead pencil) and, moving up and down from the feature, make metre marks on the core all the way to the next feature OR until the depths tally with the core blocks,

iii.	Repeat the previous step up and down from the each feature until the temporary marks are aligned. Only when this happens can it be said that the core depths correlate with the gamma probe depths,
l.	Using a permanent marker, mark the depth on the core with large, clear lines and arrow heads as shown in the diagram,
i.	Core yard technician(s) to calculate and record the following STRAIGHT INTO DH Logger (NO PAPER COPIES OR INTERMEDIATE SOFTWARE eg EXCEL):
1.	Core recovery,

2.	Longest piece,

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
3.	Scintillometer readings:
NOTE: SCINTILLOMETER READINGS ARE TO BE ENTERED DIRECTLY INTO DHLogger – NO pieces of paper, NO subsequent data entry and NO intermediate software (eg Excel)
a.	At 50cm intervals IN THE TRAY – do not remove (because there is no way of ensuring that each piece sampled will be the same size),

b.	When a reading exceeds 700cps, takes readings every 10cm up and down to the next 50cm mark.
ii.	Core yard technician to mark each core tray with the following:
1.	On end and long side: Hole ID, Tray Number, Depth From, Depth To. (Add yellow sticker (if available) with this information on the end).

2.	On upper side, top box edge: Hole ID, Tray Number, Depth From.

3.	On upper side, bottom box edge: Depth To.
iii.	Geologist check outs drill log to laptop; now ready to log core.

iv.	Geologist logs the core:
1.	Lithology (major and minor)
a.	Escarpment Grit Formation Package C à B boundary

b.	Escarpment Grit Formation Package B à A boundary

c.	Escarpment Grit Formation Package A à Madumabisa Mudstone boundary

d.	Correlatable mudstone boundaries (in accordance with cross section information)

e.	Other significant, unusual or potentially correlatable lithologies.
2.	Alteration:
a.	Identify zones of limonite, hematite and goethite by colour.
3.	Structure
a.	Alpha angles

Most core is too broken to permit orientation marks and lines so the collection of beta angles (i.e. angle of rotation against a line running down the bottom of the hole is difficult – or not possible. Thus, record the alpha angles, i.e. the angle to the long core axis. Try to record at least one bedding plane per tray – as well as every measurable contact between the key lithologies.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
b.	Fault(s)

c.	Other significant, unusual or potentially correlatable structures.
4.	Mineralisation (in conjunction with WellCAD and Gamlog data)
a.	Confirm/refute high grade zones (i.e. +700cps) as indicated by the scint data.

b.	Attempt to identify ore mineral species and habit.
5.	Any other information or comments.
v.	Geologist returns to the office.
1.	Adds the collar survey data,

2.	Adds drill hole summary.

3.	Checks the hole into the Central database.
vi.	MEANWHILE the core trays are photographed
1.	Dry, then

2.	Wet.
vii.	The photography technician:
1.	Downloads the core photos to the server and

2.	Edits the file name to show Hole ID, Depth From, Depth To and Wet or Dry.
viii.	The core yard technician:
1.	Stacks the core into the racks,

2.	Notes the Shed, Row, Bay and shelf number,

3.	Enters this data into DHLogger.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Appendix 3: Down Hole Geophysics Procedure

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
This procedure is followed by trained technicians at site; under supervision of a project geologist as required.
•	When doing the down hole geophysical logging some tools which are required are:
•	Computer (Laptop) with the

•	matrix Soft ware

•	Matrix and Winch Probe (probing tool)

•	Power (Generator)

•	Docking station for the Laptop to cool it and charge it at the same time.
•	The power supply cables are connected to the Matrix and the Winch

•	The USB cable is connected between the computer and the matrix.

•	the 19 pin single cable should be connected to the matrix and the winch because it brings data from the winch to the matrix

•	The bulk head is cleaned and well connected to the probe because when these two are connected together they will be able to bring information from the probe itself to the computer.

•	After all the connections are done open the matrix soft ware in your computer by double clicking•

•	Click the arrow pointing down in the tool panel to select the tool you are using.

•	Give power to the tool you are using by clicking ON in the tool panel and test if the tool is receiving power by clicking ON in the Acquisition panel

•	Zero the tool by clicking the sign of maximizing in the depth panel on top right side

•	Pull the list box to select either going up or down and click ON that is in the acquisition panel. Also to write the Hole ID click the black dot , after then save it and run the winch

•	to stop “click the black squire in the acquisition panel” and check the data

•	The maximum speed should be 5.0m per minute if more that more errors will appear and the data will be bad.

•	To Close the programme right on the depth

•	on the dash board there are six panels namely:
•	Depth panel

•	Tool panel

•	Telemetry panel

•	Acquisition

•	Browsers And processor panel

•	Status Panel
1.	Depth panel

The depth panel displays depth information and logging speed, it also allows the user to change the depth value and zero the tool before beginning the logging run.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
2.	Tool panel:

Displays the currently selected tool type .It also displays the actual tool power supply voltage and current consumption. It also gives the control of tool specific function such as caliper. It provides the means to switch to power ON and OFF.

3.	Telemetry panel:

It shows the information about the data sampling and provides the facility to tune communication setting as appropriate. There are three led panel which displays;
I.	Data sec: rate of data sampling.

II.	Data: Indicates the number of data samples read unique to a recording or in the replay session.

III.	Errors: Counts the error or number of times during the acquisition that the system failed to obtain valid data upon request. When data is not correctly received, the status led shows red.

•	A tab labelled “setting” allows you to set the type of winch, which may be used.
4.	Acquisition panel:

This panel is used to select data recording modes; set sampling rate, start and stop data recording. There are options to select through the drop down menu and these are;
•	Time

•	depth up

•	Depth down.
5.	Browser and processer panel:

This controls starting and stopping of client processor which consists of applications that support such function as data processing on screen display and printing.

6.	Status panel:

This displays the status of the various component of the logging system, where a green light indicates correct operation and a red light indicate an error.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Appendix 4: Gamma Probe Calibration Data (2007-2008)

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Gamma Probe Calibration Data from the 2007-2008 Omega Drilling Campaign. This appendix comprises internal Omega e-mail communication detailing gamma probe calibration data in the US and on-site via test hole probing, and associated discussion. This information is referred to in Section 17.3.2.

TO:	Roger Staley
CC:	all other users
From:	Ken Sweet
Subject:	Gamma Calibration
Date:	20 August 2008
The calibration numbers below are to be used for uranium calculations. Drill holes logged before Aug 2008 should continue to use the old numbers.
Grade=Cal*CPS
Of course corrections must be made for dead time and bole conditions.
Calibration factors to use as of 20 August 2008

Tool	Cal	Dead	N3	U3	U2	U1	Date/Location
2PGA3732_2PEA3742	1.19E-05	7.40	17330	29548	58347	86393	Oct 2007/GJ
2PGA4184_2PEA4073	1.26E-05	6.90	16245	28060	57286	85465	Aug 2008/GJ	Repaired
2PGA3443_2PEA3449	1.23E-05	7.25	16990	29003	58330	86525	May 2008/GJ
2PGA4296_2pea4340	1.22E-05	7.30	17032	29223	58213	86156	Aug 2008/GJ	New tool
Tool 2PGA4184_2PEA4078 was sent back to the manufacture for repair. Water had leaked into the tool.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Calibration factors to use as of 31 May 2008

Tool	Cal	Dead	N3	U3	U2	U1	Date/Location
2PGA3732_2PEA3742	1.19E-05	7.400	17330	29548	58347	86393	Oct 2007/GJ
2PGA3732_2PEA4078	1.20E-05	7.200	17349	29588	58978	86251	Oct 2007/GJ
2PGA4184_2PEA3742	1.23E-85	6.600	17302	29591	60114	91485	Oct 2007/GJ
2PGA4184_2PEA4078	1.23E-05	6.600	17222	29581	60208	91339	Oct 2007/GJ
2PGA3443_2PEA3449	1.23E-5	7.25	16990	29003	58330	86525	May 2008/GJ
Tool 2PGA3443_2PEA3449 malfunctioned and was returned to Mr. Sopris for repairs. After the repair the tool was recalibrated at Grand Junction, Colorado, USA. The old and new calibration factors are shown below. There is very little difference, the tool has not changed.
Holes logged prior to the repair, May 2008 should use the Oct 2007 factors shown below. New logging should use the new factors, May 2008. Pipe factors and water factors have not changed.

Tool	Cal	Dead	N3	U3	U2	U1	Date/Location
2PGA3443_2PEA3449	1.25E-5	7.30	17330	29548	58347	86393	Oct 2007/GJ
2PGA3443_2PEA3449	1.23E-5	7.25	16990	29003	58330	86525	May 2008/GJ

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

TO:	Roger Staley
CC:	all other users
From:	Ken Sweet
Subject:	Gamma Calibration
Date:	20 August 2008
As part of the continuing log quality control program drill hole MTD52050-05 has been logged several times to check the consistency of the grade calculations.
Individual zones have not been compared. I have compared the mineralization from 15.95 meters to 30.5 meters. Using a thick mineralized zone minimizes any depth errors and provides a good statistical comparison.

			Avg	GT	%
Tool	date	Thick	PPM	(M*PPM)	variation
2PGA4184_2PEA4078	10-Mar-08	14.10	284	401	2.0%
2PGA3443_2PEA3449	10-Mar-08	14.10	289	407	3.6%
2PGA3732_2PEA3742	10-Mar-08	14.10	290	409	4.0%
2PGA4184_2PEA4078	14-Apr-08	14.10	288	406	3.4%
2PGA3443_2PEA3449	14-Apr-08	14.10	302	426	8.4%
2PGA3732_2PEA3742	14-Apr-08	14.10	296	418	6.3%
2PGA3443_2PEA3449	5-Jun-08	14.10	247	348	-11.4%
2PGA3443_2PEA3449	12-Aug-08	14.10	245	345	-12.1%
2PGA3732_2PEA3742	20-Aug-08	14.10	267	376	-4.2%
		Average=	279	393
Two tools are being shipped back this week with new calibrations. As soon as the tools arrive in Zambia we will relog the holes and make another comparison.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

TO:	Japhet
CC:	Roger, Logging operators, Geologists
Subject	Comparison of tools 2PGA4296_2PEA4340 and 2PGA4184_2PEA4078
From:	Ken Sweet
Date:	11 Sept 2008
You sent me two logs of drill hole MTD51900-04 logged with the two newly calibrated logging tools, 2PGA4296_2PEA4340 and 2PGA4184_2PEA4078. You send me the raw data, the gamlog printout, and your comparison spreadsheet. You did a good job.
I have redone the spreadsheet so it is easier for me to compare the data. My copy is attached.
The best way to compare is to sum the entire mineralized zone. Individual 10 cm measurements can be different, the tool position might be little different.
Here the comparison is excellent:

	Sum of grades	Tool
Sum grades 0.5-14.0=	90143	2PGA4296_2PEA4340
Sum grades 0.5-14.0=	89326	2PGA4184_2PEA4078
Percent difference	0.9%
I would like to see the data from the bent tool in this hole.
We need to log all three tools in drill hole DH MTD52050.
As you said in your Skype chat we should survey the hole 1 time per month. We should schedule for the first day of each month.

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009
Appendix 5: Reduced Area Boundary PL LS 237

CSA Global (UK) Ltd. — NI 43-101 Technical Report Mutanga Project, Zambia — 19 March 2009

	Deg.Min.Sec		ARC1950 35S
ID	Longitude	Latitude	East	North	Description
A	28.13.06	-16.33.00	630000.0	8169992.0	Due west of U
B	28.13.06	-16.30.06	630032.3	8175339.2	Due north of A
C	28.15.06	-16.27.54	633615.6	8179374.0	Diagonally (45 degrees) from B
D	28.17.12	-16.27.36	637355.9	8179903.7	Diagonally (85 degrees) from C
E	28.19.12	-16.24.12	640955.7	8186150.0	Diagonally (35 degrees) from D
F	28.19.12	-16.22.06	640980.9	8190022.3	Due north of E
G	28.24.30	-16.18.06	650467.8	8197334.8	Diagonally (45 degrees) from F
H	28.28.12	-16.16.42	657076.1	8199869.9	Diagonally (50 degrees) from G
I	28.34.06	-16.13.30	667630.8	8205692.7	Diagonally (45 degrees) from H
J	28.42.30	-16.11.06	682635.1	8209999.1	Diagonally (40 degrees) from I
K	28.42.30	-16.11.06	682635.1	8209999.1	Due East of J
L	28.33.18	-16.22.18	666081.8	8189475.9	Diagonally (210 degrees) from K
M	28.37.42	-16.26.54	673847.8	8180931.6	Diagonally (150 degrees) from L
N	28.32.12	-16.31.06	664000.0	8173263.0	Diagonally (215 degrees) from M
O	28.26.12	-16.32.24	653308.5	8170944.6	following the lake outline
P	28.22.42	-16.32.24	647082.7	8170988.1	Due west of O
Q	28.23.00	-16.31.48	647623.9	8172090.9	following the lake outline
R	28.25.12	-16.29.18	651570.0	8176673.6	Diagonally (45 degrees) from Q
S	28.24.18	-16.28.30	649978.9	8178160.0	Diagonally (315 degrees) from R
T	28.20.30	-16.31.42	643177.9	8172305.3	Diagonally (220 degrees) from S
U	28.16.00	-16.33.00	635158.0	8169960.1	following the lake outline
A	28.13.06	-16.33.00	630000.0	8169992.0	Due west of U
Table 4.1(a): Co-ordinates of PL LS 237 6 January 2009